SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[X] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              CHS ELECTRONICS, INC.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The value was determined by adding the following elements of the consideration to be received by the Registrant in the transaction: (a) $11 million in cash, (b) $47 million of corporate guarantees of the Registrant to be cancelled and (c) the 10% interest in NewCo to be received by the Registrant, which is valued at $10 million.
    4) Proposed maximum aggregate value of transaction: $68,000,000
    5) Total fee paid: $13,600
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                                   [CHS LOGO]

                EXCHANGE TRANSACTION WITH JOURNEY HOLDINGS, LTD.
                           YOUR VOTE IS VERY IMPORTANT

         The Board of Directors of CHS Electronics, Inc. has recommended and approved a transaction in which CHS and a to-be-formed subsidiary of Journey Holdings, Ltd., referred to in the accompanying Proxy Statement as "NewCo," will conduct an asset exchange. CHS will transfer to NewCo all of its equity interests in substantially all of its European subsidiaries in exchange for $11 million in cash or releases of existing indebtedness of CHS totaling $11 million, cancellation of up to $287.5 million of indebtedness of CHS and 10% of the stock of NewCo (the "Exchange Proposal"). CHS is seeking your vote for this important transaction.

         CHS is an international distributor of microcomputers, peripherals, and software. As of January 2000, CHS distributes its products to over 100,000 resellers in approximately 30 countries in Europe, Latin America, Asia, the Middle East and Africa. Journey Holdings, Ltd. is a Gibraltar company controlled by Mark Keough, the former Chief Operating Officer of CHS. CHS has no ownership interest in Journey Holdings, Ltd.

         The exchange transaction described above between CHS and NewCo is subject to the approval of the shareholders of CHS and to the successful completion of a second exchange transaction between NewCo, on the one hand, and the bondholders and certain creditors of CHS, on the other. Under the second exchange transaction, NewCo would offer $19 million in cash, $75 million aggregate principal amount of 10% six year notes issued by NewCo, and warrants to acquire a total of 20% of the equity of NewCo in exchange for (i) the currently outstanding $200 million aggregate principal amount of 9.875% fixed rate notes of CHS, (ii) the currently outstanding $40.5 million aggregate principal amount of floating rate convertible debentures of CHS, and (iii) up to $47 million of indebtedness of the European subsidiaries of CHS that are currently in liquidation or receivership, which indebtedness is guaranteed by CHS. CHS is not required to proceed with its exchange transaction with NewCo unless holders of at least 95% of the fixed rate notes and 95% of the claims under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership participate in the second exchange transaction with NewCo. At the closing of the exchange transaction between CHS and NewCo, NewCo will: (i) deliver to CHS the fixed rate notes and the floating rate convertible debentures that it acquires in the exchange offer, (ii) provide CHS with releases from the beneficiaries of the guarantees that have participated in the exchange offer, (iii) pay CHS $11 million in cash or provide CHS with releases of existing indebtedness of CHS totaling $11 million and (iv) issue to CHS 10% of NewCo's stock. In return, CHS will transfer to NewCo the stock of substantially all of its European subsidiaries.

         After the proposed exchange transaction between CHS and NewCo, CHS intends to create an e-commerce distribution business that will ship products from a central distribution center in the Netherlands. CHS intends to conduct this business through a new company to be called CHSE.com and The PC Way, a European assembler of PCs which is owned equally by CHS and Trigem Computer. Following the exchange, CHS will also have a majority interest in a Latin American e-commerce business shipping microcomputers, peripherals and software to resellers in Latin America, a 49% interest in five of its former Latin American distributors and other minority interests in former CHS subsidiaries.

         CHS does not expect any payment to be made to its common shareholders upon consummation of the exchange transaction with NewCo described above, and CHS believes that any payment to its shareholders in the future ultimately will depend upon the success of CHS in implementing its e-commerce strategy.

         Although the proposed exchange transaction between CHS and NewCo will not result in any proceeds to the common shareholders of CHS, CHS believes that if you do not approve this transaction and CHS does not receive the cash and cancellation of indebtedness contemplated by this transaction, CHS will not be able to satisfy its creditors and will be forced to seek protection immediately by filing for bankruptcy. In light of its current financial position, and in order to induce Journey to enter into the agreement to conduct the asset exchange with CHS, CHS has agreed with Journey that, if the second exchange transaction between NewCo and the bondholders and creditors of CHS is unsuccessful, or if the shareholders of CHS do not approve the exchange transaction between CHS and NewCo, or if a bankruptcy petition under U.S. law has been filed against CHS or any of the United States subsidiaries that own the companies to be transferred to NewCo pursuant to the exchange transaction, then CHS and such United States subsidiaries of CHS will voluntarily file for bankruptcy. In such a bankruptcy proceeding, CHS will attempt to accomplish the same exchange transaction as that which is described in the accompanying Proxy Statement. However, in a bankruptcy proceeding it is unlikely that there would be any assets remaining for common shareholders. Accordingly, CHS believes the approval and consummation of the proposed exchange transaction offers the best chance for its common shareholders to receive value for their equity interest in CHS. There can be no assurance, however, that if you approve the proposed exchange transaction CHS will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors. As a result, CHS may in any event be required to seek bankruptcy protection in the future.

         As of September 30, 1999, CHS had a tangible book deficit of approximately $142 million. On a pro forma basis, after giving effect to the proposed exchange transaction and application of the proceeds, as of September 30, 1999, CHS would have had a tangible book value of approximately $152.8 million. See "Unaudited Pro Forma Condensed Consolidated Financial Information." This pro forma information is not necessarily indicative of the financial position which would actually have been reported had the proposed asset exchange occurred at September 30, 1999 or which may be reported in the future.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the exchange transaction described in the accompanying Proxy Statement. If you fail to return your card, unless you appear in person at the CHS special meeting, the effect may be that a quorum will not be present at the special meeting and no business will be able to be conducted.

         The date, time and place of the special meeting are as follows:

                                 March 22, 2000
                             10:00 a.m. (local time)
                           2000 Northwest 84th Avenue
                              Miami, Florida 33122

         The accompanying Proxy Statement provides you with detailed information about the proposed exchange transaction. You may also obtain information about CHS from documents filed with the Securities and Exchange Commission. We encourage you to read the Proxy Statement, including its annexes, completely and carefully.

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF MATERIAL RISKS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE PROPOSED TRANSACTION WITH JOURNEY HOLDINGS, LTD.

         The Proxy Statement is dated February 1, 2000 and is first being mailed to shareholders on or about February __, 2000.

                                            Sincerely,

                                            CLAUDIO OSORIO
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              CHS ELECTRONICS, INC.
                           2000 NORTHWEST 84TH AVENUE
                              MIAMI, FLORIDA 33122

                            NOTICE OF SPECIAL MEETING
                          TO BE HELD ON MARCH 22, 2000

To the Shareholders of CHS Electronics, Inc.:

         Notice is hereby given that a special meeting of shareholders of CHS Electronics, Inc., a Florida corporation, will be held at 10:00 a.m., local time, on March 22, 2000, at CHS's corporate offices located at 2000 Northwest 84th Avenue, Miami, Florida 33122, to consider and act upon the following proposals of CHS Electronics, Inc.

         1. a proposal recommended and approved by the CHS Board of Directors to approve the Exchange Agreement, dated as of December 14, 1999, between Journey Holdings, Ltd. and CHS, and the transactions contemplated thereby, which, among other matters, provides for the transfer by CHS of substantially all of its European subsidiaries to Journey Holdings, Ltd. in exchange for cash, stock and forgiveness of debt, as described in the Proxy Statement accompanying this notice (the "Exchange Proposal"); and

         2. the transaction of such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Only shareholders of record at the close of business on February 1, 2000 are entitled to notice of and to vote at the CHS special meeting or any adjournment or postponement of the special meeting.

         All shareholders are cordially invited to attend the CHS special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Proxy Statement accompanying this notice for more complete information regarding the Exchange Proposal.

         THE BOARD OF DIRECTORS OF CHS UNANIMOUSLY RECOMMENDS THAT CHS SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE EXCHANGE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. YOUR COOPERATION IS APPRECIATED.

                                          By Order of the Board of Directors

                                          ANTONIO BOCCALANDRO
                                          Director, Chief Officer of Mergers and
                                          Acquisitions and Secretary

Miami, Florida
February __, 2000

                                    IMPORTANT

 PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN
  TO ATTEND THE CHS SPECIAL MEETING. IF YOU USE THE ENCLOSED ENVELOPE ADDRESSED
                         TO CHS, NO POSTAGE IS REQUIRED.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS................................... 1
SUMMARY..................................................................... 3
         The Companies...................................................... 3
         The Special Meeting................................................ 3
         The Proposed Exchange Transaction.................................. 4
         Consequences of the Proposed Exchange Transaction.................. 4
         Shareholder Vote Required.......................................... 5
         Interests of Officers and Directors in the Proposed Transaction.... 5
         Conditions of the Proposed Exchange Transaction.................... 5
         Termination of the Exchange Agreement.............................. 5
         Opinion of CHS's Financial Advisor................................. 6
         Dissenter's Rights................................................. 6
         Reasons for the Proposed Exchange Transaction...................... 6
         Recommendation to Shareholders..................................... 6
RISK FACTORS................................................................ 7
FORWARD LOOKING INFORMATION................................................. 9
SELECTED FINANCIAL DATA OF CHS..............................................10
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................................12
CHS SPECIAL MEETING.........................................................20
         Date, Time and Place of Special Meeting............................20
         Purpose of the CHS Special Meeting.................................20
         Solicitation of Proxies............................................20
         Record Date; Voting Rights; Proxies................................20
         Quorum.............................................................21
         Certifying Accountants.............................................21
         Other Information..................................................21

PROPOSAL 1:
THE PROPOSED SALE OF ASSETS.................................................22
         Background of the Transaction......................................22
         Reasons of CHS for the Transaction.................................22
         Recommendation of the Board of Directors of CHS....................22
         Opinion of Financial Advisor to CHS's Board of Directors...........22
         Interests of Certain Persons.......................................22
         Dissenter's Rights.................................................23
MATERIAL PROVISIONS OF THE EXCHANGE AGREEMENT...............................24
         Representations and Warranties.....................................25
         Conditions to the Transaction......................................25
         Termination........................................................26
         Management Agreement...............................................27
MARKET PRICES AND DIVIDENDS.................................................28
BUSINESS OF CHS.............................................................29
         Recent Developments................................................29
         Industry...........................................................33
         Strategy...........................................................33
         Products and Customers.............................................34
         Vendor Relations...................................................34
         Sales, Marketing and Customer Support..............................35
         Competition........................................................36
         Employees..........................................................36
         Properties.........................................................36
         Legal Proceedings..................................................36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................................38
         Recent Developments................................................38
         Overview...........................................................38
         Results of Operations..............................................39
         Nine Months Ended September 30, 1999 Compared to
           Nine Months Ended September 30, 1998.............................39
         Year Ended December 31, 1998 Compared to Ended December 31, 1997...40 Year Ended December 31, 1997 Compared to Ended December 31, 1996...40
         Seasonality........................................................41
         Liquidity and Capital Resources....................................41
         Inflation..........................................................45
         Asset Management...................................................45
         Market Risk........................................................45
         Currency Risk Management...........................................46
         New Accounting Pronouncement.......................................47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................................48
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION..................50
         Treatment of CHS...................................................50
         Treatment of CHS Shareholders......................................50
DEFAULT UNDER CHS DEBENTURES................................................50
REGULATORY APPROVALS........................................................51
OTHER MATTERS; SHAREHOLDER APPROVALS........................................51
INDEPENDENT CERTIFYING ACCOUNTANTS..........................................51
WHERE TO FIND MORE INFORMATION..............................................51
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1

ANNEXES
         Annex A -- Exchange Agreement
         Annex B -- Opinion of Capitalink, L.C.
         Annex C -- Management Agreement

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:       WHY AM I RECEIVING THESE MATERIALS?

A: The Board of Directors of CHS Electronics, Inc. is providing these proxy materials to give you information to determine how to vote in connection with a special meeting of shareholders which will take place on March 22, 2000 at CHS's corporate offices located at 2000 Northwest 84th Avenue, Miami, Florida 33122

Q:       WHAT WILL BE VOTED ON AT THE SPECIAL MEETING?

A: Whether to approve an Exchange Agreement pursuant to which CHS will transfer all of its equity interests in substantially all of its European subsidiaries to Journey Holdings, Ltd. (the "Exchange Proposal").

Q:       WHY HAS THE BOARD OF DIRECTORS APPROVED THE EXCHANGE AGREEMENT?

A: Because the CHS Board of Directors believes that the exchange transaction with Journey Holdings, Ltd., if completed, might ultimately yield some value to CHS's shareholders. The Board of Directors believes that, if the transaction with Journey Holdings, Ltd. were not completed, CHS would have no alternative but to file for bankruptcy, which likely would yield no value for CHS shareholders. After the exchange transaction with Journey Holdings, Ltd., CHS will attempt to utilize the remaining assets owned by CHS in a manner that would allow CHS to satisfy its creditors and result in some value to CHS's common shareholders in the future.

Q:       WILL ANY OTHER MATTERS BE VOTED ON AT THE SPECIAL MEETING?

A:       No.

Q:       WHO CAN VOTE?

A: All shareholders of record as of the close of business on February 1, 2000.

Q:       WHAT SHOULD I DO NOW?

A: Please vote. You are invited to attend the special meeting. However, you should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting in case you are unable to attend. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United States.

Q:       WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING
         INSTRUCTION CARD?

A: It means your shares are registered differently or are held in more than one account. Please provide voting instructions for each proxy card that you receive.

Q:       HOW CAN I VOTE SHARES HELD IN MY BROKER'S NAME?

A: If your broker holds your shares in its name (or in what is commonly called "street name"), then you should give your broker instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your broker is not entitled to vote your shares and your shares will not be voted.

Q:       CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the special meeting. For shares held directly in your name, you may accomplish this by completing a new proxy or by attending the special meeting and voting in person. Attendance at the special meeting alone will not cause your previously granted proxy to be revoked unless you vote in person. For shares held in "street name," you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE EXCHANGE PROPOSAL?

A: A majority of all the votes entitled to be cast are required to approve the Exchange Proposal.

Q:       WHEN WILL THE PROPOSED EXCHANGE TRANSACTION TAKE EFFECT?

A: CHS expects that the proposed exchange transaction will be completed promptly after CHS shareholders approve the transaction at the special meeting, provided that the necessary regulatory approvals have been obtained and the second exchange transaction to be conducted by Journey Holdings, Ltd. with the bondholders and creditors of CHS has been successfully completed.

Q:       WILL I HAVE DISSENTER'S RIGHTS?

A: No. You will not be entitled to dissenter's rights as a result of the proposed exchange transaction.

                                     SUMMARY

                  THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE PROPOSED EXCHANGE TRANSACTION AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE EXCHANGE PROPOSAL, YOU SHOULD READ COMPLETELY AND CAREFULLY THIS PROXY STATEMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED.

                                  THE COMPANIES

In this Proxy Statement:

/bullet/ we refer to CHS Electronics, Inc. as "CHS" or the "Company"

/bullet/ we refer to Journey Holdings, Ltd. as "Journey"

/bullet/ we refer to the to-be-formed subsidiary of Journey that will conduct the exchange transaction with CHS as "NewCo"

CHS ELECTRONICS, INC.
2000 N.W. 84th Avenue
Miami, Florida 33122
(305) 908-7200

         CHS is a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. CHS presently operates in approximately 30 countries primarily in Western Europe, Eastern Europe and Latin America, and services an active customer base of approximately 100,000 resellers. In 1999, approximately 78% of the products sold by CHS were manufactured by approximately 20 equipment and software vendors, including such market leaders as Hewlett-Packard, IBM, Microsoft, Seagate, Compaq, Intel, Quantum, Western Digital, 3Com, Toshiba, Acer, Yakumo, Epson and Sun. CHS is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the third largest distributor of microcomputer products in the world and is one of the leading distributors in Western Europe, Latin America and Eastern Europe. CHS has no significant sales in the United States.

         CHS's business has suffered serious deterioration since April 1, 1999 due to a number of factors, including (i) a reduction of incentive programs by vendors, such as price protection, volume rebates and inventory protection rebates, which caused reductions in CHS's gross margins; (ii) the desire of manufacturers to eliminate CHS from the distribution channel for their products, and (iii) the reduction in the amount of credit extended to CHS by vendors and third party lenders.

         For further information concerning the business and results of operations of CHS, see "Business of CHS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

JOURNEY HOLDINGS, LTD.
Abbott Building, 2nd Floor
Tortola, B.V.I.
44-171-289-3753

         Journey is a Gibraltar company owned by Mark Keough, the former Chief Operating Officer of CHS. Journey was constituted on December 13, 1999. On December 14, 1999, CHS and Journey entered into a management agreement for the purpose of engaging Journey to manage those European subsidiaries of CHS that are the subject of the Exchange Proposal, pending the closing of the exchange transaction. Other than the management of those subsidiaries, Journey has no other operations.

NEWCO

         NewCo is a company to be formed by Journey for the purpose of engaging in the exchange transaction with CHS and the separate exchange transaction with the bondholders and creditors of CHS.

                          THE SPECIAL MEETING (PAGE 20)

         The special meeting of the CHS shareholders will be held on March 22, 2000 at 10:00 a.m. local time at CHS's corporate offices located at 2000 Northwest 84th Avenue, Miami, Florida 33122.

         The record date for CHS shareholders entitled to receive notice of and to vote at the CHS special meeting is February 1, 2000. At the close of business on that date, there were ________ shares of CHS common stock outstanding.

                   THE PROPOSED EXCHANGE TRANSACTION (PAGE 24)

         THE LEGAL DOCUMENT THAT GOVERNS THE PROPOSED EXCHANGE TRANSACTION IS THE EXCHANGE AGREEMENT BETWEEN CHS AND JOURNEY. THE EXCHANGE AGREEMENT IS ATTACHED TO THE BACK OF THIS PROXY STATEMENT AS ANNEX A (THE "EXCHANGE AGREEMENT"). YOU ARE ENCOURAGED TO READ THIS DOCUMENT COMPLETELY AND CAREFULLY.

                CONSEQUENCES OF THE PROPOSED EXCHANGE TRANSACTION

         Pursuant to the Exchange Agreement, CHS and NewCo will conduct an exchange transaction in which CHS will transfer to NewCo substantially all of its European subsidiaries in exchange for $11 million in cash or releases of existing indebtedness of CHS totaling $11 million, cancellation of up to $287.5 million of indebtedness of CHS and 10% of the stock of NewCo. This exchange transaction between CHS and NewCo is subject, among other things, to the approval of the transaction by the shareholders of CHS and to the successful completion of a second exchange transaction between NewCo, on the one hand, and the bondholders and certain creditors of CHS, on the other. Under this second exchange transaction, NewCo has agreed to offer $19 million in cash, $75 million aggregate principal amount of 10% six year notes issued by NewCo, and warrants to acquire a total of 20% of the stock of NewCo in exchange for (i) the currently outstanding $200 million aggregate principal amount of fixed rate notes of CHS (the "Notes"), (ii) the currently outstanding $40.5 million aggregate principal amount of floating rate convertible debentures of CHS (the "Debentures"), and (iii) up to $47 million of indebtedness of European subsidiaries of CHS that are currently in liquidation or receivership, which indebtedness is guaranteed by CHS. CHS is not required to proceed with its asset exchange with NewCo unless holders of at least 95% of the Notes and 95% of the claims up to $47 million under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership participate in the second exchange transaction with NewCo. At the closing of the exchange transaction between CHS and NewCo, NewCo will: (i) deliver to CHS the Notes and the Debentures that it acquires in its exchange transaction with the bondholders,
(ii) provide CHS with releases from the beneficiaries of the guarantees that have participated in the exchange transaction with NewCo, (iii) pay CHS $11 million in cash or provide CHS with releases of existing indebtedness of CHS totaling $11 million, and (iv) issue to CHS 10% of the stock of NewCo. In return, CHS will transfer to NewCo the stock of substantially all of its European subsidiaries. See "Material Provisions of the Exchange Agreement" for a more detailed description of the exchange transaction.

         After the proposed exchange transaction between CHS and NewCo, CHS intends to create an e-commerce distribution business that will ship products from a central distribution center in the Netherlands. CHS intends to conduct this business through a new company to be called CHSE.com and The PC Way, a European assembler of PCs which is owned equally by CHS and Trigem Computer. Following the exchange, CHS will also have a majority interest in a Latin American e-commerce business shipping microcomputers, peripherals and software to resellers in Latin America, a minority interest in five of its former
Latin American distributors and other minority interests in its former subsidiaries.

         CHS does not expect any payment to be made to its common shareholders upon consummation of the exchange with NewCo described above, and CHS believes that any payment in the future is unlikely, but will ultimately depend upon the success of CHS in implementing its e-commerce strategy.

         Although the proposed exchange transaction will not result in any proceeds to the common shareholders of CHS, CHS believes that if the shareholders of CHS do not approve this transaction and CHS does not receive the cash and cancellation of indebtedness contemplated by this transaction, CHS will not be able to satisfy its creditors and will be forced to seek protection immediately by filing for bankruptcy. In light of its current financial position, and in order to induce Journey to enter into the agreement to conduct the exchange transaction with CHS, CHS has agreed with Journey that, if the separate exchange transaction among NewCo and the bondholders and creditors of CHS is unsuccessful, or if the shareholders of CHS do not approve the exchange transaction between CHS and NewCo, or if a bankruptcy petition under U.S. law is filed against CHS or the United States subsidiaries of CHS that own the European subsidiaries, then CHS and such United States subsidiaries of CHS will voluntarily file for bankruptcy. In such a bankruptcy proceeding, CHS will attempt to accomplish the same exchange transaction as that which is described in this Proxy Statement. However, in a bankruptcy proceeding it is unlikely that there would be any assets remaining for common shareholders. Accordingly, CHS believes the approval and consummation of the proposed exchange transaction offers the best chance for its common shareholders to receive value for their equity interest in CHS. There can be no assurance, however, that if the transaction is approved by CHS shareholders, CHS will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors. As a result, CHS may in any event be required to seek bankruptcy protection in the future.

         As of September 30, 1999, CHS had a tangible book deficit of approximately $142 million. On a pro forma basis, after giving effect to the proposed exchange transaction and application of the proceeds, as of September 30, 1999, CHS would have had a tangible book value of approximately $152.8 million. See "Unaudited Pro

Forma Condensed Consolidated Financial Information." This pro forma information is not necessarily indicative of the financial position which would actually have been reported had the proposed exchange transaction occurred at September 30, 1999 or which may be reported in the future.

         Although the proposed exchange transaction is not expected to have any direct federal income tax effect on the common shareholders of CHS, the transaction will result in a taxable disposition for CHS. See "Certain Federal Income Tax Consequences of the Transaction."

                            SHAREHOLDER VOTE REQUIRED

         In order for action to be taken on the Exchange Proposal at the special meeting, a quorum (more than 50% of the outstanding shares of CHS common stock) must be present in person or represented by proxy. In order for the Exchange Proposal to be approved at the special meeting, it must receive the affirmative vote of a majority of all the shares of CHS common stock outstanding and entitled to vote.

         IF YOU FAIL TO RETURN YOUR PROXY CARD, UNLESS YOU APPEAR IN PERSON AT THE CHS SPECIAL MEETING, THE EFFECT MAY BE THAT A QUORUM WILL NOT BE PRESENT AT THE SPECIAL MEETING AND NO BUSINESS WILL BE ABLE TO BE CONDUCTED.

         INTERESTS OF OFFICERS AND DIRECTORS IN THE PROPOSED TRANSACTION

         No current or former officers or directors of CHS have any interest, direct or indirect, in the Exchange Proposal, except for Mark Keough, who served as the Chief Operating Officer of CHS from July 15, 1999 until December 14, 1999. Mr. Keough owns all of the stock of Journey and is the sole director and officer of that company. Pursuant to a management agreement entered into with CHS, Journey is presently managing the European subsidiaries to be transferred to NewCo under the Exchange Proposal. The compensation to Journey under the management agreement is $100 per year. Accordingly, Mr. Keough has a personal interest in the outcome of the Exchange Proposal. Effective December 14, 1999, the date on which the Exchange Agreement was signed, Mr. Keough voluntarily terminated his employment with CHS and surrendered any unaccrued rights under his employment agreement with CHS. Mr. Keough has surrendered outstanding options to acquire 1,000,000 shares of CHS common stock.

                 CONDITIONS OF THE PROPOSED EXCHANGE TRANSACTION

         The consummation of the proposed exchange transaction depends upon satisfaction of a number of conditions, including:

         /bullet/ approval of the Exchange Agreement by CHS shareholders;

         /bullet/ approval of the second exchange transaction by the holders of at least 95% of CHS's outstanding $200 million aggregate principal amount of fixed rate notes and 95% of the claims of up to $47 million under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership;

         /bullet/ absence of legal restraints to the consummation of the transaction;

         /bullet/ receipt of any required regulatory approvals; and

         /bullet/ receipt of any required third party consents.

         For further details and other conditions, see "Material Provisions of the Exchange Agreement-Conditions to the Transaction."

                      TERMINATION OF THE EXCHANGE AGREEMENT

         Either CHS or Journey may terminate the Exchange Agreement if:

         /bullet/ both parties consent in writing;

         /bullet/ the transaction is not completed by June 30, 2000; or

         /bullet/ legal restraints prevent the transaction.

         Journey may terminate the Exchange Agreement if Journey's due diligence review of the European subsidiaries to be acquired reveals a material adverse change in the business of such subsidiaries related to tax matters, litigation or intercompany transactions.

         CHS may terminate the Exchange Agreement if the CHS Board of Directors determines that another transaction is more favorable to the CHS shareholders from a financial point of view than the Exchange Proposal.

         For further details, see "Certain Provisions of the Exchange Agreement
- Termination."

                       OPINION OF CHS'S FINANCIAL ADVISOR

         CHS's financial advisor, Capitalink, L.C. has given a written opinion dated February 6, 2000 to the CHS Board of Directors as to the fairness to CHS from a financial point of view of the consideration to be received from Journey pursuant to the Exchange Proposal. The full text of the written opinion of Capitalink is attached to this Proxy Statement as Annex B and should be read completely and carefully. THE OPINION OF CAPITALINK, LC IS DIRECTED TO THE CHS BOARD OF DIRECTORS, WILL NOT BE UPDATED AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE EXCHANGE PROPOSAL.

                               DISSENTER'S RIGHTS

         Because the common stock of CHS is traded on the New York Stock Exchange, CHS shareholders will not have dissenter's rights by reason of the exchange transaction.

             REASONS FOR THE PROPOSED EXCHANGE TRANSACTION (PAGE 22)

         For CHS, the proposed exchange transaction will provide CHS with an opportunity to avoid having to file for bankruptcy protection. Although the proposed transaction with Journey will not result in any proceeds for CHS common shareholders, the CHS Board of Directors believes that the only other alternative for CHS at this point would be to file for bankruptcy protection. It is unlikely that a bankruptcy would result in any assets remaining for common shareholders. In the judgment of the CHS Board of Directors, the proposed transaction with Journey will maximize the value of CHS's assets. After the exchange transaction with Journey Holdings, Ltd., CHS will attempt to utilize the remaining assets owned by CHS in a manner that would allow CHS to satisfy its creditors and result in some value to CHS's common shareholders in the future.

         To review the reasons for the proposed exchange transaction, see "Proposal 1: The Proposed Exchange Transaction - Reasons of CHS for the Transaction."

                    RECOMMENDATION TO SHAREHOLDERS (PAGE 22)

         The CHS Board of Directors has recommended the proposed exchange transaction and approved the Exchange Agreement. The CHS Board of Directors believes that the proposed exchange transaction with Journey is a better alternative than filing for bankruptcy protection because a bankruptcy would not result in any assets remaining for common shareholders, and the proposed transaction with Journey should permit CHS to attempt to realize the maximum value of CHS's remaining assets. See "Proposal 1: The Proposed Exchange Transaction - Reasons of CHS for the Transaction." THE CHS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE EXCHANGE PROPOSAL.

         In reaching its recommendations in favor of approving the Exchange Proposal, the CHS Board of Directors considered the risks associated with and the benefits anticipated from, but in no case assured by, the proposed exchange transaction. These risks and benefits are further described in "Risk Factors" beginning on page __ and "Proposal 1: The Proposed Exchange Transaction - Reasons of CHS for the Transaction" beginning on page __.

                                  RISK FACTORS

         IN EVALUATING CHS AND CHS'S BUSINESS, THE EXCHANGE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE AGREEMENT, CHS SHAREHOLDERS SHOULD CAREFULLY FOCUS ON THE FOLLOWING RISKS, AS WELL AS OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT:

         OUR BONDHOLDERS OR OTHER CREDITORS MAY FORCE US INTO BANKRUPTCY. CHS is currently in default of certain covenants under its agreement with Computer Associates International, Inc. related to the approximately $40.5 million of outstanding Debentures and failed to make an interest payment of approximately $1.7 million due on November 30, 1999. One of the holders of the Notes has advised CHS in writing that CHS is not in compliance with certain covenants of the Note indenture. In addition, CHS is in violation of various requirements of short-term credit facilities. CHS cannot provide any assurance that the holders of its outstanding Notes and Debentures or its other creditors will forebear from exercising their rights to file an involuntary bankruptcy case against CHS or its subsidiaries.

         CHS MAY INCUR ADDITIONAL LIABILITIES AS A RESULT OF NEWCO'S EXCHANGE TRANSACTION WITH THE HOLDERS OF NOTES AND DEBENTURES AND OTHER CREDITORS OF CHS. As of September 30, 1999, the liabilities of CHS's European subsidiaries that are currently in liquidation or receivership approximated $409.4 million. CHS has guaranteed such liabilities. To the extent that the proceeds from the liquidation of the assets of the companies in liquidation or receivership are insufficient to pay off the debt of the companies and such debt exceeds the $47 million of debt to be transferred to NewCo under NewCo's exchange transaction, CHS will incur additional liabilities after the exchange transactions are completed.

         IF THE EXCHANGE PROPOSAL IS NOT APPROVED BY CHS SHAREHOLDERS, CHS WILL HAVE TO FILE FOR BANKRUPTCY. If the Exchange Proposal is not approved, the transaction cannot be consummated. CHS currently has no other potential transaction available to it and has experienced significant losses since April 1, 1999. If the transaction with Journey is not completed, CHS will have no alternative available other than to file for bankruptcy. In light of its current financial position, and in order to induce Journey to enter into the agreement to conduct the asset exchange with CHS, CHS has agreed with Journey that, if the second exchange transaction between NewCo and the bondholders and creditors of CHS is unsuccessful, or if the shareholders of CHS do not approve the exchange transaction between CHS and NewCo, or if a bankruptcy petition under U.S. law has been filed against CHS or the United States subsidiaries of CHS that own the European subsidiaries, then CHS and such United States subsidiaries of CHS will voluntarily file for bankruptcy.

         AFTER CONSUMMATION OF THE EXCHANGE TRANSACTION, CHS's CREDITORS MAY STILL FORCE CHS INTO BANKRUPTCY. After the consummation of the proposed exchange transaction between CHS and NewCo, CHS intends to create an e-commerce business that will ship products from a central distribution center in the Netherlands. CHS intends to conduct this business through a new company to be called
CHSE.com and The PC Way, a European assembler of PCs which is owned equally by CHS and Trigem Computer. Following the exchange, CHS will also have a majority interest in a Latin American e-commerce business shipping microcomputers, peripherals and software to resellers in Latin America, and a 49% interest in five of its former Latin American distributors. CHS may still have material amounts of indebtedness following the consummation of the proposed transaction, consisting largely of guarantees on behalf of its remaining subsidiaries and claims under guarantees related to its subsidiaries in liquidation or receivership, which claims are not eliminated through the proposed transaction. In light of that indebtedness and the intense competition CHS will face in its e-commerce business, CHS can provide no assurance that its creditors will not be able to force CHS into bankruptcy.

         LACK OF FINANCING. Journey is in the process of obtaining the financing necessary to pay the $11 million cash portion of the exchange transaction between CHS and Journey and the $19 million cash portion of the exchange transaction between Journey and the current bondholders and certain creditors of CHS. If Journey is unable to secure such financing, the Exchange Agreement gives CHS the flexibility to accept forgiveness of indebtedness in the amount of $11 million in lieu of the $11 million cash payment from Journey.

         DISPUTES REGARDING THE KARMA COMPANIES. In August 1997, CHS acquired the Karma group of companies, a network of distributors with operations in Europe, the Middle East and Asia. For the nine months ended September 30, 1999, the Karma group of companies contributed $506 million to the consolidated revenues of CHS and was responsible for $4.7 million of the consolidated net losses of CHS. In November 1999, the managing director of Karma International, S.a.r.l., a Luxembourg company which directly or indirectly owned substantially all of the Karma group of companies, caused Karma International to transfer the ownership of 10 Karma companies and their subsidiries, which companies account for substantially all of the revenue of the Karma group of companies, to Austin Commercial Enterprises Ltd., a British Virgin Islands company unaffiliated with CHS. The transferred Karma companies represent approximately 13.2% of the total assets and approximately 19% of the revenues of the companies proposed to be transferred to NewCo in the exchange transaction. The transfer of the Karma companies by Karma International was done without the knowledge of the Board of Directors of CHS or the shareholders of Karma International S.a.r.l. Karma International was credited with $4.7 million from this transfer, which amount was used to retire indebtedness of the Karma companies guaranteed by Karma International.

         CHS is currently considering its legal remedies to challenge and annul the transfer of such companies as well as other legal remedies related to these events and will file appropriate lawsuits during the week of January 10, 2000. As the first action taken by CHS, the managing director of Karma International has been removed from office. To the extent that CHS is successful in re-establishing its ownership of the Karma companies that were the subject of the transfer, such companies will be included in the exchange transaction with NewCo. If CHS is unable to convey ownership of any of the Karma companies (or any other subsidiaries which it has agreed to transfer to NewCo in the exchange transaction), CHS and Journey have agreed to negotiate an equitable reduction to the consideration to be paid to CHS in the exchange transaction. The basis of the equitable reduction in the consideration to be paid to CHS is not set forth in the Exchange Agreement between CHS and NewCo.

         TRANSFERS OF COMPANIES BY CHS PRIOR TO THE CLOSING. CHS is currently in the process of evaluating an internal reorganization of certain of its subsidiaries prior to the transfer of those subsidiaries to NewCo in the exchange transaction. Among other things, CHS formed Drake Point S.a.r.l., a Luxembourg company, which will hold the shares of all of CHS's directly held European subsidiaries that are to be transferred to NewCo in the exchange transaction. In addition, CHS intends to cause CHS Logistic Services B.V., a Netherlands company that is indirectly owned by CHS, to sell its shares in several companies to a newly formed Luxembourg subsidiary of CHS, which company would in turn transfer such stock to NewCo as part of the Exchange Proposal . Those companies whose stock would be sold by CHS Logistic Services include Metrologie International, a French company, CHS Trading SARL, a Swiss company, CHS Czechia s.r.o., a Czech company and Karma International S.a.r.l., a Luxembourg company which is the holding company for the Karma group of companies. The purchase price to be paid to CHS Logistic Services would consist of a small amount of cash paid immediately, and a deferred contingent purchase price. This deferred purchase price would be a portion of the consideration that is received by CHS or its subsidiaries in the exchange transaction with NewCo corresponding to the value of the stock sold by CHS Logistic Services in relation to the total stock transferred to NewCo in the asset exchange. In the event that CHS Logistic Services is forced into an insolvency proceeding in the Netherlands, creditors of CHS Logistic Services may seek to rescind the sale of the stock in these companies by CHS Logistic Services. CHS believes that the proposed sale of the stock of these companies by CHS Logistic Services should not be rescinded by a Netherlands court. If, however, the sale is set aside and CHS is unable to transfer the stock to NewCo in the exchange transaction, CHS and Journey have agreed to negotiate an equitable reduction to the consideration to be paid to CHS in the asset exchange. The basis of the equitable reduction in the consideration to be paid to CHS is not set forth in the Exchange Agreement between CHS and NewCo.

         NO ASSURANCE THAT THE COURT WILL APPROVE THE SETTLEMENT OF CLASS ACTION LITIGATION. In March 1999, Darby v. CHS Electronics, Inc. et al, case No. 99-8186, was filed in the United States District Court, Southern District of Florida. The complaints, which purport to be class action complaints, generally allege that CHS and certain of its officers violated fedral securities laws (including Rule 10b-5 promulgated under the Securities Exchange Act of 1934) in connection with financial reporting and disclosure. Among other things, the plaintiffs allege that CHS and certain of its officers and directors materially overstated financial disclosures. The plaintiffs sought, among other relief, to be declared a class and to be awarded compensatory damages and attorney's fees and costs. On December 18, 1999, CHS reached an agreement to settle this litigation. In the settlement, CHS has agreed to pay $11.75 million in cash, which will be fully funded by CHS's insurance policies and to issue 1,650,000 shares of common stock. The settlment covers purchasers of common stock and related options during the period August 7, 1997 through May 13, 1999 who suffered losses. The settlement is subject to court approval. The Company expects the court to rule on the settlement in six to eight months. There can be no assurance that the court will approve the settlement.

         A LAWSUIT TO ENJOIN FUTURE TRANSFERS OF CHS SUBSIDIARIES HAS BEEN FILED IN FEDERAL COURT IN CALIFORNIA. In December 1999, Quantum Corporation ("Quantum") filed a complaint in the United States District Court for the Northern District of California, San Jose Division, against CHS in a case entitled Quantum Corp. v. CHS Electronics, Inc., et al. (Case No. C-9921229). Quantum sued CHS on its guarantee of the obligations of one of its subsidiaries, CHS C.P.O. Gmbh. Quantum is seeking damages of approximately $10 million, an injuction to prevent CHS from transferring any more of its subsidiaries to third parties and an order of attachment of the assets of CHS that have already been transferred to purchasers. CHS will vigorously defend the injunction and attachment actions brought by Quantum. Because there can be no assurance that CHS will prevail in this litigation, it is possible that the court could issue an order prohibiting CHS from completing the exchange transaction.

         CHS'S BUSINESS HAS SERIOUSLY DETERIORATED. Several of the Company's major suppliers and lenders have changed the terms of their credit arrangements with the Company. The suppliers have decreased the number of days the Company has to pay for product purchases and in many cases have begun to require cash on delivery. Suppliers have reduced credit limits, have required a stricter adherence to payment terms and have begun to charge interest on certain outstanding balances. Certain lenders have demanded payment on their loans and have been unwilling to renew loans. These changes have increased the Company's working capital requirements and financing costs and reduced the Company's ability to take advantage of early payment discounts. The Company has experienced a reduction in the number and types of incentives offered by certain vendors. Some vendors wish to eliminate CHS from the distribution channel for their products. As a result of all of these factors, CHS has reported a significant loss from operations for the third quarter of 1999 and expects to report significant losses for the fourth quarter of 1999. CHS has suffered damage to its reputation and its operations that are difficult to repair, including losses of customers, suppliers and employees.

         THE HISTORICAL PERFORMANCE OF CHS IS NO INDICATION OF ITS FUTURE PERFORMANCE. The historical share price and earnings performance of CHS prior to April 1, 1999 were achieved prior to the adverse developments described in the preceding paragraph. These developments, among others, have severely restricted the ability of the subsidiaries of CHS to access credit. Because of the liquidity crisis affecting CHS and its subsidiaries and the recent financial results of CHS, CHS believes that the historical share price and earnings performance of CHS are not indicative of CHS's future share price or earnings results.

         CHS'S INTERNATIONAL BUSINESS EXPOSES CHS TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY, GLOBALLY OR WITHIN CERTAIN FOREIGN COUNTRIES. Substantially all of CHS's sales are to customers outside of the United States. Approximately 92% of CHS's net sales were denominated in currencies other than the United States dollar during the nine months ended September 30, 1999. Sales in Germany represented 16% of net sales for the nine months ended September 30, 1999. Decreases in the volume of sales in Germany or declines in operating margins could have a material adverse effect on our business. Changes in the value of foreign currencies relative to the United States dollar could adversely affect our results of operations and financial position, and transaction gains and losses could contribute to fluctuations in our results of operations. When possible, the Company engages in currency hedging transactions and certain other practices to reduce these risks. Our existing and planned international operations are subject to political and economic uncertainties including, among others, the burden of compliance with a wide variety of laws, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, changes in economic stability including currency fluctuations, governmental challenges to our tax reduction strategies, hostilities and confiscation of property. Changes related to these matters could have a material adverse effect on our business.

         BECAUSE CHS OBTAINS A SUBSTANTIAL PORTION OF ITS PRODUCTS FROM A LIMITED NUMBER OF MANUFACTURERS, THE LOSS OF OUR RELATIONSHIP WITH ANY ONE OR MORE OF SUCH MANUFACTURERS COULD ADVERSELY AFFECT OUR BUSINESS. We obtain our products from manufacturers under non-exclusive distribution agreements which are subject to renewal annually and may be canceled by either party on short notice. During the nine months ended September 30, 1999:

         -approximately 78% of our net sales were derived from the sale of products supplied by our 20 largest vendors;
         -18% of our net sales were derived from the sale of products supplied by Hewlett-Packard;
         -12% of net sales were derived from Compaq and -10% of net sales were derived from IBM.

         The above percentages are based upon an analysis of a representative portion (over 71%) of our total net sales. The loss of these relationships would, and the loss of certain other relationships could, have a material adverse effect on our business.

         COMPETITION; DECLINING GROSS PROFIT MARGINS. Our business is highly competitive. Certain of our competitors have greater financial, marketing, service and technical support resources than we have. There can be no assurance that our resources will be sufficient to allow us to compete effectively in the future. Continued increases in competition could have a material adverse effect on our results of operations because of price reductions and potential loss of market share. Certain of our competitors may sell products at prices below ours. As a result of this price competition, we along with our competitors, are experiencing downward pressure on gross margins, which we expect to continue for the foreseeable future. We intend to seek to offset the impact of declines in our gross margins by reducing our operating expenses as a percentage of net sales, although there can be no assurance of the success of this strategy in future periods.

         THE SUCCESS OF CHS'S E-COMMERCE BUSINESS STRATEGY DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET AS A VIABLE COMMERCIAL MARKETPLACE. If the proposed exchange transaction between CHS and NewCo is approved by the shareholders, CHS intends to create an e-commerce distribution business for the products that it has historically distributed through traditional means. Accordingly, CHS's e-commerce strategy depends upon the widespread acceptance of the Internet as a vehicle to purchase products. The e-commerce market is at an early stage of development, and demand and continued market acceptance is uncertain. CHS cannot predict the extent to which its current customers will shift their purchasing habits from traditional means to online transactions. If CHS's customers are unwilling to use the Internet to conduct business, CHS's e-commerce strategy will fail. It is possible that the Internet may not become a viable long-term commercial marketplace due to the potentially inadequate development of the necessary network infrastructure, the delayed development of enabling technologies and performance improvements and the high cost of shipping products. The commercial acceptance and use of the Internet may not continue to develop at historical rates, or may not develop as quickly as CHS expects. In addition, concerns over security and privacy may inhibit the growth of the Internet.

         IF CHS'S COMMON STOCK IS DELISTED FROM THE NEW YORK STOCK EXCHANGE, IT WILL BE MORE DIFFICULT TO TRADE. In order for a company to maintain a listing of its securities for trading on the New York Stock Exchange, it must satisfy certain quantative and qualitative criteria. One of the conditions for continued listing is that the average closing price of a security must be at least $1.00 per share over a consecutive 30 trading-day period. Although the average closing price of CHS's Common Stock has been above $1.00 per share since December 13, 1999, CHS's closing price of its common stock on the New York Stock Exchange was less than $1.00 from October 22, 1999 to December 10, 1999. If CHS common stock is delisted from the New York Stock Exchange, its common stock will be traded in the over-the-counter market on the NASD's "OTC Electronic Bulletin Board." The liquidity of CHS's common stock may be impaired not only by the number of shares of common stock which can be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of CHS and lower prices for CHS's common stock than might otherwise be attained.

         CHS MAY NOT BE ABLE TO TIMELY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, THEREBY CAUSING ITS COMMON STOCK TO BE DELISTED FROM THE NEW YORK STOCK EXCHANGE. CHS has serious questions about its ability to timely file with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 ("1999 Form 10-K"), primarily due to the fact that CHS may not be able to obtain all of the financial information that it needs to prepare its consolidated financial statements from the entities that it sold during 1999 and from the Karma group of companies, the ownership of which was transferred to Austin Commercial Enterprises, Ltd., a company unaffiliated with CHS. If CHS is unable to file its 1999 Form 10-K for an extended period of time because of its inability to prepare its consolidated financial statements, CHS's common stock may be delisted from the New York Stock Exchange. As a result, CHS's common stock would be traded in the over-the-counter market on the NASD's "OTC Electronic Bulletin Board." The liquidity of CHS's common stock may be impaired as a result of such delisting. In addition, CHS's inability to timely file the 1999 Form 10-K could materially adversely affect CHS's ability to raise capital until CHS files its 1999 Form 10-K and could precipitate an investigation into the matter by the Securities and Exchange Commisssion.

                           FORWARD LOOKING INFORMATION

         This Proxy Statement contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward looking statements by the use of such words as "expect," "estimate," "intend," "project," "forecast," "anticipate," "plan," "hope," "in the process of" and similar expressions. Forward looking statements include all statements regarding statements concerning gross margins, operating expenses to sales, income taxes, inflation expectations and sales of the Company's products. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including the financial condition of the Company's customers, changes in economic conditions, demand for the Company's products, ability to negotiate agreements with lenders including the holders of the Notes and the Debentures, vendors and sellers of businesses, the outcome of the litigation referred to herein, and changes in competitive environment.

The Company cautions that the risks enumerated in "Risk Factors" and the other risk factors described in this Proxy Statement could cause actual results or outcomes to differ materially from those expressed in any forward looking statements of the Company made by or on behalf of the Company. Any forward looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

                         SELECTED FINANCIAL DATA OF CHS

         The following information is being provided to assist you in analyzing the financial aspects of the proposed exchange of assets and is only a summary. The historical income statement data and balance sheet data set forth below as of and for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 is derived from the audited consolidated financial statements of CHS, which statements have been audited by Grant Thornton LLP, independent certified public accountants. The historical income statement data and balance sheet data set forth below as of and for the nine months ended September 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements that have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring accruals that CHS considers necessary for a fair presentation of the financial position and results of operations for such periods.

         Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. This data should be read in conjunction with "Business of CHS-Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources" and the Consolidated Financial Statements and Notes thereto. References in this Proxy Statement to "$" mean United States dollars. No summary financial information regarding the other parties to the proposed transaction (i.e., Journey and NewCo) is provided in this Proxy Statement. To the knowledge of CHS, Journey had no operations until December 14, 1999 and NewCo has not yet been incorporated.

                                                                                                          NINE MONTHS ENDED
                                                                                                              SEPTEMBER 30,
                                                                                                        ------------------------
                                                     YEAR ENDED DECEMBER 31,                                 (UNAUDITED)
                                 ------------------------------------------------------------------
                                   1994           1995          1996          1997          1998           1998           1999
                                 ---------      ---------    ----------    ----------    ----------     ----------    ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
INCOME STATEMENT DATA:
Net sales                        $ 359,169      $ 936,703    $1,855,540    $4,756,383    $8,545,773     $5,687,775    $6,879,372
Cost of goods sold                 333,983        868,716     1,724,432     4,409,714     7,983,736      5,309,921     6,499,702
                                 ---------      ---------    ----------    ----------    ----------     ----------    ----------
     Gross profit                   25,186         67,987       131,108       346,669       562,037        377,854       379,670
Operating expenses(1)(4)            22,183         57,262       103,794       258,708       438,799        294,619       645,925
                                 ---------      ---------    ----------    ----------    ----------     ----------    ----------
     Operating income (loss)         3,003         10,725        27,314        87,961       123,238         83,235      (266,255)
Interest income(1)                    (250)        (1,757)       (3,199)      (11,470)      (16,581)       (10,964)      (15,565)
Interest expense                     2,070          6,454        11,712        35,618        71,373         47,813        75,995
Other income (5)                      (385)           (74)       (1,559)       (1,200)       (5,232)       (6,943)       (33,836)
                                 ---------      ---------    ----------    ----------    ----------     ----------    ----------
     Earnings (loss) before
       income taxes and
       minority interest
       in subsidiaries               1,568          6,102        20,360        65,013        73,678         53,329      (292,849)
Provision for income taxes             603          1,797         6,086        13,988        23,871         17,968        21,237
Minority interest                        -              -         2,108         2,634         4,129          2,643           117
                                 ---------      ---------    ----------    ----------    ----------     ----------    ----------
     Net earnings (loss)         $     965      $   4,305    $   12,166    $   48,391    $   45,678     $   32,718    $ (314,203)
                                 =========      =========    ==========    ==========    ==========     ==========    ==========
Net earnings (loss) per common
     share--basic                $    0.14      $    0.41    $     0.80    $     1.44    $     0.88     $     0.64    $    (5.40)
Net earnings (loss) per common
     share--diluted                   0.14           0.37          0.78          1.32          0.82       $   0.61    $   ( 5.40)
Weighted average shares
     outstanding--basic              7,039         10,618        15,244        33,527        51,616         51,135        58,154
Weighted average shares
     outstanding--diluted            7,039         11,522        15,656        36,592        55,917         53,934        58,154
OTHER DATA (Unaudited):
Number of countries                     10             15            28            39            46             46            49
Inventory turns (2)                     10             10            10             9             9              7             7
Days sales in receivables (3)           32             35            36            33            43             40            45

                                                        AT DECEMBER 31,                                     AT SEPTEMBER 30,
                                 ------------------------------------------------------------------     ------------------------
                                   1994           1995          1996          1997          1998           1998           1999
                                 ---------      ---------    ----------    ----------    ----------     ----------    ----------
                                                         (IN THOUSANDS)                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents        $   8,368       $ 11,171      $ 35,137      $ 68,806     $ 176,991        184,227       163,475
Working capital                     14,004          9,843        31,506       278,771       334,072        284,769       (39,115)
Total assets                       164,468        265,804       861,949     1,968,822     3,572,143      2,856,588     2,620,581
Total debt                          23,302         55,239       201,259       371,066     1,053,649        791,719       866,914
Shareholders' equity                19,870         29,892       104,533       667,764       838,043        770,467       535,335

----------
(1) Certain reclassifications have been made to the 1994-1998 amounts to conform to 1999 presentation.
(2) Calculated by dividing cost of sales for the last quarter of each year by the average of beginning and ending inventory of the last quarter of each year.
(3) Calculated by dividing ending trade receivables by the average sales per day for the last quarter of each year.
(4) 1999 includes $184,372 million of restructuring and asset impairment expenses.
(5) 1999 includes $36,658 million gain on sale of assets.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The accompanying unaudited pro forma condensed consolidated financial information consists of the "Significant Events Pro Forma Financial Information" and the "Exchange Proposal Pro Forma Financial Information." The Significant Events Pro Forma Financial Information gives pro forma effect to a number of significant events that have occurred since September 30, 1999, and consists of a Balance Sheet at September 30, 1999 and Statements of Operations for the nine month period ended September 30, 1999 and the year ended December 31, 1998. The Significant Events Pro Forma Financial Information gives pro forma effect to the following categories of events: (a) subsidiaries returned to former owners to whom purchase price was owed (referred to below as "Acquisitions Rescinded");
(b) subsidiaries sold, (c) subsidiaries in receivership or voluntary creditor protection, and (d) subsidiaries sold to management of the Company's Latin American division, in each case as if the event had occurred on September 30, 1999 for the Balance Sheet and at the beginning of the respective periods for the Statements of Operations. The Significant Events Pro Forma Financial Information also gives pro forma effect to the conversion by Computer Associates International, Inc. of $9.5 million of Debentures into common stock of CHS and provide reserves on accounts receivables and inventory of certain subsidiaries. Set forth immediately below is a list of subsidiaries of the Company, the disposition of which is the subject of the Significant Events Pro Forma Financial Information.

OPERATING SUBSIDIARY                         SERVICE AREA                                                DATE
--------------------                         ------------                                                ----
ACQUISITIONS RESCINDED
----------------------
Brightstar                                Latin America                                                October 1999
Memory Set                                Spain                                                        October 1999
Cornejo                                   Argentina                                                    October 1999
Intcomex                                  Mexico, Panama, Guatemala, Chile, Peru                       October 1999
                                          and Uruguay
MicroInformatica                          Latin America                                                October 1999
Arena                                     Turkey                                                       October 1999
Armada                                    Turkey                                                       October 1999
ARC Spain                                 Spain                                                        October 1999
Aptec                                     Middle East                                                 November 1999
Ledakon                                   Colombia                                                    December 1999
CHS Argentina (Acron)                     Argentina                                                   December 1999
SIS Distribution                          China, Malaysia, Singapore, and Vietnam                     December 1999

SOLD
----
CHS Switzerland                           Switzerland                                                 November 1999
CHS Hungary (2%, retain 49%)              Hungary                                                     November 1999
CHS Poland (60%)                          Poland                                                      November 1999

RECEIVERSHIP
------------
CHS UK                                    United Kingdom                                               October 1999
Karma UK                                  United Kingdom                                               October 1999
Frank & Walter                            Germany                                                      October 1999
MC DOS                                    Germany, Netherlands                                         October 1999
CHS Germany                               Germany                                                      October 1999
CHS Austria                               Germany                                                      October 1999
Metrologie Iberica, S.A.                  Spain                                                       December 1999
CHS Benelux                               Belgium                                                      January 2000

LATIN AMERICAN MANAGEMENT BUYOUT (MBO)
--------------------------------------
CHS Brazil                                Brazil                                                      December 1999
CHS Promark Colombia                      Colombia                                                    December 1999
CHS Promark Uruguay                       Uruguay                                                     December 1999
CHS Latin America                         Latin America                                               December 1999
CHS Mexico                                Mexico                                                      December 1999

         The Exchange Proposal Pro Forma Financial Information makes adjustments to the pro forma financial information resulting from the Significant Events Pro Forma Financial Information in order to give pro forma effect to the Exchange Proposal as if the Exchange Proposal had been consummated on September 30, 1999 for the Balance Sheet and at the beginning of the respective periods for the Statements of Operations. The Exchange Proposal Pro Forma Financial Information consists of a Balance Sheet at September 30, 1999 and Statements of Operations for the nine month period ended September 30, 1999 and the year ended December 31, 1998.

         The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position that would actually have been reported had such events occurred on September 30, 1999 for the Balance Sheet or at the beginning of the respective periods for the Statements of Operations, or which may be reported in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that CHS believes are reasonable. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results will differ from those estimates. The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.

               SIGNIFICANT EVENTS PRO FORMA FINANCIAL INFORMATION
                              CHS ELECTRONICS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                        (in thousands, except share data)

                                                       SEPTEMBER 30, 1999
                                                          (UNAUDITED)
                                                   --------------------------
                                                                                                                     SIGNIFICANT
                                                   ACQUISITIONS                                          PRO FORMA      EVENTS
                                      CONSOLIDATED   RESCINDED       SOLD     RECEIVERSHIP   LA MBO     ADJUSTMENTS   PRO FORMA
                                      ------------ ------------   ----------- ------------ -----------  -----------  ----------
CURRENT ASSETS:
   Cash ($79,727 restricted)          $   163,475  $   (12,894) $    (4,884) $    (4,593) $    (6,665) $     9,742 (a) $   144,181
   Accounts receivable:
Trade, less allowance for
   doubtful accounts
   of $61,791                           1,020,225     (205,474)     (41,891)    (233,364)     (83,804)      (6,534)(b)     449,158
Affiliates                                  4,617         (717)        (366)      (1,781)          --        4,153 (c)       5,906
                                      -----------  -----------  -----------  -----------  -----------  -----------     -----------
                                        1,024,842     (206,191)     (42,257)    (235,145)     (83,804)      (2,381)        455,064
   Inventories                            487,306      (89,478)     (26,159)     (84,782)     (45,837)     (15,000)(d)     226,050
   Prepaid expenses and other
   current assets                          81,331      (63,339)      (5,499)     (66,247)     (22,489)     115,865 (e)      39,622
                                      -----------  -----------  -----------  -----------  -----------  -----------     -----------
TOTAL CURRENT ASSETS                    1,756,954     (371,902)     (78,799)    (390,767)    (158,795)     108,226         864,917
PROPERTY AND EQUIPMENT, NET               119,084      (14,501)      (4,029)     (20,753)      (3,608)          --          76,193
COST IN EXCESS OF ASSETS ACQUIRED,
 NET                                      677,345           --           --           --           --     (244,045)(f)     433,300
OTHER ASSETS                               67,198       (5,915)      (1,227)      (3,002)      (6,928)      23,207 (g)      73,333
                                      -----------  -----------  -----------  -----------  -----------  -----------     -----------
                                      $ 2,620,581  $  (392,318) $   (84,055) $  (414,522) $  (169,331) $  (112,612)    $ 1,447,743
                                      ===========  ===========  ===========  ===========  ===========  ===========     ===========

       LIABILITIES AND SHAREHOLDERS'
   EQUITY CURRENT LIABILITIES:
   Notes payable                      $   586,244  $   (57,133) $   (26,800) $  (149,309) $   (29,036) $        --     $   323,966
   Accounts payable, trade                811,462     (195,286)     (29,467)    (215,739)     (88,670)      83,122 (h)     365,422
   Accrued liabilities                    106,619      (10,431)      (2,683)     (40,334)      (4,944)      53,066 (i)     101,293
   Amounts due to sellers under
   acquisition agreements                 275,267           --           --           --           --     (259,259)(j)      16,008
   Income taxes payable                    16,477      (10,766)         (46)          52       (8,494)       2,777 (e)          --
                                      -----------  -----------  -----------  -----------  -----------  -----------     -----------
TOTAL CURRENT LIABILITIES               1,796,069     (273,616)     (58,996)    (405,330)    (131,144)    (120,294)        806,689
LONG TERM DEBT                            280,670       (6,219)          --       (4,110)          (5)      (9,500)(k)     260,836
MINORITY INTEREST                           8,507          (77)          --          (17)         (66)          --           8,347
SHAREHOLDERS' EQUITY:
   Preferred stock, authorized
    5,000,000 shares;
    0 shares outstanding                       --           --           --           --           --           --              --
   Common stock, authorized
    100,000,000 shares at $.001
    par value; 64,815,416
    shares outstanding, pro forma
    69,868,154 shares                          64       (7,776)        (183)     (10,060)      (7,115)      25,140 (l)          70
   Additional paid-in capital             768,227      (54,336)     (15,847)     (59,949)     (27,941)     161,724 (l)     771,878
   Retained earnings (losses)            (203,410)     (52,788)     (15,377)      72,536       (8,188)    (169,682)(m)    (376,909)
   Accumulated other
   comprehensive income                   (29,546)       2,494        6,348       (7,592)       5,128           --         (23,168)
                                      -----------  -----------  -----------  -----------  -----------  -----------     -----------
TOTAL SHAREHOLDERS' EQUITY                535,335     (112,406)     (25,059)      (5,065)     (38,116)      17,182         371,871
                                      -----------  -----------  -----------  -----------  -----------  -----------     -----------
                                      $ 2,620,581  $  (392,318) $   (84,055) $  (414,522) $  (169,331) $  (112,612)    $ 1,447,743
                                      ===========  ===========  ===========  ===========  ===========  ===========     ===========

----------
a.   To record cash of -
     -    $7.7 million received for Acquisitions Rescinded
     -    $2.0 million received from the Latin America ("LA") MBO

b.   To record -
     - net intercompany balance receivables from Acquisitions Rescinded of $4.0 million that the Company has no minority interest remaining
     - net intercompany balance receivables from subsidiaries Sold of $5.4 million that the Company has no minority interest remaining
     - accounts receivables reserves of $16.0 million, based upon management's best estimates of amounts that will ultimately not be collected, against the receivables of the Latin American operations remaining after the LA MBO of approximately $32.0 million, due to deteriorating collections of accounts receivables in those companies

c.   To record -
     - net intercompany balance receivables from Acquisitions Rescinded of $2.0 million that the Company has minority interest remaining
     - net intercompany balance receivables from subsidiaries Sold of $2.2 million that the Company has minority interest remaining

d. To record inventory valuation reserves of $15.0 million, based upon management's best estimates of amounts that will ultimately not be realized, for the inventory of the Latin American operations remaining after the LA MBO of approximately $30.0 million, due to type of products remaining in inventory and discounts being given to sell products

e.   To -
     - adjust balance for $113.1 million of intercompany receivables included on the balance sheet of the subsidiaries removed from the consolidated entity
     - reclassify negative amount of $2.8 million included in income taxes payable to income taxes receivables

f.   To remove goodwill of -
     -    $210.6 for Acquisitions Rescinded
     -    $15.1 million for subsidiaries Sold
     -    $18.3 million for the LA MBO

g. To record minority interest investment retained in unconsolidated subsidiaries of -
-    $6.2 million for Acquisitions Rescinded
-    $8.7 million for subsidiaries Sold
-    $8.3 million for the LA MBO

h.   To -
     - adjust balance for $104.7 million of intercompany payables included on the balance sheet of the subsidiaries removed from the consolidated entity
     - record the removal of $21.6 million of payables assumed by the LA MBO as part of purchase price consideration

i.   To record -
     -    Accrual for $6.1 million of expenses incurred for Acquisitions
          Rescinded
     - An estimate of $47 million in accrual for expenses to be incurred in connection with subsidiaries in Europe in receivership or voluntary creditor protection. This amount will be subsequently assumed by Journey Holdings, Ltd.

j. To record the reduction of $259.3 million of amounts due to sellers under acquisition agreements from Acquisitions Rescinded

k. To record the conversion of $9.5 million of Computer Associates Debentures at $0.82 into 11,579,054 shares

1.   To -
     - adjust for common stock and additional paid -in capital of $25.1 million and $158.1 million, respectively, included on the balance sheet of the subsidiaries removed from the consolidated entity
     - record return and cancellation of 6,526,316 shares of common stock at a value of $5.8 million in connection with two Acquisitions Rescinded.
     - record the issuance of 11,585,366 shares for the conversion of $9.5 million of the Computer Associates Debentures at $0.82 per share

m.   To -
     - adjust for retained earnings included on the balance sheet of the subsidiaries removed from the consolidated entity of $3.8 million
     -    record a loss of $62.2 million for the Acquisitions Rescinded
     -    record a loss of $30.1 million for the subsidiaries Sold
     -    record a loss of $41.7 million for the Receivership subsidiaries
     -    record a loss of $8.5 million for the LA MBO
     - record a loss of $31.0 million for receivables and inventory reserves on remaining Latin American subsidiaries

               SIGNIFICANT EVENTS PRO FORMA FINANCIAL INFORMATION
                              CHS ELECTRONICS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                             NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                          (UNAUDITED)
                                          ------------------------------------------                                 SIGNIFICANT
                                          ACQUISITIONS                                               PRO FORMA         EVENTS
                            CONSOLIDATED   RESCINDED        SOLD        RECEIVERSHIP    LA MBO      ADJUSTMENTS      PRO FORMA
                            ------------  -----------    -----------    ------------  -----------   -----------     -----------
Net sales                   $ 6,879,372   $(1,136,023)    $(292,730)    $(1,793,513)   $(456,028)      $     -       $ 3,201,078
Cost of goods sold            6,499,702    (1,044,703)     (273,707)     (1,726,689)    (424,926)            -         3,029,677
                            -----------     ---------     ---------     -----------    ---------       -------       -----------
   Gross profit                 379,670       (91,320)      (19,023)        (66,824)     (31,102)            -           171,401
Operating expenses:
   Selling, general &
     administrative             461,553       (49,899)      (13,997)        (97,288)     (26,420)       (8,121)(a)       265,828
   Restructuring & asset
     impairment                 184,372          (297)            -          (7,831)        (449)            -           175,795
                            -----------     ---------     ---------     -----------    ---------       -------       -----------
                                645,925       (50,196)      (13,997)       (105,119)     (26,869)       (8,121)          441,623
                            -----------     ---------     ---------     -----------    ---------       -------       -----------
   Operating income (loss)     (266,255)      (41,124)       (5,026)         38,295       (4,233)        8,121          (270,222)
Other (income) expenses:
   Interest income              (15,565)        2,916           987             813        1,854             -            (8,995)
   Interest expense              75,995        (4,453)       (2,095)        (15,265)      (4,961)            -            49,221
   Gain on sale of
     Sun Microsystems
     distribution business      (32,658)            -             -               -            -             -           (32,658)
   Equity in unconsolidated
     subsidiaries                     -             -             -               -            -        (1,447)(b)        (1,447)
   Foreign currency
     (gain) loss                 (1,178)       (1,704)       (1,353)             54       (1,648)            -            (5,829)
                            -----------     ---------     ---------     -----------    ---------       -------       -----------
                                 26,594        (3,241)       (2,461)        (14,398)      (4,755)       (1,447)              292
                            -----------     ---------     ---------     -----------    ---------       -------       -----------
   Earnings (loss) before
     income taxes and
     minority interest
     in subsidiaries           (292,849)      (37,883)       (2,565)         52,693          522         9,568          (270,514)
Income taxes (benefit)           21,237       (12,005)         (555)           (237)      (1,177)            -             7,263
Minority interest
  in subsidiaries                   117           (95)            -               -          (68)            -               (46)
                            -----------     ---------     ---------     -----------    ---------       -------       -----------
   Net earnings (loss)      $  (314,203)    $ (25,783)    $  (2,010)    $    52,930    $   1,767       $ 9,568       $  (277,731)
                            ===========     =========     =========     ===========    =========       =======       ===========
Net earnings (loss)
  per common share:
    Basic                   $     (5.40)                                                                             $     (4.85)
                            ===========                                                                              ===========
    Diluted                 $     (5.40)                                                                             $     (4.85)
                            ===========                                                                              ===========
Weighted average shares:
    Basic                    58,154,044                                                                895,729 (c)    57,258,315
                            ===========                                                                =======       ===========
    Diluted                  58,154,044                                                                895,729 (c)    57,258,315
                            ===========                                                                =======       ===========

----------
a. Represents add back of goodwill expense amortization for the period.
b. To record equity in earnings of subsidiaries accounted for under the equity method.
c. To record the removal of 895,729 weighted average shares returned to the company in connection with two subsidiaries returned to their former owners.

               SIGNIFICANT EVENTS PRO FORMA FINANCIAL INFORMATION
                              CHS ELECTRONICS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                       YEAR ENDED DECEMBER 31, 1998
                                       ----------------------------                                                     SIGNIFICANT
                                       ACQUISITIONS                                                    PRO FORMA           EVENTS
                       CONSOLIDATED     RESCINDED         SOLD       RECEIVERSHIP        LA MBO       ADJUSTMENTS        PRO FORMA
                       ------------    -----------     -----------   ------------      -----------    -----------       -----------
                                       (UNAUDITED)     (UNAUDITED)    (UNAUDITED)      (UNAUDITED)    (UNAUDITED)       (UNAUDITED)
Net sales               $ 8,545,773    $(1,020,577)      $(341,934)   $(2,276,741)       $(456,524)       $     -       $ 4,449,997
Cost of goods sold        7,983,736       (945,272)       (318,780)    (2,163,410)        (414,541)             -         4,141,733
                        -----------      ---------       ---------    -----------        ---------        -------       -----------
   Gross profit             562,037        (75,305)        (23,154)      (113,331)         (41,983)             -           308,264
Operating expenses          438,799        (36,807)        (15,886)      (109,178)         (31,848)        (5,916)(a)       239,164
                        -----------      ---------       ---------    -----------        ---------        -------       -----------
   Operating income         123,238        (38,498)         (7,268)        (4,153)         (10,135)         5,916            69,100
Other (income) expenses:
   Interest income          (16,581)         2,190             737          2,311              990              -           (10,353)
   Interest expense          71,373         (3,560)         (1,538)       (17,090)          (5,962)             -            43,223
   Equity in
     unconsolidated
     subsidiaries                 -              -               -              -                -         (3,983)(b)        (3,983)
   Foreign currency
     (gain) loss             (5,232)          (542)           (135)        (1,125)            (960)             -            (7,994)
                        -----------      ---------       ---------    -----------        ---------        -------       -----------
                             49,560         (1,912)           (936)       (15,904)          (5,932)        (3,983)           20,893
                        -----------      ---------       ---------    -----------        ---------        -------       -----------
   Earnings (losses) before
     income taxes and
     minority interest
     in subsidiaries         73,678        (36,586)         (6,332)        11,751           (4,203)         9,899            48,207
Income taxes                 23,871        (10,517)         (1,349)         3,285           (2,447)             -            12,843
Minority interest in
  subsidiaries                4,129           (124)              -            (15)             (78)             -             3,912
                        -----------      ---------       ---------    -----------        ---------        -------       -----------
   Net earnings         $    45,678      $ (25,945)      $  (4,983)   $     8,481        $  (1,678)       $ 9,899       $    31,452
                        ===========      =========       =========    ===========        =========        =======       ===========
Net earnings per
  common share:

    Basic               $      0.88                                                                                     $      0.61
                        ===========                                                                                     ===========
    Diluted             $      0.82                                                                                     $      0.56
                        ===========                                                                                     ===========
Weighted average shares:
  Basic                  51,616,109                                                                                      51,616,109
                        ===========                                                                                     ===========
  Diluted                55,917,007                                                                                      55,917,007
                        ===========                                                                                     ===========

----------
a. Represents add back of goodwill expense amortization for the period related to entities divested.
b. To record equity in earnings of subsidiaries accounted for under the equity method.

                EXCHANGE PROPOSAL PRO FORMA FINANCIAL INFORMATION
                              CHS ELECTRONICS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           SEPTEMBER 30, 1999
                                                                               (UNAUDITED)
                                                                      -----------------------------
                                                         SIGNIFICANT                                      EXCHANGE
                                                            EVENTS       EXCHANGE       PRO FORMA         PROPOSAL
                                                          PRO FORMA      PROPOSAL      ADJUSTMENTS        PRO FORMA
                                                         -----------    -----------    -----------       -----------
                          ASSETS
CURRENT ASSETS:
   Cash ($80,891 restricted)                             $   144,181    $   (49,767)   $     8,000 (a)   $   102,414 (k)
   Accounts receivable:
Trade, less allowance for doubtful accounts
   of $61,791                                            $   449,158       (353,835)                          95,323
Affiliates                                                     5,906         (1,934)         4,800 (b)         8,772
                                                         -----------    -----------    -----------       -----------
                                                             455,064       (355,769)         4,800           104,095
   Inventories                                               226,050       (185,114)            --            40,936
   Prepaid expenses and other current assets                  39,622       (148,782)       116,154 (c)         6,994
                                                         -----------    -----------    -----------       -----------
TOTAL CURRENT ASSETS                                         864,917       (739,432)       128,954           254,439
PROPERTY AND EQUIPMENT, NET                                   76,193        (32,121)            --            44,072
COST IN EXCESS OF ASSETS ACQUIRED, NET                       433,300             --       (416,564)(d)        16,736
OTHER ASSETS                                                  73,333        (16,252)        10,178 (e)        67,259
                                                         -----------    -----------    -----------       -----------
                                                         $ 1,447,743    $  (787,805)   $  (277,432)      $   382,506
                                                         ===========    ===========    ===========       ===========
           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable                                         $   323,966    $  (251,846)   $        --       $    72,120
   Accounts payable, trade                                   365,422       (358,693)        45,918 (f)        52,647
   Accrued liabilities                                       101,293        (35,652)            --            65,641
   Amounts due to sellers under acquisition agreements        16,008             --             --            16,008
   Income taxes payable                                           --         (1,241)         1,241 (c)            --
                                                         -----------    -----------    -----------       -----------
TOTAL CURRENT LIABILITIES                                    806,689       (647,432)        47,159           206,416
LONG TERM DEBT                                               260,836        (16,599)      (237,750)(g)         6,487
MINORITY INTEREST                                              8,347             --         (8,347)(h)            --

SHAREHOLDERS' EQUITY:
   Preferred stock, authorized 5,000,000 shares;                  --             --             --                --
    0 shares outstanding
   Common stock, authorized 100,000,000 shares at
    $.001 par value; pro forma 69,868,154 shares
    outstanding                                                   70        (39,564)        39,564 (i)            70
   Additional paid-in capital                                771,878        (59,861)        59,861 (i)       771,878
   Retained earnings (losses)                               (376,909)       (36,778)      (177,919)(j)      (591,606)
   Accumulated other comprehensive income                    (23,168)        12,429             --           (10,739)
                                                         -----------    -----------    -----------       -----------
TOTAL SHAREHOLDERS' EQUITY                                   371,871       (123,774)       (78,494)          169,603
                                                         -----------    -----------    -----------       -----------
                                                         $ 1,447,743    $  (787,805)   $  (277,432)      $   382,506
                                                         ===========    ===========    ===========       ===========

----------
a. To record cash of $11 million to be received less direct expenses to consummate the transaction of $3 million

b. To record $4.8 million of receivables to be paid for outstanding management and other fees due

c.   To -
     - restore balance of $114.9 million for intercompany receivables included on the balance sheet of the subsidiaries removed from the Significant Events Pro Forma
     - reclassify negative amount of $1.2 million included in income taxes payable to income taxes receivables

d.   To remove goodwill of $416.6 million related to Exchange Proposal entities

e. To record 10% minority interest investment retained in unconsolidated subsidiaries of $10.2 million

f . To -
     - restore balance of $92.9 million for intercompany payables included on the balance sheet of the subsidiaries removed from the Significant Events Pro Forma
     - record the removal of $47.0 million of payables assumed by Journey Holdings, Ltd. as part of purchase price consideration

g. To record the assumption of $200 million of Notes and $37.75 million of Debentures to be assumed as part of the purchase price

h. To remove minority interest liability transferred as part of sale of $8.3 million

i. To restore common stock and additional paid -in capital of $39.6 million and $59.9 million, respectively, included on the balance sheet of the subsidiaries removed from Significant Events Pro Forma

j.   To -
     - restore retained earnings included on the balance sheet of the subsidiaries removed from the Significant Events Pro Forma of $36.8 million
     -    record a loss of $214.7 million on the Exchange Proposal transaction

k.   Exchange Proposal Cash consist primarily of -

     - $7.7 million received from subsidiaries sold, subsequent to September 30, 1999, of which $5.8 million was used to pay secured creditors of those subsidiaries

     - $32.4 million received in September 1999 from the sale of the Company's Sun Microsystems Distribution Business of which $31.4 million was used to pay secured creditors of those business in October 1999

     - $43.7 million of cash restricted under letter of credit and other guarantees of the Company

     -    $2.0 million received from the LA MBO sale

     -    $8.0 million received from the Exchange Proposal

                EXCHANGE PROPOSAL PRO FORMA FINANCIAL INFORMATION
                              CHS ELECTRONICS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                             (UNAUDITED)
                                           -----------------------------------------------
                                           SIGNIFICANT                                              EXCHANGE
                                              EVENT            EXCHANGE           PRO FORMA         PROPOSAL
                                           PRO FORMA           PROPOSAL          ADJUSTMENTS        PRO FORMA
                                           ------------       -----------       -----------        -----------
Net sales                                  $ 3,201,078       $(2,701,132)         $      -         $   499,946
Cost of goods sold                           3,029,677        (2,554,646)                -             475,031
                                           -----------       -----------          --------         -----------
   Gross profit                                171,401          (146,486)                -              24,915
Operating expenses:
   Selling, general & administrative           265,828          (146,365)          (14,879)(a)         104,584
   Restructuring & asset impairment            175,795            (7,279)                -             168,516
                                           -----------       -----------          --------         -----------
                                               441,623          (153,644)          (14,879)            273,100
                                           -----------       -----------          --------         -----------
   Operating income (loss)                    (270,222)            7,158            14,879            (248,185)
Other (income) expenses:
   Interest income                              (8,995)            6,786                 -              (2,209)
   Interest expense                             49,221           (21,102)                -              28,119
   Gain on sale of Sun Microsystems
     distribution business                     (32,658)                -                 -             (32,658)
   Equity in unconsolidated
     subsidiaries                               (1,447)              944             2,699 (b)           2,196
   Foreign currency (gain) loss                 (5,829)           (2,606)                -              (8,435)
                                           -----------       -----------          --------         -----------
                                                   292           (15,978)            2,699             (12,987)
                                           -----------       -----------          --------         -----------
   Earnings (loss) before
     income taxes and minority
     interest in subsidiaries                 (270,514)           23,136            12,180            (235,198)
Income taxes (benefit)                           7,263            (2,907)                -               4,356
Minority interest in subsidiaries                  (46)                -                 -                 (46)
                                           -----------       -----------          --------         -----------
   Net earnings (loss)                     $  (277,731)      $    26,043          $ 12,180         $  (239,508)
                                           ===========       ===========          ========         ===========

Net earnings (loss) per common share:
Basic                                      $     (4.85)                                            $     (4.18)
                                           ===========                                             ===========
Diluted                                    $     (4.85)                                            $     (4.18)
                                           ===========                                             ===========
Weighted average shares:
Basic                                       57,258,315                                              57,258,315
                                           ===========                                             ===========
Diluted                                     57,258,315                                              57,258,315
                                           ===========                                             ===========

----------
a. Represents add back of goodwill expense amortization for the period.
b. To record equity in loss of subsidiaries accounted for under the equity method.

                EXCHANGE PROPOSAL PRO FORMA FINANCIAL INFORMATION
                              CHS ELECTRONICS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    YEAR ENDED DECEMBER 31, 1998
                                                             (UNAUDITED)
                                                 --------------------------------
                                                 SIGNIFICANT                                                   EXCHANGE
                                                    EVENTS              EXCHANGE             PRO FORMA         PROPOSAL
                                                  PRO FORMA             PROPOSAL            ADJUSTMENTS        PRO FORMA
                                                 ------------         -----------           -----------       ------------
Net sales                                         $ 4,449,997         $(3,498,812)           $      -         $   951,185
Cost of goods sold                                  4,141,733          (3,286,966)                  -             854,767
                                                  -----------         -----------            --------         -----------
   Gross profit                                       308,264            (211,846)                  -              96,418
Operating expenses                                    239,164            (158,559)            (20,395)(a)          60,210
                                                  -----------         -----------            --------         -----------
   Operating income                                    69,100             (53,287)             20,395              36,208
Other (income) expenses:
   Interest income                                    (10,353)              4,642                   -              (5,711)
   Interest expense                                    43,223             (22,663)                  -              20,560
   Equity in unconsolidated subsidiaries               (3,983)              2,054              (2,445)(b)          (4,374)
   Foreign currency (gain) loss                        (7,994)              2,994                   -              (5,000)
                                                  -----------         -----------            --------         -----------
                                                       20,893             (12,973)             (2,445)              5,475
                                                  -----------         -----------            --------         -----------
   Earnings before income taxes and
     minority interest in subsidiaries                 48,207             (40,314)             22,840              30,733
Income taxes                                           12,843             (13,807)                  -                (964)
Minority interest in subsidiaries                       3,912                   -                   -               3,912
                                                  -----------         -----------            --------         -----------
   Net earnings                                   $    31,452         $   (26,507)           $ 22,840         $    27,785
                                                  ===========         ===========            ========         ===========
Net earnings per common share:
Basic                                             $      0.61                                                 $      0.54
                                                  ===========                                                 ===========
Diluted                                           $      0.56                                                 $      0.50
                                                  ===========                                                 ===========
Weighted average shares:
Basic                                              51,616,109                                                  51,616,109
                                                  ===========                                                 ===========
Diluted                                            55,917,007                                                  55,917,007
                                                  ===========                                                 ===========

----------
a. Represents add back of goodwill expense amortization for the period.
b. To record equity in earnings of subsidiaries accounted for under the equity method.

                               CHS SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

         The special meeting of the CHS shareholders will be held on March 22, 2000 at 10:00 a.m. local time at CHS's corporate offices located at 2000 Northwest 84th Avenue, Miami, Florida 33122.

PURPOSE OF THE CHS SPECIAL MEETING

         At the special meeting, holders of CHS common stock will consider and vote upon: (1) a proposal to approve the Exchange Agreement, dated as of December 14, 1999, between Journey and CHS, and the transactions contemplated thereby, which agreement, among other matters, provides for the transfer by CHS of all of its equity interests in substantially all of its European subsidiaries to Journey in exchange for cash, stock and forgiveness of debt, as further described in this Proxy Statement and (2) such other matters that may properly come before the special meeting or any adjournment or postponement thereof.

         THE CHS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE EXCHANGE PROPOSAL. SEE "PROPOSAL 1: THE PROPOSED EXCHANGE OF ASSETS."

         Only shareholders of record at the close of business on February 1, 2000 are entitled to notice of and to vote at the CHS special meeting or any adjournment or postponement of the special meeting.

SOLICITATION OF PROXIES

         The solicitation of proxies in the form enclosed is made on behalf of the CHS Board of Directors. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by CHS. Solicitation will be made by use of the mails, and if necessary, by electronic telecommunications or in person. CHS has retained the services of Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in connection with the soliciting of proxies for a fee of $10,000 plus out-of-pocket expenses. In soliciting proxies, CHS management may use the services of its directors, officers and employees, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. CHS will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

RECORD DATE; VOTING RIGHTS; PROXIES

         Only shareholders of record of CHS common stock at the close of business on February 1, 2000 (the "Record Date") are entitled to notice of and to vote at the special meeting of shareholders or any adjournment or postponement thereof.

         As of the Record Date, there were 71,145,316 issued and outstanding shares of CHS common stock held by approximately 492 holders of record. Each issued and outstanding share of common stock is entitled to one vote per share on any matter that properly comes before the CHS special meeting.

         In order for action to be taken on the Exchange Proposal at the special meeting, a quorum (more than 50% of the outstanding shares of CHS common stock) must be present in person or represented by proxy. In order for the Exchange Proposal to be approved at the special meeting, it must receive the affirmative vote of a majority of all the shares of CHS common stock outstanding and entitled to vote.

         All shares of CHS common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED ON SUCH PROXIES, SUCH SHARES OF CHS COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE EXCHANGE PROPOSAL.

         CHS does not know of any matters that are to come before the special meeting other than the Exchange Proposal. If any other matter or matters are properly presented for action at the special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld by notation on the proxy. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of CHS, by signing and returning a later dated proxy, or by voting in person at the special meeting. However, mere attendance at the special meeting will not, in and of itself, have the effect of revoking the proxy.

         Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Accordingly, since Florida law requires the affirmative vote of a majority of the votes entitled to be cast by the holders of common stock, an abstention will constitute a vote against approval of the Exchange Proposal. If a broker indicates on the proxy that it does not have authority to vote certain shares on a particular matter, those shares will be counted for purposes of determining the presence of a quorum but will not be entitled to vote on such matter. Without instruction from the beneficial owner, brokers will not have authority to vote shares held in "street name" at the special meeting.

QUORUM

         The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of CHS common stock entitled to vote is necessary to constitute a quorum at the CHS special meeting.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         Representatives of CHS's independent certified public accountants will
(i) be present at the special meeting, (ii) have an opportunity to make a statement if they request, and (iii) be available to respond to appropriate questions.

OTHER INFORMATION

         On the Record Date, the executive officers and directors of CHS, including their affiliates, had voting power with respect to an aggregate of 10,074,620 shares of CHS common stock or approximately 14.2% of the shares of CHS common stock then outstanding. CHS currently expects that such directors and officers will vote all of such shares in favor of the Exchange Proposal.

         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE CHS SHAREHOLDERS. ACCORDINGLY, CHS SHAREHOLDERS ARE URGED TO READ COMPLETELY AND CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID RETURN ENVELOPE.

                                   PROPOSAL 1:

                        THE PROPOSED EXCHANGE TRANSACTION

         This section of the Proxy Statement, as well as the next section of the Proxy Statement entitled "Material Provisions of the Exchange Agreement," describe the material aspects of the proposed exchange transaction with NewCo. Refer to the Exchange Agreement, which is attached as Annex A to this Proxy Statement, and to the other agreements and documents that are attached as annexes to this Proxy Statement for additional information. YOU SHOULD READ THE EXCHANGE AGREEMENT COMPLETELY AND CAREFULLY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE EXCHANGE TRANSACTION BETWEEN CHS AND NEWCO.

BACKGROUND OF THE TRANSACTION

         On February 25, 1999, CHS announced the discovery of discrepancies related to the amount of vendor incentives recorded in the fourth quarter of 1998. In coordination with its independent auditors and an investigation by outside attorneys, CHS found that vendor rebates were overstated in the second, third and fourth quarters of 1998. Some of the fourth quarter rebates were supported with invalid documentation. CHS reversed all of the overstated rebates and restated its financial results for the second and third quarters of 1998.

         CHS's restatement of financial results created a credibility issue with its suppliers and lenders. Several of CHS's major suppliers and lenders changed the terms of their credit arrangements with CHS. The suppliers decreased the number of days CHS had to pay for product purchases and in many cases required cash on delivery. In addition, suppliers reduced credit limits, required a stricter adherence to payment terms and charged interest on certain outstanding balances. Certain lenders demanded payment on their loans and were unwilling to renew loans. These changes increased CHS's working capital requirements and financing costs and reduced CHS's ability to take advantage of early payment discounts. CHS also experienced a reduction in the number and types of incentives offered by certain vendors, including volume rebates, price protection and inventory protection rebates. At approximately the same time, CHS experienced increased price competition from its competitors, which resulted in decreased margins, and manufacturers, in order to protect their pricing structure, began eliminating wholesale distributors, like CHS, from the distribution channel for their products.

         As a result of these factors, it became apparent to CHS's Board of Directors that it would be necessary for CHS to divest itself of some or all its ownership interest in its operating subsidiaries if they were to continue as going concerns. The CHS Board of Directors gave consideration to the separate sale of the European subsidiaries or groups of the European subsidiaries to their managers. However, this alternative was rejected in favor of the proposed exchange transaction because the separate sale of subsidiaries or groups of subsidiaries did not lend itself to an organized and systematic method of reducing the long-term debt of CHS. In addition, such a strategy would have called for an accumulation of cash proceeds and subsequent retirement of debt at amounts estimated to be comparable to the par value of the debt rather than the discounted values that CHS hopes to obtain through the exchange transactions.

         On October 25 and 27, 1999, CHS's Board of Directors considered a proposal from a group of investors led by Mark Keough, the sole officer, director and shareholder of Journey, to acquire 51% of CHS's operations in Europe and the Middle East at an amount equal to 51% of the consolidated tangible net book value of the entities comprising such operations. CHS's Board of Directors did not approve the proposal because the group of investors did not have financing arrangements in place and the investors were insisting that CHS agree not to offer the operations subject to the proposal to third parties while the investor group attempted to obtain the funds required to complete the transaction.

REASONS OF CHS FOR THE TRANSACTION

         At a meeting of the CHS Board of Directors held on December 12, 1999, after careful consideration and consultation with representatives of Jefferies & Company, Inc., an investment banking firm that has been retained by CHS to assist the Company in connection with NewCo's exchange transaction with the bondholders and other creditors of CHS, the CHS Board of Directors unanimously approved a Term Sheet which set forth the material terms of the Exchange Agreement and the transactions contemplated thereby. The CHS Board of Directors determined that the Exchange Agreement provided the best alternative available to the Company at the time to discharge its indebtedness to creditors and to provide shareholders with an opportunity to obtain value over time for their investment in CHS.

         At a subsequent meeting of the CHS Board of Directors held on January 6, 2000, after careful consideration and consultation with Capitalink, L.C. the CHS Board of Directors unanimously (i) approved the Exchange Agreement and the transactions contemplated thereby and the Management Agreement, (ii) determined that the value that CHS would receive from NewCo for the exchange of the European subsidiaries is fair value for the assets being transferred, and (iii) recommended that holders of shares of CHS common stock vote FOR approval of the Exchange Agreement and the other transactions contemplated thereby.

         In reaching its decision to approve the Exchange Agreement and to recommend its approval by the holders of CHS's common stock, CHS's Board of Directors considered many factors, including, but not limited to, the following:

         1. alternatives to proceeding with the Exchange Agreement, including other sales of CHS assets;

         2. the unsuccessful results of efforts over the past six months to solicit potential interest from third parties to purchase the European subsidiaries which CHS intends to transfer to NewCo pursuant to the Exchange Agreement;

         3. the prospects of CHS continuing its operations without completing the transaction with NewCo;

         4. the impact of a bankruptcy proceeding on the prospects of CHS's shareholders and creditors realizing value for their interest in or claims against CHS;

         5. The financial and other analysis presented by Capitalink and the oral opinion of Capitalink, L.C. (subsequently confirmed in writing) as to the fairness to the shareholders of CHS from a financial point of view of the consideration to be received from NewCo in the Exchange Agreement. A copy of the opinion, dated January 6, 2000, setting forth the assumptions and qualifications made, facts considered and the scope of the review undertaken is attached to this Proxy Statement as Annex
                  B. Shareholders of CHS are encouraged to read the opinion of Capitalink carefully and completely;

         6. information concerning the financial condition, results of operations, prospects and business of CHS; and

         7. The recognition of CHS that Mark Keough, the former Chief Operating Officer of CHS, has an interest in NewCo, which the Board of Directors considered in connection with its approval of the proposed transaction with NewCo. See "-Interests of Certain Persons."

         CHS's Board of Directors also considered (i) the risk that the proposed transaction with NewCo would not be consummated, and (ii) the matters described in "Risk Factors." In the judgment of CHS's Board of Directors, the potential benefits of the proposed transaction outweigh these considerations.

         The discussion of the information and factors considered and the weight given to such factors by CHS's Board of Directors is not intended to be exhaustive but includes all material factors considered by CHS's Board of Directors. In view of the variety of factors considered in connection with their evaluation of the proposed transaction, CHS's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of CHS's Board of Directors may have given different weights to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CHS

         CHS'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CHS COMMON STOCK VOTE "FOR" APPROVAL OF THE EXCHANGE PROPOSAL.

OPINION OF FINANCIAL ADVISOR TO CHS'S BOARD OF DIRECTORS

         In connection with the proposed exchange transaction between CHS and NewCo (the "Proposed Transaction"), CHS engaged Capitalink, L.C. ("Capitalink") to render an opinion as to the fairness, from a financial point of view, to the CHS shareholders of the consideration to be received. On January 6, 2000, Capitalink delivered its written opinion to the Board of Directors of CHS that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Proposed Transaction is fair to the CHS shareholders. For purposes of the discussion of the opinion of Capitalink, the companies included in Schedule 1 of the Exchange Agreement are referred to collectively as "EuroCos."

         THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK DATED AS OF JANUARY 6, 2000 IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE (THE "CAPITALINK OPINION"). CHS SHAREHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         No limitations were imposed by CHS on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. Capitalink was not requested to and did not make any recommendation to the Board of Directors of CHS as to the form or amount of consideration received in the Proposed Transaction, which, Capitalink assumed, was determined through arms length negotiations between parties. The Capitalink Opinion is for the use and benefit of the Board of Directors of CHS in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation to any shareholder of CHS as to how such shareholder should vote with respect to the Proposed Transaction. Capitalink was not requested to opine as to, and its opinion does not address, CHS's underlying business decision to proceed with or effect the Proposed Transaction. In addition, Capitalink was not requested to explore any alternatives to the Proposed Transaction.

         Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. Capitalink was not asked to consider, and its opinion does not address, the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for CHS.

         In arriving at its opinion, Capitalink, among other things: (i) reviewed the Exchange Agreement; (ii) reviewed the Management Agreement dated as of December 14, 1999, between Journey and CHS; (iii) reviewed publicly available financial information and other data with respect to CHS, including the Form 10-K for the fiscal year ended December 31, 1998, the Form 10-Q for the quarterly period ended September 30, 1999, the Current Reports on Form 8-K, dated October 19, 1999, June 17, 1999, and March 29, 1999, and certain other relevant financial and operating data relating to CHS made available from published sources and from the internal records of CHS; (iv) considered the historical financial results and present financial condition of CHS and EuroCos with those of other companies that we deemed relevant; (v) reviewed and analyzed the financial terms of certain transactions that Capitalink deemed comparable to the Proposed Transaction; (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of CHS;
(vii) reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, companies that Capitalink believed to be comparable to EuroCos; (viii) reviewed and discussed with representatives of the managements of CHS and EuroCos certain financial and operating information furnished to Capitalink; (ix) inquired about and discussed the Proposed Transaction with CHS management; and (x) performed such other analyses and examinations as were deemed appropriate.

         In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of CHS's and EuroCos' management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. In arriving at its opinion, Capitalink did not make a physical inspection of the properties and facilities of EuroCos, and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of EuroCos. Capitalink assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, Capitalink assumed that the Proposed Transaction will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions by which the Proposed Transaction is governed. Capitalink's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 6, 2000. Accordingly, although subsequent developments may affect its opinion, Capitalink did not assume any obligation to update, review or reaffirm its opinion.

         Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the Proposed Transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Proposed Transaction to the CHS shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

         Capitalink analyzed the fairness of the Proposed Transaction using the following methodologies:

         SELECTED COMPARABLE COMPANY ANALYSIS: The selected comparable publicly traded company analysis involves the review of companies deemed comparable to the pro forma combined EuroCos. Capitalink reviewed and compared certain financial information relating to the pro forma combined EuroCos to corresponding financial information, ratios and public market multiples for nine publicly traded companies that it deemed comparable to the pro forma combined EuroCos. No company used in Capitalink's analysis was deemed to be identical to the pro forma combined EuroCos; accordingly, Capitalink considered the multiples for the composite Publicly-Traded Comparables (as defined hereafter) to be more relevant than the multiples of any single company. The companies used for purposes of this analysis were Ingram Micro Inc. ("IM"), Tech Data Corporation ("Tech Data"), Merisel Inc., Microage Inc., Savoir Technology Group Inc. ("STG"), European Micro Hldgs Inc., SED International Hldgs Inc., Bell Microproducts, Inc. ("Bell"), and Scribona AB (collectively, the "Publicly-Traded Comparables").

         Based on publicly available information, Capitalink reviewed various financial information of the Publicly-Traded Comparables, including, among other things, market value, revenue, earnings per share, assets, earnings before interest and taxes ("EBIT"), and cash flow. Subsequent to such review, Capitalink analyzed and compared (i) the latest twelve months ("LTM") revenue, and (ii) the LTM EBIT with those of the pro forma combined EuroCos. Capitalink also calculated a range of enterprise value multiples for such companies by dividing the respective enterprise values (defined as market value plus Net Debt, which is equal to the aggregate book value of all debt, preferred stock and minority interest, minus the aggregate book value of cash and cash equivalents) by items (i) and (ii) above for each of the Publicly-Traded Comparables.

         This analysis indicated that the approximate enterprise value multiple of revenue ranged from .12x to .34x, with a mean of .25x, and a median of .26x; and the approximate enterprise value multiple of EBIT ranged from 10.62x to 35.62x, with a mean of 19.23x, and a median of 15.48x.

         Based on the revenue multiples noted above, Capitalink derived an implied enterprise value for the pro forma combined EuroCos of approximately $460.5 million to $1,293.7 million, with a mean of $930.7 million, and a median of $971.4. After subtracting Net Debt totaling $221.8 million, the implied equity value range of the pro forma combined EuroCos was approximately $238.7 million to $1,071.9 million, with a mean of $708.9 million, and a median of $749.6 million. Based on the EBIT multiples noted above, Capitalink derived an implied enterprise value for the pro forma combined EuroCos of approximately $144.5 million to $484.4 million, with a mean of $261.6 million, and a median of $210.5 million. After subtracting Net Debt totaling $221.8 million, the implied equity value range of the pro forma combined EuroCos was negligible to $262.6 million, with a mean of $39.8 million.

         Capitalink also compared (i) common equity and (ii) total assets with those of the pro forma combined EuroCos. Capitalink calculated a range of equity value multiples for such companies by dividing the respective market values by items (i) and (ii) above for each of the Publicly-Traded Comparables.

         This analysis indicated that the approximate equity value multiple of common equity ranged from .24x to 2.22x, with a mean of 1.00x, and a median of 1.02x; and the approximate equity value multiple of total assets ranged from
 .08x to .95x, with a mean of .29x, and a median of .24x.

         Based on the common equity multiples noted above, Capitalink derived an implied equity value for the pro forma combined EuroCos of approximately $30.4 million to $285.3 million, with a mean of $128.4 million, and a median of $131.2 million. Based on the total assets multiples noted above, Capitalink derived an implied equity value for the pro forma combined EuroCos of approximately $61.2 million to $764.0 million, with a mean of $236.6 million, and a median of $192.6 million.

         None of the Publicly-Traded Comparables utilized as a comparison is identical to the pro forma combined EuroCos. Accordingly, an analysis of publicly-traded comparable companies is not mathematical, rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies or company to which they are being compared.

         Selected Comparable Transaction Analysis: The comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving companies deemed comparable to the pro forma combined EuroCos. Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

         Capitalink began its analysis by searching for transactions entered into recently which were deemed comparable to the Proposed Transaction. Capitalink located eight transactions where financial data of the acquired company and the terms of the transaction were disclosed. The resulting transactions are as follows: (i) Bell's purchase of certain assets of Future Tech International, Inc.; (ii) Compucom Systems' purchase of certain assets of Technology Acquisition Services; (iii) STG's purchase of Enlaces; (iv) IM's purchase of the remaining 74% of Ingram Micro Asia; (v) STG's purchase of Infinite Solutions; (vi) Inacom Corp.'s merger with Vanstar Corporation; (vii) STG's purchase of certain assets of REAL Distributor; and (viii) Tech Data's acquisition of 80% of Computer 2000 AG (collectively, the "Comparable Transactions").

         Based on the information disclosed in the Comparable Transactions, Capitalink compared (i) the LTM revenue, and (ii) total assets of such companies prior to the transaction with those of the pro forma combined EuroCos. Capitalink also calculated a range of transaction value multiples for such transactions by dividing the respective transaction values (including cash paid, assumption of debt and other consideration to the seller) by items (i) and (ii) above for each of the Comparable Transactions.

         This analysis indicated that the approximate transaction value multiple of revenues ranged from .07x to .72x, with a mean of .23x, and a median of .18x; and the approximate transaction value multiple of total assets ranged from .27x to .92x, with a mean of .60x, and a median of .71x.

         Capitalink subsequently applied such multiplies to the corresponding financial information for the pro forma combined EuroCos based on the pro forma combined EuroCos' LTM ended September 30, 1999, to determine the pro forma combined EuroCos' implied transaction value.

         Based on the revenue multiples noted above, Capitalink derived an implied transaction value for the pro forma combined EuroCos of approximately $279.3 million to $2,721.2 million, with a mean of $857.7 million, and a median of $676.3 million. After subtracting Net Debt totaling $221.8 million, the implied equity value range of the pro forma combined EuroCos was approximately $57.5 million to $2,499.4 million, with a mean of $635.9 million, and a median of $454.5 million. Based on the total assets multiples noted above, Capitalink derived an implied transaction value for the pro forma combined EuroCos of approximately $218.5 million to $740.4 million, with a mean of $485.8 million, and a median of $573.3 million. After subtracting Net Debt totaling $221.8 million, the implied equity value range of the pro forma combined EuroCos was negligible to $518.6 million, with a mean of $264.0 million, and a median of $351.5 million.

         None of the Comparable Transactions, or other business combinations utilized as a comparison, is identical to the Proposed Transaction. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the parties to the Comparable Transactions and other factors that could affect the acquisition value of the comparable companies or company to which they are being compared.

         DISCOUNTED CASH FLOW. Capitalink performed a discounted cash flow ("DCF") analysis, aggregating (x) the present value of EuroCos' projected unlevered free cash flows over the three year forecast period with (y) the present value of a range of terminal values described below. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations; these free cash flow figures were based upon operating and financial forecasts provided to Capitalink by the management of EuroCos. The range of terminal values represents the residual value of EuroCos at the end of the forecast period; this range of terminal values was calculated by applying a range of implied multiples to EuroCos' revenue in the final year of the forecast period.

         As part of the DCF analysis, Capitalink utilized (i) discount rates of 20% to 45%, which were chosen based upon several assumptions including interest rates, the inherent business risk of EuroCos and EuroCos' estimated cost of capital; and (ii) a range of terminal multiples. The resulting range of equity values were then adjusted to account for Net Debt by subtracting approximately $221.8 million, yielding a range of enterprise values for EuroCos.

         Based upon a range of terminal multiples of revenue for fiscal year 2002 of .05x to .55x, the implied enterprise value of EuroCos ranged from negligible to approximately $1,085.2 million; after subtracting Net Debt, the implied equity value of EuroCos ranged from negligible to approximately $863.4 million.

         ASSET ACCUMULATION ANALYSIS. The Asset Accumulation Method is a balance sheet oriented valuation method whereby a company's balance sheet is restated to fair market value. This involves the revaluation of the assets and liabilities recorded on the balance sheet, and the identification and valuation of otherwise unrecorded tangible and intangible assets and liabilities.

         For the purpose of using the Asset Accumulation Method, Capitalink utilized the pro forma combined EuroCos' balance sheet as of September 30, 1999, the latest available financial data prior to the date of the opinion. The balance sheet items have been analyzed to determine whether any adjustments are necessary to the carrying values in order for the fair market values to be accurately reflected.

         In order to determine the extent of the adjustments, if any, to the balance sheet items, there are four alternative premises of value: (i) value in continued use, as part of a going concern; (ii) value in place, as part of a mass assemblage of assets; (iii) value in exchange, in an orderly disposition; and, (iv) value in exchange, in a forced liquidation.

         Based on discussions with CHS management, and the actions taken by CHS in connection with the Proposed Transaction (i.e., the relinquishment of the control of the EuroCos via the Management Agreement prior to closing of the Proposed Transaction), the value in exchange, in an orderly liquidation has been utilized in determining adjustments to the balance sheet items. This methodology assumes that the assets are sold piecemeal, not as part of a mass assemblage. It is further assumed that the assets have been given adequate exposure in their normal secondary market. After applying this methodology, Capitalink estimated the value of the EuroCos to be negligible.

         PRO FORMA VALUATION ANALYSIS. Through a pro forma valuation analysis, Capitalink determined the potential variance in the consideration received in the Proposed Transaction. The Best Case Pro Forma Valuation assumes that the consideration in the Proposed Transaction is the sum of (i) $11 million payable by Journey in either cash or the release of certain liabilities; (ii) the Notes;
(iii) the Debentures; (iv) the release of the CHS guarantees of the indebtedness of all of the CHS entities in receivership or liquidation in Germany and the United Kingdom; and (v) a 10% interest in NewCo. The Best Case Pro Forma Valuation assumes that Computer Associates International, Inc. participates in the Proposed Transaction through the exchange of the remaining $40.5 million of Debentures pursuant to the offer set forth in the Exchange Agreement.

         Capitalink then calculated the Worst Case Pro Forma Valuation by taking the Best Case Pro Forma Valuation and assuming that Computer Associates International, Inc. does not participate in the Proposed Transaction through the exchange of the remaining $40.5 million of Debentures. In such a scenario, the Company will receive, as a participant in the exchange offer under the terms of the Exchange Agreement, $600,000 in cash, $2.4 million in notes issued by NewCo, and warrants to purchase such number of shares equivalent to an equity interest of approximately 0.64% in NewCo; however, the Debentures remain a liability of the Company.

         HISTORICAL STOCK PRICE ANALYSIS. Capitalink reviewed the daily closing market price and trading volume of the CHS common stock over the twelve-month period December 14, 1998 through December 14, 1999. Capitalink calculated total trading volumes at various closing trade ranges of CHS common stock. In addition, Capitalink calculated closing price ranges as a percentage of total trading days in the twelve month period, and calculated trading volume per price range as a percentage of total volume in the twelve month period.

         Capitalink also prepared and compared the following indices for the twelve-month period December 14, 1998 through December 14, 1999; (i) CHS common stock price; (ii) the market capitalization-weighted stock prices of the Publicly-Traded Comparables (excluding Scribona AB); and (iii) the Russell 3000 Index.

         HISTORICAL FINANCIAL DATA ANALYSIS. Capitalink reviewed and analyzed the financial information for CHS including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In addition, Capitalink reviewed and analyzed the financial information provided by CHS management for the pro forma combined EuroCos, including the pro forma financial statements as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

         In connection with its services in connection with the Proposed Transaction, Capitalink received $175,000. In addition, CHS has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of this opinion.

         Capitalink is an investment banking firm which, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements.

INTEREST OF CERTAIN PERSONS

         No current or former officers or directors of CHS have any interest, direct or indirect, in the Exchange Proposal, except for Mark Keough, who served as the Chief Operating Officer of CHS from July 15, 1999 until December 14, 1999.

         Mr. Keough owns all of the stock of Journey and is the sole director and officer of that company. Accordingly, he has a personal interest in the outcome of the Exchange Proposal. Effective December 14, 1999, the date on which the Exchange Agreement was signed, Mr. Keough voluntarily terminated his employment with CHS and surrendered any unaccrued rights under his employment agreement with CHS. Mr. Keough has surrendered outstanding options to acquire 1,000,000 shares of CHS common stock. On December 14, 1999, Journey and CHS entered into a management agreement pursuant to which Journey assumed the management and control of the subsidiaries of CHS that are the subject of the Exchange Proposal, pending the consummation of the transaction. The management agreement is attached as Annex C. The compensation payable to Journey under the management agreement is $100 per year.

DISSENTER'S RIGHTS

         The Florida Business Corporation Act (the "FBCA") provides dissenter's rights in the event of certain corporate actions, including a disposition of substantially all the assets of a corporation. The Exchange Proposal may be deemed to constitute a disposition of substantially all the assets of CHS. The FBCA further provides, however, that if, as of the Record Date, the CHS common shares were either registered on a national securities exchange or held of record by 2,000 or more shareholders, dissenter's rights are not available. Since the common shares of CHS are traded on the New York Stock Exchange, which is a national securities exchange, and is held of record by more than 2,000 shareholders, the shareholders of CHS that vote against the Exchange Proposal will not enjoy dissenter's rights.

                  MATERIAL PROVISIONS OF THE EXCHANGE AGREEMENT

         This section of the Proxy Statement describes the material provisions of the Exchange Agreement. For the full text of the Exchange Agreement see Annex A to this Proxy Statement, which is incorporated herein by reference. In addition, important information about the Exchange Agreement and the proposed exchange of assets between CHS and NewCo is provided in the section entitled "Proposal 1: The Proposed Sale of Assets."

OVERVIEW

         Pursuant to the Exchange Agreement, CHS and NewCo will conduct an exchange transaction in which CHS will transfer to NewCo all of its equity interests in substantially all of its European subsidiaries in exchange for $11 million in cash or releases of existing indebtedness of CHS totaling $11 million, cancellation of up to $287.5 million of indebtedness of CHS and 10% of the stock of NewCo. This exchange transaction between CHS and NewCo is subject, among other things, to the approval of the transaction by the shareholders of CHS and to the successful completion of a second exchange transaction between NewCo, on the one hand, and the bondholders and certain creditors of CHS on the other. Under the second exchange transaction, NewCo has agreed to offer $19 million in cash, $75 million aggregate principal amount of 10% six year notes issued by NewCo, and warrants to acquire a total of 20% of the stock of NewCo in exchange for (i) the currently outstanding $200 million aggregate principal amount of Notes of CHS, (ii) the currently outstanding $40.5 million aggregate principal amount of Debentures of CHS, and (iii) up to $47 million of indebtedness of European subsidiaries of CHS that are currently in liquidation or receivership, which indebtedness is guaranteed by CHS. CHS is not required to proceed with its exchange transaction with NewCo unless holders of at least 95% of the Notes and 95% of the claims totaling up to $47 million under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership participate in the second exchange transaction with NewCo. At the closing of the exchange transaction between CHS and NewCo, NewCo will: (i) transfer to CHS the Notes and the Debentures that it acquires in its exchange offer with the bondholders, (ii) provide CHS with releases from the beneficiaries of the guarantees that have participated in the exchange offer with NewCo, (iii) pay CHS $11 million in cash or provide CHS with releases of existing indebtedness of CHS totaling $11 million and (iv) issue to CHS 10% of the stock of NewCo.

         The following list of companies comprise all of the European subsidiaries which CHS has agreed to transfer to NewCo under the Exchange
Agreement:

--------------------------------------------------------------------- --------------------------------------------------------------
CHS Denmark (Denmark subs)                                            Karma Czeck AS
CHS Finland Oy                                                        Karma M.E. Dubai
CHS France S.A. (Meterologie International)                           Karma Finland OY
Meterologie SA                                                        Karma SARL
CHS Next DS                                                           Karma Oktabit S.A.
Romak Computers Ltd.                                                  Karma Oktabit S.A.
Santech Microgroup Norway ASA                                         Karma Asia Pacific Ltd.
Santech Microgroup Sweden AB                                          Karma Italy srl
CHS Sweden AB                                                         Karma Norway
Metrologie Gmbh                                                       Karma ROW
Metrologie OH                                                         Karma Russia
A&A Data Storage Services a.s.                                        Karma Distribution Singapore Pte Ltd.
CHS Baltic                                                            Karma Solvakia
CHS Riga                                                              Karma Component SA
CHS Bulgaria Ltd.                                                     Karma International Group sp zozo
CHS Electronica d.o.o.                                                (Karma Switzerland) Karma Component GMBH
CHS Czechia sro                                                       Karma International gmbh
CHS EEsti AS (CHS Estonia)                                            Karma Donanim Yazilim San Ve Tic
Merisel Russia                                                        Karma Viewpoint
CHS Trading SARL                                                      Carre & Ribiero Informatica LDA (Karma Portugal)
CHS TH'system Czech                                                   Karma Udas
Karma Computerhandels AG                                              KIAG
Karma Belgium                                                         Karma International S.a.r.l.
--------------------------------------------------------------------- --------------------------------------------------------------

REPRESENTATIONS AND WARRANTIES

         CHS and Journey have made various customary mutual representations and warranties in the Exchange Agreement relating to, among other things, organization, power and authority to conduct business as presently conducted, power and authority to enter into the Exchange Agreement and to consummate the transactions contemplated in that agreement, and the lack of broker's or finder's fees.

CONDITIONS TO THE TRANSACTION

         The obligation of CHS to consummate the exchange of assets with NewCo is subject to the following conditions:

         (i) CHS shall have received the approval of its shareholders of the Exchange Agreement and the transactions contemplated therein;

         (ii) Journey shall have obtained the approval of, and the participation in, the second exchange transaction by the holders of at least 95% of the Notes and 95% of the claims totaling up to $47 million under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership;

         (iii) CHS shall have received a fairness opinion from an investment banking firm that the transactions described in the Exchange Agreement are fair to the shareholders of CHS from a financial point of view;

         (iv) CHS shall have received applicable approvals from governmental authorities required for the consummation of the proposed exchange of assets;

         (v) CHS shall have received all material approvals of third parties required for the consummation of the proposed exchange of assets, including consents required under agreements between CHS and its vendors and creditors, and consents under the indenture related to the Notes and the agreement governing the Debentures;

         (vi) Mark Keough, the controlling shareholder of Journey, shall have terminated his employment agreement with CHS with no liability to CHS, and shall have provided CHS with a release from any obligations under such agreement;

         (vii) CHS and Journey shall have entered into an agreement among shareholders providing CHS with certain rights, including anti-dilution protection, preemptive rights, rights of first refusal, drag-along and tag-along rights, a covenant by Journey not to sell its shares of NewCo to a competitor of NewCo and the right to appoint at least one member to NewCo's board of directors or other body performing similar functions;

         (viii) $4.8 million of outstanding intercompany payments and management fees owed to CHS by the subsidiaries to be transferred to NewCo in the exchange transaction shall have been previously repaid to CHS; and

         (ix) the representations and warranties of Journey shall have been true in all material respects when made and as of the consummation of the exchange transaction.

         The obligation of Journey to consummate the exchange transaction between CHS and NewCo is subject to the following conditions:

         (i) Journey shall have obtained the approval of, and the participation in, the second exchange transaction by the holders of at least 95% of the Notes and 95% of the claims totaling up to $47 million under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership;

         (ii) the representations and warranties of CHS shall have been true in all material respects when made and as of the consummation of the exchange transaction.

INDEMNIFICATION

         The representations and warranties of each party survive until 18 months after the closing of the Exchange Agreement. All covenants and agreements of the parties survive the closing indefinitely and without limitation. Each party has agreed to indemnify and hold harmless the other party and its affiliates, directors, officers, employees, agents, successors and assigns for any losses arising out of any (i) breach of a representation or a warranty and
(ii) non-performance or breach of any covenant or agreement of the party contained in the Exchange Agreement. CHS has also agreed to indemnify and hold harmless Journey and its shareholders, employees, officers, directors and agents for any losses to which such persons may become subject under the Securities Exchange Act of 1934, as amended, if such losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the disclosure documents delivered to the participants in the second exchange transaction, provided that such misstatement or omission was based on or omitted from information provided by CHS in writing to Journey for inclusion in the disclosure documents for the second exchange transaction. CHS's total liability for indemnification under the Exchange Agreement is limited to the cash consideration CHS receives from NewCo in the second exchange transaction.

TERMINATION

         The Exchange Agreement may be terminated at any time prior to the consummation of the proposed transaction:

         (i)      by mutual written agreement of the parties;

         (ii) by either party in the event of a material breach by the other party of the representations and warranties or any covenant under the Exchange Agreement which is not cured within thirty
                  (30) days after written notice of such breach;

         (iii) by either party on written notice to the other, if a governmental authority (including any court) issues an order that disapproves the asset exchange;

         (iv) by either party if the consummation of the transaction has not taken place on or before June 30, 2000;

         (v) by either party on written notice to the other party, if there is in effect any stay or injunction prohibiting the consummation of the transactions contemplated by the Exchange Agreement;

         (vi) by CHS, if an unsolicited alternative transaction to the Exchange Proposal becomes available to CHS, and counsel to the Board of Directors of CHS advises the Board of Directors that the failure to participate in discussions or negotiations regarding the alternative transaction or to provide any information to a third party in connection with the alternative transaction, could involve the members of the Board of Directors in a breach of their fiduciary duties to the shareholders of CHS, or the Board of Directors determines in its discretion, after consultation with its financial advisors, that any such proposal is more favorable to the shareholders of CHS from a financial point of view than the transactions contemplated in the Exchange Agreement; or

         (vii) by Journey, in the event that Journey's limited due diligence review of tax matters, litigation and intercompany transactions reveals a material adverse effect to the companies to be transferred to NewCo of which Journey and its owners, directors and affiliates had no actual knowledge.

BANKRUPTCY

         In order to induce Journey to enter into the Exchange Agreement, CHS has agreed with Journey that, if the separate exchange transaction among NewCo and the bondholders and creditors of CHS is unsuccessful, or if the shareholders of CHS do not approve the Exchange Agreement, or if a bankruptcy petition under Chapter 11 of the United States Bankruptcy Code is filed against CHS or the United States subsidiaries of CHS that own any of the European subsidiaries, then CHS and such United States subsidiaries will file a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code. If an involuntary petition is filed to liquidate CHS or its United States subsidiaries that own the European subsidiaries, then CHS will cause the debtors in these cases to convert the cases to Chapter 11 proceedings under the United States Bankruptcy Code.

         As part of any bankruptcy proceeding, CHS has agreed to file a reorganization plan and to cause its United States subsidiaries to file reorganization plans that provide for classification and treatment of creditors' claims in a manner consistent with the terms of the Exchange Agreement. It is expected that the reorganization plans will be funded on the effective date of the plans by NewCo transferring to CHS the NewCo stock and other consideration set forth in the Exchange Agreement and that CHS and the United States subsidiaries of CHS that own the European subsidiaries will transfer their interest in the European subsidiaries to NewCo.

AMENDMENT; PARTIES IN INTEREST

         CHS and Journey may amend the Exchange Agreement by a written instrument signed on behalf of CHS and Journey by their authorized representatives.

         The Exchange Agreement is binding upon and inures to the benefit of the parties thereto and their respective successors and assigns. Nothing in the Exchange Agreement confers upon any other person any right, remedy, obligation or liability.

MANAGEMENT AGREEMENT

         Simultaneously with the entry by CHS and Journey into the Exchange Agreement on December 14, 1999, the parties entered into a management agreement pursuant to which Journey assumed the management and control of the subsidiaries of CHS that are the subject of the Exchange Proposal, pending the consummation of the transaction. The management agreement is attached as Annex C. The compensation payable to Journey under the management agreement is $100 per year.

THE SEPARATE EXCHANGE TRANSACTION BETWEEN NEWCO AND THE BONDHOLDERS AND CREDITORS OF CHS

         The terms of the separate exchange transaction involving NewCo and the bondholders and certain creditors of NewCo (the "Second Exchange") are described in the following paragraphs. The CHS shareholders will not vote on the Second Exchange at the special meeting and will not, by right of their ownership of CHS common stock, have any right to participate in the Second Exchange. The consummation of the Exchange Proposal, however, is conditioned on participation in the Second Exchange by holders of at least 95% of the Notes and 95% of the claims totaling up to $47 million under CHS's purported guarantees of the indebtedness of CHS's subsidiaries in liquidation or receivership. Pursuant to the Exchange Agreement between the Company and Journey, Journey may revise the terms of the Second Exchange only with the consent of the Company.

         Under the Second Exchange, the cash portion to be paid by NewCo is $19 million. NewCo will offer to purchase for cash 100% of the amounts outstanding under the Notes, the Debentures, and up to $47 million of indebtedness guaranteed by CHS related to subsidiaries currently in receivership or liquidation, in each case at a purchase price of 12.5% of the total claim amount. The total claim amount in the case of the Notes and the Debentures will be the outstanding principal amount of such notes and debentures. As to the guaranteed indebtedness, CHS will advise NewCo of the total claim amounts of the guarantees related to indebtedness of CHS subsidiaries currently in receivership or liquidation. No more than $152 million of claims will be permitted to participate in the cash portion of the Second Exchange. If more than $152 million of claims elect to receive cash, only the first $152 million to tender will be permitted to participate.

         The $75 million aggregate principal amount of notes to be issued by NewCo as part of the Second Exchange (the "NewCo Notes") will be repayable six years from issuance, will bear interest at 10% annually, with semi-annual payments of interest payable in cash or payment in kind, and will be subject to repayment at any time at par without penalty. Such notes will be allocated among the holders of the Notes, the Debentures and the holders of up to $47 million of guaranteed indebtedness on a pro rata basis, after taking into account the total claims to be purchased under the cash portion of the Second Exchange.

         As part of the Second Exchange, NewCo will issue two series of warrants, the Series A Warrants and the Series B Warrants, to acquire NewCo stock to the holders of the NewCo Notes on a pro rata basis, based on their respective shares of the face amount of the NewCo Notes. The terms of the warrants will provide that they will be cancelled if the NewCo Notes are repaid prior to the fourth anniversary of the issue date of the NewCo Notes. The Series A Warrants, in the aggregate, will give the holders the right to acquire 10% of NewCo's stock, and will be exercisable when the Equity Value (as defined below) of NewCo exceeds $200,000,000. The Series B Warrants, in the aggregate, will give the holders the right to acquire 10% of NewCo's stock, and will be exercisable when the Equity Value of NewCo exceeds $350,000,000. The "Equity Value" of NewCo is to be determined annually within 120 days of the close of the fiscal year, based upon NewCo's audited consolidated financial statements for the year then ended, and will be equal to six times NewCo's consolidated net earnings before interest, taxes, depreciation and amortization, less indebtedness for borrowed money of NewCo, determined in accordance with generally accepted accounting principles, as reflected on such consolidated financial statements.

         If Computer Associates International, Inc., the holder of the Debentures, does not participate in the Second Exchange, then the Company will have the right to receive the amount of cash, NewCo Notes and warrants that Computer Associates International, Inc. would have received had it participated. If Computer Associates International, Inc. elects to participate in the Second Exchange, it may not tender less than the full amount of the Debenturres.

                           MARKET PRICES AND DIVIDENDS

         CHS common stock is listed and traded on the New York Stock Exchange under the symbol "HS." The following table sets forth the high and low sales prices per share of CHS common stock as reported on the New York Stock Exchange for the quarterly periods presented below. The high and low sales price of CHS common stock as reported on the New York Stock Exchange on Friday, December 10, 1999, the last trading day preceding the public announcement of the proposed exchange transaction between CHS and NewCo, were $0.69 and $0.56, respectively.

------------------------------------ ---------------- ------------------
FISCAL YEAR                               HIGH               LOW
------------------------------------ ---------------- ------------------
1997:
      First quarter                      $16.08            $10.33
      Second quarter                     $17.75            $11.50
      Third quarter                      $29.75            $17.21
      Fourth quarter                     $30.75            $14.75
------------------------------------ ---------------- ------------------
1998:
      First quarter                      $23.88            $12.63
      Second quarter                     $24.31            $15.88
      Third quarter                      $19.00            $10.75
      Fourth quarter                     $17.88            $ 6.00
------------------------------------ ---------------- ------------------
1999:
      First quarter                      $19.13            $ 3.06
      Second quarter                     $ 5.75            $ 7.81
      Third quarter                      $ 4.38            $ 1.44
      Fourth quarter                     $ 1.63            $ 0.44
------------------------------------ ---------------- ------------------

                                 BUSINESS OF CHS

         CHS is a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. CHS operates in approximately 30 countries primarily in Western Europe, Eastern Europe and Latin America, and services an active customer base of approximately 100,000 resellers. In the nine months ended September 30,1999, approximately 78% of the products which were sold by CHS were manufactured by approximately 20 equipment and software vendors, including such market leaders as Hewlett-Packard, IBM, Microsoft, Seagate, Compaq, Intel, Quantum, Western Digital, 3Com, Toshiba, Acer, Yakumo, Epson and Sun. CHS is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the third largest distributor of microcomputer products in the world and one of the leading distributors in Western Europe, Latin America and Eastern Europe. CHS has no significant sales in the United States.

         CHS operates under a decentralized structure in which managers familiar with the customs and needs of a particular country are delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. Unlike certain competitors which operate under a more centralized system, CHS believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting services provides competitive and operating advantages.

         CHS's world headquarters are located at 2000 N.W. 84th Avenue, Miami, Florida 33122, where our telephone number is (305) 908-7200.

RECENT DEVELOPMENTS

         On May 1, 1999 the Company implemented a restructuring plan with the goal of reducing future operating costs. The restructuring has and will continue to result in the writing-off of certain assets, a planned 10% reduction in the number of employees and the closure of redundant warehouses. The restructuring plan was implemented throughout 1999. As of September 30, 1999, approximately $8.0 million was accrued for restructuring costs and this amount was included in accrued liabilities.

         Additionally, there have been dispositions and closings of certain subsidiaries and certain other subsidiaries have been placed in receivership or voluntary creditor protection in the fourth quarter of 1999. As a result, the Company has determined that goodwill, to the extent of losses to be incurred with respect to these subsidiaries, is impaired and, accordingly, has written off such amounts as of September 30, 1999. See the Consolidated Financial Statements and Notes thereto.

         In September 1999, the Company completed the sale of a non-core business that distributes Sun Microsystems products in Germany, Austria, Denmark, and Sweden to UBS Capital, the private equity division of UBS AG. Under the terms of the agreement, the business was sold for approximately $49.0 million. The Company owned approximately 75% of this business and received approximately $36.7 million from the sale. The Company realized a pre-tax gain of approximately $32.7 million from the sale. Proceeds from the sale were placed in escrow, and classified as restricted cash as of September 30, 1999. The proceeds were released in early October 1999 and were used for debt repayment and working capital purposes. The business generated sales of approximately $81.7 million and net losses of $1.1 million for 1999 through the date of sale.

         As of September 30, 1999, the Company owed approximately $275.3 million to the sellers of certain businesses that the Company had purchased. The Company has commenced a program designed to eliminate such amounts owed by disposing of all or a portion of the Company's interests in those operations.

         In October 1999, the Company agreed to submit to arbitration the issue of the portion of Memory Set that the Company will retain as a result of the cancellation of the Company's purchase agreement for Memory Set. Memory Set is a subsidiary of the Company operating in Spain. The Company originally agreed to purchase Memory Set in July 1998. The Company was in default under the purchase agreement because the Company had not paid the balance of the purchase price of approximately $74.4 million. The Company believes the unpaid balance of the purchase price represents approximately 91.5% of Memory Set and the amounts already paid represent approximately 8.5%. The Company may cure its default by paying the balance of the purchase price at any point prior to the completion of the arbitration. The Company does not expect to cure the default. During the nine months ended September 30, 1999, this subsidiary contributed $139.4 million in revenues. The estimated loss on the disposition is $19.9 million. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $74.4 million against its investment in the former subsidiary that includes $49.5 million of goodwill. The Company will treat the ongoing interest in this subsidiary under the cost method of accounting. Under the Exchange Agreement, if NewCo is able to negotiate a complete release of the Company by all of the parties to the Memory Set dispute, in a form satisfactory to the Company, the Company has agreed to assign to NewCo at the closing of the Exchange Agreement all of the Company's interest in Memory Set.

         On October 4, 1999, the Company conveyed 80% of the shares of Arena Bilgisayar Sanayi Ve Ticaret A.S. and Armada Bilgisayar A.S., the Company's subsidiaries operating in Turkey, to the original owners of those companies in exchange for a release of the Company's obligation to pay them the balance of the purchase price for those subsidiaries of approximately $46.0 million. The sellers granted back to the Company an option to reacquire those interests at any time prior to the earlier of October 4, 2000 or a 60-day period beginning after the Company receives new cash investments of $200 million or more. During the nine months ended September 30, 1999, these subsidiaries contributed $115.3 million in revenues. The estimated loss on the disposition is $21.1 million which includes approximately $2.2 million of amounts due from the former subsidiary to the Company that will not be realized. The Company recognized a goodwill impairment loss of $18.9 million on this transaction as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $46.0 million against its investment in the former subsidiaries that includes an additional $31.5 million of goodwill.

         The Company also conveyed all of the Company's interest in ARC Espana Cartera, S.A., another of the Company's subsidiaries operating in Spain, to the original owners in exchange for a release of the Company's obligation to pay them the balance of the purchase price of approximately $29.3 million. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary was approximately $67.2 million. The Company will realize a loss on the sale of this subsidiary of $7.0 million, which includes a fee of approximately $3.9 million to be paid to the original owners of the subsidiary. The Company recognized a goodwill impairment loss of $3.1 million as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $29.3 million against its investment in the former subsidiary that includes an additional $21.8 million of goodwill.

         On October 20, 1999, the Company amended the terms of its purchase agreements for International Corporation Services, Ltd. and related companies, subsidiaries operating in seven locations in Latin America. Under the amendment, the Company conveyed an aggregate 77.83% interest in these companies to the original owners in exchange for a release of the Company's obligation to pay them the balance of the purchase price of approximately $49.8 million. In addition, the original owners granted the Company an option to repurchase the 77.83% interest for a total purchase price of $55.0 million any time before the earlier of (1) October 20, 2000 or (2) 60 days after the Company receives new cash investments of $200 million or more. The Company also granted the original owners an option to purchase the 22.17% interest that the Company retained in these companies for a total purchase price of $15.6 million at any time that the Company's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to these subsidiaries totaled approximately $180.4 million. The estimated loss on the transfer is $8.6 million. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $49.8 million against its investment in the former subsidiary that includes an additional $41.4 million of goodwill. The Company will treat the ongoing interest in these companies under the equity method of accounting.

         On October 20, 1999, the Company also amended the terms of its purchase agreement for Cornejo Informatica, S.A. ("Cornejo"), another subsidiary operating in Latin America. Under the amendment, the Company conveyed an 86.55% interest in Cornejo to the original owners in exchange for a release of its obligation to pay them the balance of the purchase price of approximately $13.0 million. In addition, the original owners granted the Company an option to repurchase the 86.55% interest for a total purchase price of approximately $13.0 million any time before the earlier of (1) October 20, 2000 or (2) 60 days after the Company receives a new cash investment of $200 million or more. The Company also granted the original owners the option to purchase the 13.45% interest that was retained in Cornejo by the Company for a total purchase price of approximately $2.0 million at any time that the Company's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to Cornejo totaled approximately $33.0 million. The estimated loss on the transfer is $1.9 million. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $13.0 million against its investment in the former subsidiary that includes an additional $11.1 million of goodwill. The Company will treat the ongoing interest in Cornejo under the cost method of accounting.

         On October 27, 1999, the Company also conveyed its interest in Brightstar Corp., a subsidiary based in the United States, to the original owners in exchange for a release of its obligation to pay the balance of the purchase price of approximately $1.3 million. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $94.1 million. The Company will realize a loss of $3.2 million on the sale of this subsidiary. The Company wrote-off its goodwill of $25 thousand related to Brightstar as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $1.3 million against its investment in the former subsidiary and recognizing the remainder of the loss.

         On October 31, 1999, the Company rescinded the purchase agreement with MicroInformatica Corp. The Company had previously paid cash of $3.2 million and issued shares with a value of $20.3 million in settlement of the acquisition of MicroInformatica Corp. The rescission agreement provides for the return of the cash and shares in exchange for the Company returning ownership of MicroInformatica Corp. to its original owners. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were $111.7 million. The Company will realize a loss of $21.8 million on the transaction. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable.

         On November 10, 1999, the Company completed the sale of a 60% interest in its subsidiary in Poland for $2 million. The Company retains a 40% interest in the former subsidiary. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were $89.6 million. The Company will treat its ongoing interest in this subsidiary under the equity method of accounting. No gain or loss is expected on the transaction.

         On November 18, 1999, the Company completed the sale of CHS Switzerland for approximately $6.4 million. The Company will record a loss on the transaction of approximately $3.4 million during the fourth quarter of 1999. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were $156.9 million.

         On November 22, 1999, the Company conveyed its interest in CHS Aptec, a subsidiary based in the Middle East, to the original owner in exchange for a release of its obligation to pay the balance of the purchase price of approximately $2.6 million. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $35.2 million. The Company will realize a loss of $1.6 million on the sale of this subsidiary in the fourth quarter of 1999.

         On December 2, 1999, the Company conveyed its interest in Acron Corp., a subsidiary based in the United States, to the original owner in exchange for the return of approximately $2 million that had been previously paid by the Company. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $11.3 million. The Company will realize a loss of approximately $449 thousand on the sale of this subsidiary in the fourth quarter of 1999.

         On December 9, 1999, the Company completed the sale of certain of its Latin American operations to a newly formed company to be known as DistributionTech.com for $23.5 million, with a substantial portion of the purchase price consisting of the assumption of liabilities of CHS's other Latin American subsidiaries. Under the terms of the agreement, the Company will also receive a 49% interest in DistributionTech.com. During the nine months ended September 30, 1999, the operations generated sales of $456 million and had a net loss of $1.8 million. Going forward, the 49% interest in DistributionTech.com received by CHS will be accounted for as a minority interest under the equity method of accounting. As part of the agreement, the e-commerce component of the Latin American operations will be transferred to a newly formed entity to be jointly owned by the Company (51%) and DistributionTech.com (49%), to be known as e-LatinCo.com.

         On December 16, 1999 Computer Associates International, Inc. converted approximately $9.5 million of it's $50 million of floating rate debentures into 11,579,054 shares of CHS common stock.

         On December 17, 1999, the Company conveyed its 65% interest in Ledakon Ltda., a subsidiary based in Colombia, South America, to the original owner in exchange for a release of its obligation to pay the balance of the purchase price of approximately $582 thousand and the return of 211,417 of the Company's shares previously issued. The shares were valued at approximately $300 thousand at the date of return to the Company. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $6.8 million. The Company will realize a loss of approximately $1.5 million on the sale of this subsidiary in the fourth quarter of 1999.

         As a result of the Company being in default on $42.4 million of the purchase price owed for the acquisition of SiS Distribution Limited, a subsidiary based in Asia, the original owners declared the Company in default of the purchase agreement in December 1999 and have received a judgement for the return of the shares of SiS Distribution Limited out of escrow. Although the Company is contesting this action, because of the uncertainty of the ultimate outcome and the Company's current inability to pay the $42.4 million owed, the Company believes that it may not prevail and accordingly expects to realize a loss of approximately $36.6 million on the return of this subsidiary in the fourth quarter of 1999. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $296.8 million.

         The Company is currently in similar negotiations with the original owners of three other subsidiaries to reduce earn-out obligations by an additional $12.6 million. If the negotiations are successful, the amount due to sellers would be essentially eliminated. For the nine months ended September 30, 1999, the three subsidiaries generated combined sales of approximately $162.2 million. The Company acquired the companies in separate transactions during 1998. One of the operations in negotiation is located in Latin America and two in Europe.

         The Company has also closed a subsidiary located in Miami, Florida that serves the Latin America market and that contributed revenues of $22.6 million during the nine months ended September 30, 1999. Goodwill of approximately $6.3 million was written off as of September 30, 1999 related to this subsidiary.

         In December 1999 and January 2000, two subsidiaries of CHS, Metrologie Iberica, S.A. and CHS Benelux, voluntarily filed for creditor protection under Spanish and Belgium law, respectively. The filings were necessitated by continuing losses in their operations due to competitive industry conditions in the regions, restricted credit from their vendors and the inability to remedy events of default under their credit facility totaling $6.7 million as of September 30, 1999. CHS has provided the creditors of these companies with corporate guarantees for the debt.

E-COMMERCE STRATEGY

         After the successful completion of the exchange transaction with NewCo, the Company intends to focus its attention on the creation of a new e-commerce distribution business built around an e-commerce approach. The Company plans to capitalize on its industry expertise, while eliminating the unnecessary cost structure and investment associated with a more traditional distribution business. As an e-commerce distributor, the Company believes it has an opportunity to establish a leadership position by developing an information technology equipment brand space, particularly for those business customers who require `one-stop' shopping for multiple brands of information technology equipment, rather than being restricted to one brand through manufacturers' websites.

         The Company believes that it can combine the following key elements into a new e-commerce business:

/bullet/ CUSTOMER BASE OF OVER 100,000 DEALERS, RESELLERS, ORIGINAL EQUIPMENT
         MANUFACTURERS AND VALUE ADDED RESELLERS. - These customers would be targeted by the Company for correspondence, e-mail, trade conferences, incentive trips and other methods to be developed by the Company.

/bullet/ SUPPLIER RELATIONSHIPS - The Company believes that it has good relationships with all of the key information technology vendors, many of whom are looking for an alternative distribution model, such as the Company's planned e-commerce distribution business.

/bullet/ TECHNOLOGY - THE COMPANY HAS DEVELOPED AN E-COMMERCE ENGINE, WHICH IS
         CURRENTLY OPERATIONAL.

/bullet/ HELMOND DISTRIBUTION CENTER - Helmond is a central distribution facility operating in the eastern part of the Netherlands. The Company has used this facility to distribute product on a pan-European basis. In the short to medium term, the Company believes that Helmond could provide fulfillment services for the e-commerce business, as the operational systems of the facility are already integrated into the e-commerce and business transaction systems of the Company. By controlling the fulfillment aspect of the Company's e-commerce operations through Helmond, the Company believes that it will be able to control inventory levels and provide good customer support, which would be critical to establishing brand reputation in the initial stages of the Company's e-commerce operations.

/bullet/ THE PC-WAY - The PC-Way is a 50-50-joint venture between CHS and Trigem
         Computers, one of the world's leading manufacturers of information technology components and equipment. The purpose of the joint venture is to assemble and market high quality private label personal computers. Trigem Computers has been successful in the United States selling private label personal computers with the "e-machine" brand. The PC-Way assembly facility is located within the Helmond distribution center, and it is the only assembly facility operated by Trigem Computers in Europe.

         The Company believes that these elements can be combined to form an e-commerce business with a defined customer base, supplier support, and critical mass from the early stages of operations. The Company intends to launch its e-commerce business in three phases:

/bullet/ PHASE I - The Company initially intends to market universal products
         (not country-specific) to all European countries through four websites, all connected to the Helmond back-office functions. One website will be a generic European site, the other three tailored to the specific needs of the three largest country markets in
         Europe: United Kingdom, Germany and France. The Company's goals for Phase I are to commence operations and to build a brand reputation for competitive pricing, ease of use and high reliability.

/bullet/ PHASE II -- During Phase II, the Company plans to extend the e-commerce model to include country-specific information technology products marketed through local country operations. The Company would evolve towards true one-stop shopping for a wide range of equipment.

/bullet/ PHASE III - The Company plans to expand the e-commerce concept in phase
         III by creating an information technology -specific portal that would provide specific content for the information technology industry. This content would include the opportunity to purchase products from the Company's own website established in Phase I or from other websites. The Company expects the portal to generate revenue from commissions on sales and site referrals, as well as advertising revenue.

The following sections of this Proxy Statement describe the Company's traditional distribution business, as it is currently constituted.

INDUSTRY

         The microcomputer products distribution industry has grown significantly in recent years, primarily due to increasing demand worldwide for computer products and the use of distribution channels by vendors for the distribution of their products. Historically, there have been two types of companies within the distribution industry: those that sell directly to the end-user ("resellers") and those that sell to resellers ("distributors"). Distributors generally purchase a wide range of products in bulk directly from vendors and then ship products in smaller quantities to many different types of resellers, which typically include dealers, value added resellers ("VARs"), system integrators, mail order resellers, computer products superstores and mass merchants.

         The Company believes that the microcomputer products industry is well suited for distribution. The large number and diversity of resellers make it cost efficient for manufacturers to outsource a portion of their distribution, credit, inventory, marketing and customer support requirements to distributors such as the Company. Similarly, due to the large number of vendors, resellers generally cannot efficiently establish direct purchasing relationships with each vendor and instead rely on distributors to satisfy a significant portion of their product, financing, marketing and technical support needs.

         The Western European, Eastern European and Latin American markets are each highly fragmented. Different languages, cultures and technological factors require experienced local management teams and products which meet the requirements of the specific area. Requirements that are unique to an area include customized manuals, approvals of safety factors by local authorities, microcode which permits the generation of characters in local languages, and voltage standards. These factors require distributors in these markets to carry a variety of different fewer stock keeping units ("SKUs") to meet such demands. As a result, manufacturers depend heavily on distributors such as the Company to meet the differing demands of each locale.

STRATEGY

         To achieve its objectives of strengthening its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and Latin America and expanding its operations in Asia, the Middle East, Africa and possibly the United States, the Company has pursued the following strategies:

         OPERATE A FOCUSED DISTRIBUTION MODEL. The Company's strategy is to operate as a focused distributor by dealing with a select group of high quality branded manufacturers in each major product category, such as Hewlett-Packard for printers, Microsoft for software and networking, Seagate, Quantum and Western Digital for mass storage and Hewlett-Packard, Compaq and IBM for personal computers. The Company also attempts to be a significant distributor for each of its major vendors and establish a partnering relationship with them. The Company believes that, as a result of this strategy, it is able to respond more quickly to customer requests and that it has greater availability of products, access to new products and better pricing. The Company also believes that it has developed greater expertise in the sale and servicing of the products of these manufacturers and has been more effective in asset management. The Company's customers may include both assemblers of non-branded component products and resellers. Generally, products from leading manufacturers are in greater demand, resulting in more efficient inventory management, including greater inventory turns, lower working capital requirements and fewer SKUs. The Company's largest operating subsidiaries maintain between 10,000 and 15,000 SKUs per location while broadline distributors typically carry more than 45,000 SKUs.

         The Company supplements its focused distribution model where feasible with a centralized warehousing capability. In Europe, due to different languages, electrical plugs and manufacturing standards, there is a significant percentage of products that must be localized to the market in which they will be sold. However, for the universal products (generally components like hard drives, CD-ROM, supplies, etc.), the Company utilizes a centralized warehouse to service its local country warehouses. This approach allows the Company to make volume purchases into the central warehouse and deliver products several times a week to each local country warehouse. The Company believes this method is more efficient and results in a lower inventory in each branch than ordering products on a branch level.

         OPERATE WITH A DECENTRALIZED OPERATING STRUCTURE. The Company operates through a decentralized structure. Each of the Company's subsidiaries is managed autonomously using the operating procedures that were developed in response to local market conditions. The founders and managers of acquired companies typically continue to manage the operations and maintain local customer relationships. This decentralized operating structure is complemented by centralized financial controls, which provide the Company's senior managers with frequent and regular status reports for each of its operating subsidiaries. Management believes that this structure provides the Company with significant operating advantages including locally refined procedures within each of the Company's geographic markets that have been developed to most effectively address the heterogeneous commercial and cultural characteristics of such markets. The Company is also developing a standardized model for countries that have multiple CHS operations. In this model, one back office and local country warehouse serve the focused distribution enterprise and components distribution sales forces. The Company believes it can achieve efficiencies and lower costs using this approach.

         IMPROVE MARGINS THROUGH BTO PRODUCTION AND PRIVATE LABEL DISTRIBUTION. The Company intends to take advantage of the higher margins and lower inventory requirements associated with built-to-order and channel assembly (collectively, "BTO") and the higher margins available in private label distribution. In general, BTO production includes the production and assembly of both branded and private label products. Private label distribution, in contrast, involves the marketing, distribution and after-market support of products under the Company's brand names. The Company conducts limited BTO activity and private label distribution in some of its existing Western European subsidiaries. The Company intends to further develop and expand its BTO operations to include both other geographical regions as well as other vendors. The Company also intends to expand the number and geographical coverage of its private label products. The Company distributes private label products in selected locations throughout the world. The Company believes that such products can provide higher margins than branded products if sourced and marketed effectively. The Company intends to expand its distribution of such products and establish an internal "vendor" operation to source, consistently label and market such products.

PRODUCTS AND CUSTOMERS

         The Company's sales consist of hardware and software products such as local area networks, disk drives, personal computers and printers to an active customer base, as of September 30, 1999, of approximately 125,000 VARs and computer retailers. The Company's products also include components such as random access memory chips, central processing units and integrated circuit boards. For the nine months ended September 30, 1999, the Company's product mix by category was personal computers (24%), mass storage (20%), printers (12%), software (11%), networking and multimedia (9%), components (7%), peripherals (7%) and other (11%).

         The Company purchases its products directly from hardware manufacturers and software publishers in large quantities. As a focused distributor, the Company focuses on a small number of leading vendors in each product category and on a small number of high volume items of that manufacturer or publisher. As a result, the Company carries fewer individual products than broadline distributors and works with fewer vendors. The largest Company operating subsidiaries maintain between 10,000 and 15,000 SKUs per location while broadline distributors typically carry more than 45,000 SKUs.

         The Company's customers typically rely on distributors as their principal source of microcomputer products and financing. The Company's backlog of orders is not considered material to an understanding of its business. No single customer accounted for more than one percent of the Company's net sales in the nine months ended September 30, 1999.

VENDOR RELATIONS

         The Company obtains its products from its vendors under non-exclusive distribution agreements, which are subject to renewal annually and may be canceled by either party on short notice. Under these agreements, the Company has the right to purchase products at discounts from the list prices. The amounts of the discounts are determined each year at the time of renewal on the basis of the projected sales of the Company for the following year and vary for each vendor. The Company is not required to make additional product payments if it fails to achieve its projected sales level for the year, but its product discounts in the following year may be reduced because of the lower sales levels. In the nine months ended September 30, 1999, approximately 78% of the products distributed by the Company were purchased from the Company's 20 largest vendors. 18%, 12% and 10% of net sales during that period were derived from the sale of products supplied by Hewlett-Packard, Compaq and IBM, respectively. The Company's agreements with vendors provide a form of price protection specifying that if the list price of a product is reduced by the vendor, the Company will typically receive a credit in the amount of the reduction in distributor cost for each item of the product in inventory.

         The Company also has stock rotation arrangements with substantially all of its vendors. Stock rotation permits the Company to return inventory for full credit in an amount equal to a certain percentage of the Company's purchases from the supplier over a specific period. In certain cases, the Company must purchase inventory at least equal in value to that returned. These agreements permit the Company to maintain higher inventory levels while limiting the amount of committed working capital related to slow-moving items.

         Vendors deliver products against purchase orders tendered by the Company. The Company will often request specific delivery dates in its purchase orders and lead times for delivery from vendors are typically short. Delivery is, however, subject to availability, and vendors have no liability to the Company for failure to meet a delivery date. The Company experiences delivery delays and inventory shortages from time to time. In the opinion of management, these delays and shortages are common to other distributors of microcomputer products in general, and do not have a significant adverse impact on the Company's operations.

         Several of the Company's vendors also provide for rebates or other incentives based on achieving a predetermined goal of volume or type of products sold or other types of goals during a fiscal quarter. On February 25, 1999, the Company announced the discovery of discrepancies related to the amount of vendor incentives recorded in the fourth quarter of 1998. In coordination with its independent auditors and an investigation by outside attorneys, the Company found that vendor rebates were overstated in the second, third and fourth quarters of 1998. Some of the fourth quarter rebates were supported with invalid documentation. All of the overstated rebates have been reversed and the Company has restated its results for the second and third quarters of 1998. As a consequence, the senior executive officer responsible for our European operations resigned.

         Generally, the Company's vendors have the right to terminate their respective distribution agreements on short notice to the Company. In some cases, the Company must be given a reasonable opportunity to cure any violation of the agreement before it may be terminated. The Company similarly has the right to terminate its distribution agreements on short notice to the vendor.

SALES, MARKETING AND CUSTOMER SUPPORT

         In order to address the individual customs, practices and business conventions within countries effectively, each operating subsidiary of the Company maintains general autonomy with respect to sales, marketing and customer support. Oversight and strategic direction are provided by senior management of the Company.

         SALES. The Company markets its products to resellers, who either package the Company's products with other computer equipment or sell the products on an individual basis to end-users. The Company distributes products to approximately 100,000 active resellers in Western Europe, Latin America, Eastern Europe, Asia and the Middle East.

         Each operating subsidiary maintains a sales staff organized to interface effectively with its respective customer base. At least 20% of the Company's employees are involved in sales activities.

         The Company's customers typically place orders with a sales representative. Almost all orders are for pick-up or next day delivery. The Company's computer systems generally allow the representative to check customer credit limits, current inventory levels and pricing.

         MARKETING. The Company utilizes a variety of programs to market its major vendors' products, including direct mailings, periodic advertising by facsimile, advertisements in industry trade publications, product brochures, seminars and participation in selected trade shows. Marketing programs are effectuated at the subsidiary level and are designed to build awareness of the Company, its products and their collective capability. Each operating subsidiary maintains staff to provide marketing support.

         Funds for the Company's advertising budget generally are obtained from cooperative advertising reimbursements and market development funds provided by vendors. Cooperative reimbursements have typically represented approximately 1% to 2% of the dollar amount of products purchased from those major vendors. Marketing programs designed for cooperative reimbursement are vendor and product specific and are designed with vendor approval. Market development funds are provided to create market awareness of vendors' products. Cooperative advertising reimbursements and market development funds are recorded in the Company's financial statements as a reduction of operating expenses.

         CUSTOMER SUPPORT. Under several vendor agreements, the Company is required to maintain a staff of qualified and trained sales, repair, and support employees who are able to provide information and advice to resellers, provide warranty repair service and train resellers on the vendor's products, their applications, configurations with other computer products, and installation and support requirements. The employees of the Company fulfilling these functions are required to complete training courses provided by the vendor.

         In addition, the Company supports all products with a full manufacturer's warranty and maintains an industry standard return policy, similar to that of its competitors.

COMPETITION

         The Company operates in an industry which is characterized by intense competition based on price, product availability, provision of credit to customers, delivery time, customer support services and breadth of product line. Competition exists in a variety of forms including direct sales by vendors, mail order sales, international distributors, and local distributors. Some of the Company's competitors have greater financial and administrative resources than the Company. The Company believes availability of products is a key element of competitiveness and attempts to differentiate itself from its competition by providing a select number of name brands in each product line and maintaining a sufficient inventory of select products to meet demand. The Company enhances its competitive position by providing responsive customer service through support and employee training programs. The Company believes that its vendors and their products are respected in the industry for high quality and performance.

         Vendor contracts frequently limit sales of their products to specific geographic areas. Although these restrictions limit the ability of the Company's subsidiaries to sell outside of their jurisdictions, competition in the subsidiary's area is also reduced.

EMPLOYEES

         At September 30, 1999, the Company employed approximately 4,300 full-time employees of whom 500 were located in the United States. Of the total number of employees, approximately 1,700 worked in marketing and sales, 800 worked in warehousing and delivery and 1,800 were employed in other positions, including administration. Employees in certain countries are represented by labor councils mandated by government regulations which determine compensation and benefits. With these exceptions, none of the Company's employees are represented by unions. Severance costs associated with termination of employment in many countries are higher than in the United States. There has been no disruption of operations due to a labor dispute. Management considers its employee relations to be good.

PROPERTIES

         The corporate headquarters of the Company is located at 2000 N.W. 84th Avenue, Miami, Florida 33122. The Company's subsidiaries operate through approximately 70 locations totaling approximately four million square feet. Most locations consist of an administrative office utilized by the subsidiary and an adjoining or nearby warehouse and distribution facility.

         In each of the countries, the size set forth above includes sales, administrative and warehousing functions and may be composed of multiple facilities. The Company considers its existing facilities to be adequate for its foreseeable needs.

LEGAL PROCEEDINGS

         In March 1999, DARBY V. CHS ELECTRONICS, INC. ET. AL., case No. 99-8186, was filed in the United States District Court, Southern District of Florida. This complaint and others were purportedly filed on behalf of those security holders of the Company who purchased such securities during specified time frames. The complaints, which purport to be class action complaints, generally allege that the Company and certain of its officers violated federal securities laws (including Rule 10b-5 promulgated pursuant to the Exchange Act) in connection with financial reporting and disclosure. Among other things, the plaintiffs allege that the Company and certain of its officers and directors materially overstated financial disclosures. The plaintiffs sought, among other relief, to be declared a class and to be awarded compensatory damages and attorney's fees and costs. By order dated June 23, 1999, the Court consolidated the above-referenced cases and appointed lead plaintiffs and approved the selection of lead counsel for the lead plaintiffs. On December 8, 1999, the Company reached an agreement to settle this litigation. The settlement does not reflect any admission of liability by the Company, and there has been no finding of any violation of federal securities laws. In the settlement, CHS has agreed to pay $11.75 million in cash, which will be fully funded by the Company's insurance policies, and issue 1,650,000 shares of common stock. The settlement covers purchasers of common stock and related options during the period August 7, 1997 through May 13, 1999 who suffered a loss. The Company does not anticipate that the settlement will have any impact on its cash flow. The settlement is subject to court approval. The Company expects the court to rule on the settlement within the next six to eight months. There can be no assurance that the court will approve the settlement.

         On October 12, 1998 Metro AG of Germany ("Metro") announced that its planned sale of the Vobis Group to the Company would not be concluded. Metro commenced suits against a Bank which had issued a DM 20 million letter of credit (approximately $11 million) provided by the Company as part of the transaction in an attempt to force payment on the letter of credit. The Company believes that the conditions permitting Metro to draw on the letter of credit were not met and intervened in the litigation. In both cases Metro's claims were dismissed, however, appeals have subsequently been filed. The Vobis Group purchase agreement called for disputes to be settled by arbitration in Germany and an arbitration proceeding has been initiated by Metro. The arbitration proceeding is in an early stage and no prediction can be made as to its outcome. The purchase agreement did not provide for a break-up fee.

         The Department of Commerce has commenced an investigation of the export activities of one of the Company's subsidiaries and its management in relation to alleged violations of certain Federal exportation laws and other related violations including money laundering. Although the ultimate exposure could be much higher if the Company were ultimately found to have violated these laws, the Department of Commerce has offered to settle for a fine of $25 million and a guilty plea to a representative sample of the charges. Most of the transactions under review by the Department of Commerce occurred prior to the date that the Company acquired the subsidiary. The Company intends to vigorously defend itself against these claims.

         During the last quarter of 1999, nine lawsuits were filed against CHS to collect on CHS guarantees of its subsidiaries' debts to vendors and financial institutions. Six of the lawsuits have been filed in the state court located in Miami, Florida, two lawsuits have been filed in United States District Court in Miami, Florida, and one lawsuit has been filed by Quantum Corporation ("Quantum") in United States District Court for the Northern District of California, San Jose Division (Case No. C-99 21229). The aggregate amount demanded in these suits is approximately $45 million. CHS is defending all of the lawsuits and at the same time is engaging in settlement negotiations with the claimants. Since all of the cases were recently filed, CHS is unable to determine at this time when and how the cases will be resolved by the various courts.

         In addition to seeking to collect approximately $10 million on CHS's corporate guarantee, Quantum is also seeking to enjoin CHS from transferring any more of its subsidiaries to third parties and to attach the assets of CHS that have already been transferred to purchasers. CHS will vigorously defend the injunction and attachment actions brought by Quantum.

         The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The principal focus of the following narrative is on the financial information through the filing of CHS's third quarter 1999 Form 10-Q. Reference is made to "Risk Factors" and "Business of CHS-Recent Developments" for important information regarding liquidity and other financial concerns.

RECENT DEVELOPMENTS

         In the third quarter of 1999 several of the Company's major suppliers and lenders changed the terms of their credit arrangements with the Company. The suppliers have decreased the number of days the Company had to pay for product purchases and in many cases began to require cash on delivery. Additionally, suppliers reduced credit limits, required a stricter adherence to payment terms and began to charge interest on certain outstanding balances. Certain lenders also demanded payment on their loans and have been unwilling to renew loans. These changes have increased the Company's working capital requirements and financing costs and reduced the Company's ability to take advantage of early payment discounts as compared to previous periods. Additionally, in the quarter the Company experienced a reduction in the number and types of incentives offered by certain vendors.

         During the third quarter of 1999 the Company had net cash from operating activities of $94.6 million, which it used to repay bank loans and fund operations.

         In October 1999, due to defaults on certain bank loans, certain subsidiaries of the Company in the United Kingdom, Germany and Austria have been placed in receivership or voluntary creditor protection. Additionally, in October 1999, the Company commenced a program designed to reduce liabilities to sellers of businesses by disposing of all or a portion of the Company's interests in certain of those operations. The Company has concluded agreements with eleven of the sellers of the businesses and is in discussions with the original owners of three other subsidiaries to dispose of those subsidiaries.

         The Company hired an investment banker early in the third quarter of 1999 to evaluate strategic alternatives that could enhance shareholder value. The relationship with the investment banker has been terminated. The Company has alternatively retained the services of a financial advisor and other professionals to assist in the development of a comprehensive plan to equitably satisfy its outstanding obligations. There can be no assurance that the Company will be successful in its plans.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in the Company's Consolidated Statements of Earnings.

                                            YEARS ENDED DECEMBER 31,                  9 MONTHS ENDED
                                                                                        (UNAUDITED)
                                     1996           1997          1998           9/30/98          9/30/99
                                     ----           ----          ----           -------          -------
Net sales                            100.0 %        100.0 %        100.0 %          100.0 %          100.0%
Cost of goods sold                    92.9           92.7           93.4             93.4             94.5
                                     -----          -----          -----            -----            -----
   Gross profit                        7.1            7.3            6.6              6.6              5.5
Operating expenses                     5.6            5.4            5.1              5.2              9.4
                                     -----          -----          -----            -----            -----
   Operating income (loss)             1.5            1.9            1.5              1.4             (3.9)
Interest income                       (0.2)          (0.2)          (0.2)            (0.2)            (0.2)
Interest expense                       0.6            0.7            0.8              0.8              1.1
Other income                          (0.1)           0.0           (0.1)            (0.1)            (0.5)
                                     -----          -----          -----            -----            -----
   Earnings (loss) before
     income taxes                      1.2            1.4            1.0              0.9             (4.3)
Income taxes                           0.3            0.3            0.3              0.3              0.3
Minority interest                      0.1            0.1            0.0              0.0*             0.0*
                                     -----          -----          -----            -----            -----
   Net earnings (loss)                 0.8 %          1.0 %          0.7 %            0.6 %           (4.6 %)
                                     =====          =====          =====            =====            =====

----------
*   Rounded down to zero.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

         NET SALES. Net sales increased $1.2 billion, or 21.0%, from $5,687.8 million in the nine months ended September 30, 1998 to $6,879.4 million in the nine months ended September 30, 1999 due entirely to acquisitions. Net sales of subsidiaries consolidated for both nine month periods ended September 30, 1999 and 1998 decreased by $256.6 million or 4.5%. This is attributable to decreased sales in Latin America, where management made a decision to reduce sales due to economic difficulties, and decreased sales in other locations due to the tightening credit terms from vendors. Such terms reduced the availability of products to the Company and the mix of such products, adversely affecting sales. The company expects the fourth quarter results to also be negatively affected if the lower credit limits are continued.

         GROSS PROFIT. Gross profit increased $1.8 million, or 0.5%, from $377.9 million in the nine months ended September 30, 1998 to $379.7 million in the nine months ended September 30, 1999 due entirely to acquisitions. Newly acquired companies contributed $102.0 million of gross profit. Gross profit of subsidiaries consolidated for both nine month periods ended September 30, 1999 and 1998, decreased $100.2 million, or 26.8%.

         Gross profit was 5.5% for the nine months ended September 30, 1999 and 6.6% for the nine months ended September 30, 1998. The decrease was due principally to lower gross margins from subsidiaries located in Western Europe and Asia. The decrease is attributable to a severe drop in gross margins on mass storage products in the second quarter and an overall drop in gross margins caused by lower product volume, deteriorating product mix, increased competition, cash flow pressures that resulted in missed early payment discounts and reduced incentives offered by or earned from certain vendors. The Company expects that overall gross margins will continue to be lower during the remainder of 1999 compared to 1998 due to the factors described in the preceding sentence.

         OPERATING EXPENSES. Operating expenses as a percentage of net sales were 9.4% in the nine months ended September 30, 1999 and 5.1% in the nine months ended September 30, 1998. The increase in operating expense was due to growth from acquisitions, increased costs and specific charges recorded in the second and third quarters of 1999. The most significant items were charges for goodwill write-offs and restructuring costs of $184.4 million, a $20.7 million charge to reserve a note from an affiliate and a charge for additional bad debt reserves, principally in the Latin American region of $24.0 million. Excluding these charges, operating expenses as a percent of sales were 6.7%. Operating expenses as a percent of sales increased due to an increase in goodwill amortization and general cost increases.

         NET INTEREST EXPENSE. Net interest expense increased $23.6 million from $36.8 million in the nine months ended September 30, 1998 to $60.4 million in the nine months ended September 30, 1999 due to interest on the Notes and the Debentures, interest on delinquent vendor payables, interest on certain delinquent amounts due to sellers under acquisition agreements and increased borrowings by the Company to support increased sales.

         INCOME TAXES. Income taxes were provided on the loss in the nine months ended September 30, 1999. The provision was principally due to the company fully reserving certain deferred tax assets during the period related to subsidiaries in Germany that have been put into voluntary creditor protection. Excluding reserving certain tax assets there was a tax provision of $1 million for the nine months ended September 30, 1999. Income taxes as a percentage of earnings
(loss) before income taxes and minority interest, excluding the effect of reserving certain tax assets, was (0.3%) in the nine months ended September 30, 1999 and 33.7% in the nine months ended September 30, 1998. This change is due to the Company incurring income tax expense despite having a loss for the period due to non-deductible goodwill write-offs, losses in subsidiaries for which no tax benefit can be provided and increased non-deductible goodwill amortization.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO ENDED DECEMBER 31, 1997

         NET SALES. Net sales increased $3.8 billion, or 79.7%, from $4.8 billion in 1997 to $8.5 billion in 1998 due principally to acquisitions and, to a lesser extent, internal growth. Of the increase in net sales, newly acquired subsidiaries contributed $3.1 billion. Net sales of subsidiaries consolidated for both 1997 and 1998 grew $742.5 million or 15.6%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company. The growth was slower than the prior year due principally to economic difficulties in Latin America and Russia.

         GROSS PROFIT. Gross profit increased $215.4 million, or 62.1%, from $346.7 million in 1997 to $562.0 million in 1998 due principally to acquisitions and, to a lesser extent, internal growth. Gross profit on a comparable basis for subsidiaries consolidated for both 1997 and 1998 increased $1.0 million, or 0.3%. Newly acquired subsidiaries contributed $214.4 million of increased gross profit.

         Gross margin was 7.3% in 1997 and 6.6% in 1998. The decrease in gross margin was caused by increased competitive pressure in all markets and the inclusion of a full year of the Karma operation, which has a lower gross margin than the remainder of the Company due to the nature of the products sold.

         OPERATING EXPENSES. Operating expenses as a percentage of net sales declined from 5.4% in 1997 to 5.1% in 1998. The Company attributes this decrease to: (i) synergies realized from combining operating entities; (ii) benefits of economies of scale; and (iii) the inclusion of the results of Karma in 1998 for a whole year based on lower operating expenses of Karma as a percentage of its sales. This factor was partially offset by increased goodwill amortization in 1998, which was $25.8 million during 1998 compared to $8.9 million during 1997. Operating expenses for both periods include the results of foreign currency transactions. Such results were a net gain of $5.2 million in 1998 and $1.2 million in 1997.

         NET INTEREST EXPENSE. Net interest expense increased $30.6 million, or 127%, from $24.1 million in 1997 to $54.8 million in 1998. The increase is directly related to interest on the Company's Senior Notes due 2005 and increased borrowings of the Company to support increased sales.

         INCOME TAXES. Income taxes as a percentage of earnings before income taxes and minority interest in subsidiaries increased from 21.5% in 1997 to 32.4% in 1998. The change is due to a higher proportion of income earned in jurisdictions with higher tax rates, by losses in subsidiaries with no tax benefit and increased non-deductible goodwill amortization. The Company expects to have income tax expense in 1999 despite having a loss for the period due to:
(i) having fully reserved previously recognized deferred tax assets, (ii) non-deductible goodwill write-offs, and (iii) losses in subsidiaries for which no tax benefit can be provided.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO ENDED DECEMBER 31, 1996

         NET SALES. Net sales increased $2.9 billion, or 156.3%, from $1.9 billion in 1996 to $4.8 billion in 1997 due principally to acquisitions and, to a lesser extent, internal growth. Of the increase in net sales, newly acquired subsidiaries (including existing CHS companies for the first nine months of 1997 which were integrated with companies acquired from Merisel) contributed $2.5 billion. Net comparable sales of subsidiaries consolidated for both 1996 and 1997 grew $371.3 million or 28.0%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company.

         GROSS PROFIT. Gross profit increased $215.6 million, or 164.4%, from $131.1 million in 1996 to $346.7 million in 1997 due principally to acquisitions and, to a lesser extent, internal growth. Gross profit on a comparable basis for subsidiaries consolidated for both 1996 and 1997 increased $42.4 million, or 48.8%. Newly acquired subsidiaries (including existing CHS companies for the first nine months of 1997 which were integrated with companies acquired from Merisel) contributed $173.1 million of increased gross profit. For purposes of determining the increase in gross profit, the Company allocated manufacturers' rebates to its more significant subsidiaries.

         Gross margin increased from 7.1% in 1996 to 7.3% in 1997. The change in gross margin was due to increased early payment discounts and vendor rebates offset to some extent by lower gross margins of the recently acquired Karma operations. The Company utilized more early payment discount opportunities as a result of the cash generated by its public equity offering in July 1997. Additionally, the Company's growth resulted in more favorable volume rebates with certain key vendors. The increase in gross margin attributable to early payment discounts (0.2%) and volume rebates (1.4%) was offset by the fact that the Karma operation has a lower gross margin due to the nature of the products sold.

         OPERATING EXPENSES. Operating expenses as a percentage of net sales declined from 5.5% in 1996 to 5.4% in 1997. Included were the expenses of maintaining a minimally utilized warehouse in the Netherlands in 1997 and $1.4 million in Merisel restructuring expenses in 1996. In 1998, such warehouse is expected to be utilized for distribution of universal products (such as mass storage and components). The comparative operating expense ratios without these items would have been 5.4% for 1997 and 5.4% for 1996. Operating expenses for both periods include the results of foreign currency transactions. Such results were a net gain of $1.2 million in 1997 and $1.6 million in 1996.

         NET INTEREST EXPENSE. Net interest expense increased $15.6 million, or 183.7%, from $8.5 million in 1996 to $24.1 million in 1997. The increase is directly related to the increase in average loan amounts outstanding.

         INCOME TAXES. Income taxes as a percentage of earnings before income taxes and minority interest in subsidiaries decreased from 29.9% in 1996 to 21.5% in 1997. The change is due to a higher proportion of income earned in jurisdictions with lower tax rates and the use of net operating loss carryforwards, offset, to a certain extent, by losses in subsidiaries with no tax benefit and non-deductible goodwill amortization.

SEASONALITY

         The Company typically experiences variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. Sales in Europe in the fourth quarter of each year are typically higher than in the other quarters. In Latin America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters.

LIQUIDITY AND CAPITAL RESOURCES

         1998 AND 1997. Net cash of $240.1 million and $248.5 million were used in operating activities in the years ended December 31, 1998 and 1997, respectively. In 1998, such amount was funded by increases in borrowings from banks of $246.8 million and new long-term debt of $139.0 million. In 1997, such amount was funded from increases in bank borrowings and proceeds of a public offering. In both years, cash was used principally due to increases in inventories and trade accounts receivable. In 1998, cash was provided by increases in accounts payables and accrued expenses. Net cash used in investing activities in 1998 and 1997 included $52.5 million and $19.5 million, respectively, related to fixed asset additions. In addition, $189.7 million and $201.5 million were used for acquisitions during such years respectively. Net cash of $588.6 million and $507.2 million was provided by financing activities in the years ended December 31, 1998 and 1997, respectively, due principally to net borrowings of $385.8 million and $74.7 million, respectively, the issuance of the Company's Senior Notes due 2005 during 1998, which proceeds were used for acquisitions, and proceeds of equity public offering totaling $428.2 million in 1997.

         NINE MONTHS ENDED SEPTEMBER 30, 1999 AND NINE MONTHS ENDED SEPTEMBER 30, 1998. Net cash of $163.1 million was provided by and net cash of $5.7 million was used in operating activities in the nine months ended September 30, 1999 and 1998, respectively. In 1999, net cash was provided by decreases in trade receivables and inventory offset by decreases in accounts payable. In 1998, net cash was used principally as a result of decreases in accounts payables and accrued liabilities and increases in receivables and prepaids and other assets offset by a decrease in inventories. Net cash used in investing activities in the nine month periods ended September 30, 1999 and 1998 included approximately $26.9 million and $33.0 million, respectively, related to fixed asset additions. In addition, $6.7 million and $177.9 million, respectively, was used in acquisitions during the nine months ended September 30, 1999 and 1998. In the nine months ended September 30, 1999, $29.8 million was received from the sale of the Company's Sun

Microsystems distribution business. Net cash of $162.3 million was used in financing activities during the nine months ended September 30, 1999. The Debentures provided $50 million net cash while there were repayments to banks of $212.9 million. Net cash of $330.5 million was provided by financing activities in the nine month period ended September 30, 1998, due principally to issuance of the Notes and net borrowings from banks. As of September 30, 1999, approximately $79.7 million of the cash balance was restricted primarily for guarantees and payments on loans and letters of credits.

         In the third quarter of 1999 several of the Company's major suppliers and lenders changed the terms of their credit arrangements with the Company. The suppliers have decreased the number of days the Company has to pay for product purchases and in many cases require cash on delivery. Additionally, suppliers have reduced credit limits, require a stricter adherence to payment terms and charge interest on certain outstanding balances. Certain lenders have also demanded payment on their loans and have been unwilling to renew loans. These changes have increased the Company's working capital requirements and financing costs and reduced the Company's ability to take advantage of early payment discounts as compared to previous periods. Additionally, in the third quarter of 1999 the Company experienced a reduction in the number and types of incentives offered by certain vendors.

         The Company had liabilities to sellers of business of $275.3 million at September 30, 1999 representing the remaining price of acquisitions for which there is a minimum payment or where an earn out is complete. In October 1999, the Company commenced a program designed to reduce such amounts owed by disposing of all or a portion of the Company's interests in certain of those operations. The Company has concluded agreements with eleven of the sellers of the businesses comprising $259.3 million of the balance. After the effective date of these transactions, the results of such companies will no longer be consolidated with the Company. On an aggregate basis the sales of such companies included in the statements of operations for the nine months ended September 30, 1999 was $1,136.0 million. The Company expects to record a loss in the fourth quarter related to certain of these transactions of $62.2 million.

         The Company is currently in similar negotiations with the original owners of three other subsidiaries to reduce earn-out obligations by an additional $12.6 million. If successful, the remaining amount due to sellers would be essentially eliminated. For the nine months ended September 30, 1999, the three subsidiaries generated combined sales of approximately $162.2 million. The Company acquired the companies in separate transactions during 1998. One of the operations in negotiation is located in Latin America, and two in Europe.

         The Company has been in violation of a covenant in a certain short-term credit facility since the first quarter of 1999. The amount outstanding on this facility was approximately $19.8 million as of September 30, 1999. As a result of the default, on October 22, 1999, CHS Electronics Plc, a subsidiary operating in the United Kingdom, was placed in receivership by the lender. The loan was secured by approximately $33.5 million of receivables as of September 30, 1999. The receiver has subsequently closed CHS Electronics Plc and is liquidating its net assets. The Company has additionally sold certain assets of Metrologie Ltd. and Karma UK Ltd., other United Kingdom based subsidiaries. In the first nine months of 1999 these companies generated sales of $612.4 million and had a net loss of $17.0 million. The Company is presently unable to determine if proceeds of the assets of such companies will be sufficient to pay all liabilities. To the extent that there is a shortfall and the liabilities are guaranteed by the Company, there may be additional charges incurred.

         The Company is in violation of various requirements of a different short-term credit facility at September 30, 1999. The Company has closed the subsidiary that is the primary obligor under the loan and has arranged with the lender to repay the credit facility through collections of receivables of the subsidiary. The total amount outstanding at September 30, 1999 under such facility was $9.7 million. This subsidiary contributed revenues of $95.4 million for the nine months ended September 30, 1999. The Company wrote-off goodwill of $26.5 million as of September 30, 1999 related to this subsidiary. The Company is a guarantor of this credit facility.

         A Swiss subsidiary of the Company has two separate credit facilities providing for advances for working capital needs based upon eligible inventory. The credit facilities are secured by a lien on certain assets of the subsidiary and contain covenants requiring certain levels of net worth and profitability. The subsidiary was not in compliance with certain of the covenants as of September 30, 1999 and was consequently in default of the credit facilities. One of the lenders has taken steps to seize the receivables, inventory and cash of the subsidiary. At September 30, 1999 the amounts outstanding under the facilities were $22.4 million. The Company is a guarantor of these credit facilities.

         On December 30, 1998, CHS Frank & Walter, CHS Germany and CHS Austria (collectively, the "Borrowers") entered into a three year DM 325 million (approximately $180 million) facility agreement (the "Facility Agreement") with a bank. Advances under the Facility Agreement may be used for working capital needs of the Borrowers and are based upon a borrowing base equal to the aggregate of 85% of eligible accounts receivable, 50% of eligible inventory and 100% of inventory of a specific vendor. The debt is secured by a lien on the receivables, inventories and intangible assets of the Borrowers and two Austrian subsidiaries of the Company, and a lien on the receivables of a Swiss subsidiary of the Company (collectively, the "Pledgors"), and a pledge of the shares of the Borrowers and the Pledgors. The indebtedness has been guaranteed by the Company, the Pledgors, and certain other subsidiaries of the Company. Interest is at a variable rate based on Euro LIBOR. At September 30, 1999, the interest rate on this credit facility was 6.02%. The Facility Agreement was amended on August 31, 1999 which modified the maturity date to November 30, 1999. In addition to limitations on the ability of the Borrowers to incur additional indebtedness, the amendment reduced the amount available under the loan to DM 310 million (approximately $170 million), which amount will be further reduced upon certain events, and requires the lender's consent for the Company to make future acquisitions or to transfer funds from the Borrowers to other companies in the organization. The Borrowers were in default of certain of the financial covenants in the Facility Agreement as of September 30, 1999 and the Company is currently in default under certain provisions of its guarantee.

         On October 26, 1999, CHS Frank & Walter, CHS Germany and CHS Austria voluntarily filed for creditor protection under German and Austrian law. The filing was necessitated by continuing losses in the operations due to competitive industry conditions in the region, restricted credit from the subsidiaries' vendors, a reduced bank line and the inability to remedy the events of default in the Facility Agreement. Insolvency administrators have been appointed by the court to oversee each operation. Under German and Austrian insolvency laws, each of the subsidiaries are required to prepare a recovery plan to be evaluated by the insolvency administrator. The administrator will make a determination within thirty days of the filing of whether to sell or close the businesses or return them to their owner. During the thirty day period, the subsidiaries will be under creditor protection. In the first nine months of 1999, CHS Frank & Walter, CHS Germany and CHS Austria generated sales of $1,033.1 million and had a net loss of $31.6 million. Although the subsidiaries have tangible book value, the Company is presently unable to determine the ultimate results of the filing, and if the businesses are closed, whether the proceeds of the assets of such companies will be sufficient to pay all liabilities. To the extent that there is a shortfall and the liabilities are guaranteed by the parent, there may be additional charges incurred. At September 30, 1999, the total amount outstanding under this credit facility was $99.9 million. The Company wrote-off goodwill of $62.4 million as of September 30, 1999 related to these subsidiaries.

         The Company's subsidiaries typically enter into short-term credit agreements with financial institutions in their countries of operations. At September 30, 1999, of the $507.1 million aggregate amount available under these agreements, $432.3 million was outstanding. Such agreements are usually for a term of one year and are secured by the receivables of the borrower and, in certain instances, inventories of the borrower. The weighted average interest rate at September 30, 1999 was 6.1%. Certain of these agreements contain financial covenants requiring, among other things, the maintenance of certain net worth and loan-to-collateral value terms. The Company typically guarantees these loans. The Company has also guaranteed the obligations of certain of its subsidiaries to certain vendors. The Company has received demands on payments under guarantees from many of its vendors, creditors and lenders.

         The Company derives all of its operating income and cash flow from its subsidiaries and relies on payments from, and intercompany borrowings with, its subsidiaries to generate the funds necessary to meet its obligations. In certain countries, exchange controls may limit the ability of the Company's subsidiaries to make payments to the Company. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets and cash flow of such subsidiaries over the claims of the Company or its shareholders. Restrictions in financing or credit arrangements may also limit access to such earnings. Certain of these revolving credit agreements limit the ability of the respective subsidiaries to pay dividends, make loans or provide other distributions to the Company. Currently, the subsidiaries with such agreements are Santech Norway and CHS Latin America. Such credit agreements have maximum available amounts of $46.8 million in total.

         In June 1999, the Company entered into an expanded strategic alliance with Computer Associates International, Inc. ("CA"). Under terms of the agreement, the Company supplied CA with marketing, distribution and reseller rights with respect to its product offering. CA loaned $50 million to the Company in the form of the Debentures. The interest rate on the Debentures is the six month LIBOR rate plus 2% (7.17% for the initial interest period), and adjusts semi-annually. On December 16, 1999, CA converted approximately $9.5 million of the debentures into 11,579,054 shares of CHS common stock.

         The Debentures are convertible into the Company's common stock at any time at a conversion price of $5.50 per share. The conversion price is subject to adjustment under certain conditions, including upon the average closing price of the Company's common stock falling below $5.50 during the twenty days preceding any conversion date or upon new issuance of shares at a price lower than $5.50. In connection with the financing, the Company issued to CA a warrant expiring May 31, 2004 for two million shares of common stock at an exercise price of $5.50 per share. The exercise price of the warrant is reduced if new shares are issued at a lower price. The warrant has been recorded at a fair value of $3 million as a discount to the Debentures and this amount is being amortized over the life of the Debentures. The Company is currently not in compliance with certain covenants of the Debentures and is exploring all available options to remedy the situation.

      In April 1998, the Company issued $200 million of Notes due 2005. The Notes bear interest of 9.875% per annum and interest is payable semi-annually on April 15 and October 15 beginning October 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002, initially at 104.938% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest, on or after April 15, 2004. Certain of the Company's direct and indirect subsidiaries fully and unconditionally jointly and severally guaranteed the Notes on an unsecured basis. The guarantor subsidiaries are principally non-operating holding companies. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not guarantors. The Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make other distributions in respect to their capital stock; enter into certain transactions with shareholders and affiliates; make certain investments and other restricted payments; create liens; enter into certain sale and leaseback transactions and sell assets. The covenants are, however, subject to a number of exceptions and qualifications. In November 1999, the Company received notification from one of the holders of the Notes informing it that they believe that the Company is not in compliance with certain covenants of the Note indenture. The Company is currently reviewing the claim made in the notification.

         The Company is party to a case entitled DARBY V. CHS ELECTRONICS, INC. ET. AL. pending in the United States District Court for the Southern District of Florida This complaint and others were purportedly filed on behalf of those security holders of the Company who purchased such securities during specified time frames. The complaints, which purport to be class action complaints, generally allege that the Company and certain of its officers violated federal securities laws (including Rule 10b-5 promulgated pursuant to the Securities Exchange Act of 1934) in connection with financial reporting and disclosure. Among other things, the plaintiffs allege that the Company and certain of its officers and directors materially overstated financial disclosures. The plaintiffs seek, among other relief, to be declared a class and to be awarded compensatory damages and attorney's fees and costs. By order dated June 23, 1999, the Court consolidated the above-referenced cases and appointed lead plaintiffs and approved the selection of lead counsel for the lead plaintiffs. On December 8, 1999, the Company reached an agreement to settle this litigation. The settlement does not reflect any admission of liability by the Company, and there has been no finding of any violation of federal securities laws. In the settlement, CHS has agreed to pay $11.75 million in cash, which will be fully funded by the Company's insurance policies, and issue 1,650,000 shares of common stock. The settlement covers purchasers of common stock and related options during the period August 7, 1997 through May 13, 1999 who suffered a loss. The Company does not anticipate that the settlement will have any impact on its cash flow.

         On October 12, 1998 Metro AG of Germany ("Metro") announced that its planned sale of the Vobis Group to the Company would not be concluded. Metro commenced suits against a bank which had issued a DM 20 million letter of credit (approximately $11 million) provided by the Company as part of the transaction in an attempt to force payment on the letter of credit. The Company believes that the conditions permitting Metro to draw on the letter of credit were not met and intervened in the litigation. In both cases Metro's claims were dismissed in the trial court, however, the appellate court reversed the lower court's decision. The Vobis Group purchase agreement called for disputes to be settled by arbitration in Germany and an arbitration proceeding has been initiated by Metro. The arbitration proceeding is in an early stage and no prediction can be made as to its outcome. The purchase agreement did not provide for a break-up fee.

         The Department of Commerce has commenced an investigation of the export activities of one of the Company's subsidiaries and its management in relation to alleged violations of certain Federal exportation laws and other related violations including money laundering. Although the ultimate exposure could be much higher if the Company were ultimately found to have violated these laws, the Department of Commerce has offered to settle for a fine of $25 million and a guilty plea to a representative sample of the charges. Most of the transactions under review by the Department of Commerce occurred prior to the date that the Company acquired the subsidiary. The Company intends to vigorously defend itself against these claims.

         DHL Airways, Inc. and DHL International, B.V. (collectively "DHL") has made a claim against the Company for indemnification for assessments of approximately $3.1 million made by the Dutch Government against DHL. The assessments are for certain shipments made through DHL by certain of the Company's European subsidiaries that have been alleged by the Dutch government to have understated the declared values in order to reduce payments for value added tax and custom fees. The Company intends to vigorously defend itself against this claim.

         During the last quarter of 1999, nine lawsuits were filed against CHS to collect on CHS guarantees of its subsidiaries' debts to vendors and financial institutions. Six of the lawsuits have been filed in the state court located in Miami, Florida, two lawsuits have been filed in Federal District Court in Miami, Florida, and one lawsuit has been filed by Quantum Corporation ("Quantum") in the United States District Court for the Northern District of California, San Jose, Division. The aggregate amount demanded in these suits is approximately $45 million. CHS is defending all of the lawsuits and at the same time is engaging in settlement negotiations with the claimants. All of the cases were recently filed, therefore, CHS is unable to determine at this time when the cases will be resolved by the various courts. In addition to seeking to collect approximately $10 million on CHS's corporate guarantee, Quantum is also seeking certain equitable relief from the court. See "Business of CHS-Legal Proceedings."

INFLATION

         The Company operates in certain countries that have experienced high rates of inflation and hyperinflation. However, inflation did not have any meaningful impact on the Company's results of operations during any of the four years ended December 31, 1996, 1997, 1998 or 1999.

ASSET MANAGEMENT

         INVENTORY. The Company's goal is to achieve high inventory turns and maintain a low number of SKUs and thereby reduce the Company's working capital requirements and improve return on equity. The Company's strategy to achieve this goal is to both effectively manage its inventory and achieve high order fill rates. The Company's current position with its vendors have adversely affected its ability to achieve its strategy.

         To reduce the risk of loss to the Company due to vendor price reductions and slow moving or obsolete inventory, the Company's contracts with its vendors generally provide price protection and stock rotation privileges, subject to certain limitations. Price protection allows the Company to offset the accounts payable owed to a particular vendor if such vendor reduces the price of products the Company has purchased within a specified period of time and which remain in inventory. Stock rotation permits the Company to return to the vendor for full credit, with an offsetting purchase order for new products, predetermined amounts of inventory purchased within a specified period of time. Such credit is typically used to offset existing invoices due without incurring re-stocking fees.

         ACCOUNTS RECEIVABLE. The Company manages its accounts receivable to balance the needs of its customers to purchase on credit with its desire to minimize its credit losses. Bad debt expense as a percentage of the Company's net sales for each of the nine month periods ended September 30, 1999 and 1998 was 1.2% and 0.2%, respectively. The percentage for 1999 was affected by a charge of $24 million to increase its reserve for bad debts, principally in Latin America, and additional provisions recorded due to overall lower collections in 1999. Beginning in the third quarter of 1999, the Company reduced credit sales in Latin America. The Company attempts to minimize credit losses by an extensive credit approval process and the use of credit insurance and factoring by its Western European subsidiaries and credit issuance by certain Latin American subsidiaries. In its sales to customers in Latin America, the Company often receives post-dated checks at the time of sale. Customers who qualify for credit are typically granted payment terms appropriate to the customs of each country.

MARKET RISK

         The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company principally enters into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates. Occasionally, the Company may enter into derivatives or other financial instruments for speculative purposes. The counter parties are major financial institutions and therefore credit risk associated with these contracts is considered immaterial.

         INTEREST RATE RISK. At December 31, 1998 and September 30, 1999, the fair value of notes payable approximated their carrying value due to their short-term maturities. The fair value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. Changes in interest rates will affect the market value but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows assuming other factors are held constant. The estimated fair values of the Company's total long-term debt at December 31, 1998 and September 30, 1999 was $398.4 million and $112.7 million, respectively. A 1% increase in prevailing interest rates at December 31, 1998 and September 30, 1999 would result in a decrease in fair value of total long-term debt by approximately $8.6 million and $0.6 million, respectively. Fair values were determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit risk and the remaining terms to maturity.

CURRENCY RISK MANAGEMENT

         FUNCTIONAL CURRENCY. The Company's functional currency, as defined by Statement of Financial Accounting Standards No. 52, is the United States dollar. Most of the Company's subsidiaries use the local currencies as their functional currency and translate assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the year. Translation effects are reflected in the cumulative foreign currency translation adjustment in equity. The Company's exposure under these translation rules, which is unhedged, may affect the carrying value of its foreign net assets and therefore its equity and net tangible book value, but not its net income or cash flow. Exchange differences arising from transactions and balances in currencies other than the functional currency are recorded as expense or income in the subsidiaries and the Company and affect the Statements of Earnings.

         HEDGING AND CURRENCY MANAGEMENT ACTIVITIES. Due to its international business presence, the Company transacts extensively in foreign countries and foreign currencies. As a result, earnings may experience some volatility related to movements in exchange rates. The Company attempts to limit its risk of currency fluctuations through hedging where possible. In the year ended December 31, 1998, a significant amount of the purchases of products by the Company were made in United States dollars and approximately 90% of Company sales were made in currencies other than the United States dollar. In the nine month period ended September 30, 1999, a significant amount of the purchases of products by the Company were made in United States dollars and approximately 92% of Company sales were made in currencies other than the United States dollar. The primary currencies in which sales were made in the year ended December 31, 1998 were the German mark (19% of sales), the French franc (11%) and the British pound (9%). The primary currencies in which sales were made in the nine months ended September 30, 1999 were the German mark (16% of sales), the French franc (13%) and the British pound (9%). At December 31, 1998, approximately $436.6 million of accounts payable were attributable to foreign currency liabilities denominated in currencies other than the subsidiaries' functional currencies. Of these, $357.8 million were denominated in United States dollars and $50.8 million were denominated in German marks. Approximately 80% of these liabilities were unhedged. At September 30, 1999, approximately $267.7 million of accounts payable were attributable to foreign currency liabilities denominated in currencies other than the subsidiaries' functional currencies. Of these, $217.4 million were denominated in United States dollars, $3.9 million were denominated in German marks and $36.9 million were denominated in Euros. Approximately 82% of these liabilities were unhedged.

         CHS Finance, a wholly owned subsidiary of the Company, engages in central treasury functions including hedging activities related to foreign currency for the Company and short-term working capital loans to the Company's subsidiaries to enable them to take advantage of early payment discounts offered by certain vendors. These loans are denominated in the functional currency of the borrowing subsidiary or United States dollars. Generally, CHS Finance hedges its receivables denominated in currencies other than its functional currency, the Swiss franc. It attempts to limit the amount of unhedged receivables. This limit is set by the Company taking into consideration the range of unhedged foreign denominated liabilities. As a result, CHS Finance will take positions from time to time, principally in US dollars, Euros and Swiss Francs, which may expose the Company to foreign exchange risks. The Company intends to review this policy periodically and may modify it in the future.

         Through both hedging activities coordinated by CHS Finance and subsidiary hedging activities, the Company makes forward purchases of United States dollars in an attempt to hedge certain Western European currencies and reduce exposure to fluctuations in exchange rates. Additionally, in certain countries in Eastern Europe and in Latin America where it is not practical to make forward purchases, to minimize exposure to currency devaluations, the Company has adopted a policy of attempting to match levels of local denominated accounts receivable with accounts payable and to limit holdings of local currencies. In these countries, the Company attempts to sell products at the United States dollar equivalent rate. Factors which affect exchange rates are varied and no reliable prediction methods are available for definitively determining future exchange rates. In general, countries make an effort to maintain stability in rates for trade purposes. There can be no assurance that these asset management programs will be effective in limiting the Company's exposure to these risks.

         The Company enters into foreign exchange contracts to hedge groups of foreign currency transactions on a continuing basis for periods consistent with its committed exposure. The foreign exchange contracts are valued at market and generally have maturities which do not exceed three months. A portion of the gains and losses on foreign exchange contracts are intended to offset losses and gains on assets, liabilities and transactions being hedged. At December 31, 1998 and September 30, 1999, the face value of foreign exchange forward contracts against trade payables was $269.3 million and $117.0 million, respectively, which approximated fair market value of these contracts. Holding other variables constant, if there were a 10% adverse change in foreign currency exchange rates, the decrease in market value of these contracts at December 31, 1998 or September 30, 1999 would be offset by decreases in trade payables.

NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is currently assessing the effects of adopting SFAS No. 133, and has not yet made a determination of the impact on its financial position or results of operations. In June 1999, the FASB issued SFAS No. 137, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO.133", to defer the effective date of SFAS No. 133. SFAS No. 133, as amended by SFAS No. 137, will be effective for the Company's first quarter of fiscal year 2001.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of December 31, 1999 concerning the beneficial ownership of CHS common stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and certain other executive officers of the Company, and
(iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that all beneficial owners named below have sole voting and investment power with respect to all shares of CHS common stock beneficially owned by them.

                                                              NUMBER OF
                                                                SHARES       PERCENTAGE
                                                             BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)(2)(3)                               OWNED          OWNED
---------------------------------                            ------------   ------------
Claudio Osorio(4)(5)                                           5,497,906         7.7%
Carsten Frank(6)                                               4,380,287         6.2%
Antonio Boccalandro(5)                                            38,425         *
Zbynek Kraus(7)                                                   35,000         *
Pierino Lardi(8)                                                  35,000         *
Donald D. Winstead(9)                                             35,000         *
Jean-Pierre Robinot                                                    0         *
Craig Toll                                                        50,000         *
Burton Emmer(10)                                                   6,000         *
All officers and directors as a group (8 persons)             10,074,620        14.2%
Comtrad(4)(11)                                                 5,497,906         7.7%
Computer Associate International, Inc.(12)                    11,579,054        16.3%

----------
 *   Less than 1%

(1) The address for each of the executive officers and directors is 2000 N.W. 84th Avenue, Miami, Florida 33122, except for Carsten Frank which is 11 Silver Crest Road, House D, Silver Strand, Clearwater Bay, Hong Kong.
(2)  Except as noted, all shares are held beneficially and of record.
(3) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding as of the Record Date.
(4) Includes 1,902,255 shares held of record by Comtrad, Inc. ("Comtrad"), a wholly-owned subsidiary of Comtrad Holdings, Inc. ("CHI"), 1,177,587 shares held of record by CHI, 459,910 shares held of record by Penrose Trading Co. S.A. (a shareholder of CHI and of which Mr. Osorio has effective control), 15,000 shares of Company Common Stock owned by Mr. Osorio and currently exercisable options to purchase 1,943,154 shares held by Mr. Osorio. Claudio Osorio owns and controls a majority of the issued and outstanding capital stock of CHI. Based on the foregoing relationships and agreements, Claudio Osorio, CHI and Comtrad may be deemed to have shared voting and investment control over the above-indicated aggregate number of shares of Common Stock.
(5) Mr. Boccalandro holds currently exercisable options to purchase 38,125 shares of Common Stock. Mr. Boccalandro is a director of CHI, who serves at the discretion of Mr. Osorio as the controlling shareholder of CHI. Accordingly, Mr. Boccalandro disclaims any investment or voting control with respect to the Common Stock owned and controlled by CHI.
(6) Mr. Frank holds currently exercisable options to purchase 90,000 shares of Common Stock.
(7) Mr. Kraus is a shareholder of Penrose Trading Co. S.A. which is a shareholder of CHI and the Company. Mr. Kraus disclaims beneficial ownership of the shares of the Company held by Penrose Trading Co. S.A. and CHI. Mr. Kraus holds currently exercisable options to purchase 35,000 shares of Common Stock.
(8) Mr. Lardi is the holder of currently exercisable options to purchase 35,000 shares of Common Stock.
(9) Mr. Winstead is the holder of currently exercisable options to purchase 35,000 shares of Common Stock.
(10) Mr. Emmer is the holder of currently exercisable options to purchase a total of 5,000 shares of Common Stock.
(11) The address for Comtrad and CHI is P.O. Box 660708, Miami Springs, Florida 33266.
(12) The address for Computer Associates International, Inc. is One Computer Associates Plaza Islandia, New York 11749.

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

         The following discussion summarizes certain United States federal income tax consequences of the Exchange Proposal to CHS and its shareholders.

         The following summary is based on the Internal Revenue Code of 1986 (the "Code"), Treasury regulations thereunder, judicial decisions and published rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in these rules, or new interpretations of these rules, may have retroactive effect and could significantly affect the federal income tax consequences described below.

         The federal income tax consequences of the Exchange Proposal are complex and subject to uncertainties. CHS has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Exchange Proposal. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Exchange Proposal.

         ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE EXCHANGE PROPOSAL.

TREATMENT OF CHS

         The Exchange Proposal will result in a taxable disposition for federal income tax purposes of substantially all of the European subsidiaries of CHS. CHS believes based on preliminary computations that, for federal income tax purposes, it will recognize a loss on the disposition of the European subsidiaries. The amount of any such gain or loss, however, has not been fully determined.

         In addition, CHS may recognize cancellation-of-indebtedness ("COD") income from the Exchange Proposal. In general, for federal income tax purposes, a debtor will realize COD income if a creditor accepts less than full payment in satisfaction of a debt. In the case of an exchange where outstanding indebtedness is canceled in exchange for substantially all of the stock of the European subsidiaries, the amount of such COD income is, in general, equal to the excess of the adjusted issue price (including accrued but unpaid interest) of the indebtedness satisfied less the amount of cash and fair market value of other property received over the fair market value of such stock of the European subsidiaries. Such COD income generally is recognized and included in the corporation's taxable income, except to the extent that the taxpayer is insolvent (or if the taxpayer is in bankruptcy). The relief accorded to COD income by the insolvency exclusion rules is not without cost. Certain tax attributes of the taxpayer, including net operating loss carryovers ("NOLs"), tax credit and capital loss carryforwards and tax basis in property must be reduced by the amount of the taxpayer's COD income that is excluded due to insolvency. Such attribute reductions are made after the determination of the taxpayer's tax liability for the taxable year in which the debt cancellation occurs.

         Based upon current estimates of the value, CHS believes that consummation of the Exchange Proposal will not give rise to COD income since a supportable position can be taken that the outstanding principal of the indebtedness and accrued and unpaid interest related thereto (to the extent deducted by CHS for tax purposes) relinquished by NewCo pursuant to the Exchange Proposal will not exceed the fair market value of the European subsidiaries received by Newco in the exchange. However, there is no assurance that the IRS will not take a contrary position. Whether CHS will recognize COD income as a result of the Exchange Proposal will depend upon the value of the European subsidiaries at the time of the exchange. Any such COD income will be excluded from CHS's taxable income to the extent, if any, of its insolvency at such time (with correlative reduction of its NOLs and tax attributes as described above), and the remainder will be included in CHS's taxable income.

TREATMENT OF CHS SHAREHOLDERS

         The consummation of the Exchange Proposal is not expected to have any direct federal income tax effect on the common shareholders of CHS because no proceeds from the Exchange Proposal will be distributed to such shareholders.

                          DEFAULT UNDER CHS DEBENTURES

         The Company failed to make an interest payment of approximately $1.7 million due on November 30, 1999 under the Debentures. The Company does not believe the default under the Debentures will have any effect on the Exchange Proposal.

                               REGULATORY APROVALS

         The proposed exchange between CHS and NewCo is subject to European Commission competition review and cannot be consummated without compliance with applicable rules of the European Commission.

                      OTHER MATTERS; SHAREHOLDER PROPOSALS

         It is not expected that any matters other than those described in this Proxy Statement will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the appropriate proxy to vote the proxy in accordance with the discretion of the persons named in such proxy. Shareholder proposals for inclusion in CHS's proxy statement for its annual meeting of shareholders to be held in 2000 must be received at CHS's principal executive offices, 2000 Northwest 84th Avenue, Miami Florida 33122, no later than February 28, 2000.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The consolidated balance sheets of CHS as of December 31, 1998 and 1997 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998 which are included on pages F-3 through F-29 have been audited by Grant Thornton LLP, independent certified public accountants as stated in their report appearing herein (F-2).

                         WHERE TO FIND MORE INFORMATION

         If you would like to request documents from CHS, please contact Richard Kaminsky, Director for Investor Relations, at CHS's offices located at 2000 Northwest 84th Avenue, Miami, Florida 33122, by March 1, 2000 to receive them before the special meeting.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the matters submitted to you. CHS has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated ____________, 2000. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than such date, and neither the mailing of this Proxy Statement to shareholders nor the exchange of assets with NewCo pursuant to the Exchange Agreement shall create any implication to the contrary.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CHS Electronics, Inc.--Historical Financial Statements

    Report of Independent Certified Public Accountants......................F-2

    Consolidated Balance Sheets as of December 31, 1998 and 1997............F-3

    Consolidated Statements of Earnings for the three years ended
    December 31, 1998.......................................................F-4

    Consolidated Statements of Shareholders' Equity  for the three years ended December 31, 1998...........................................F-5

    Consolidated Statements of Cash Flows for the three years ended
    December 31, 1998.......................................................F-6

    Notes to the Consolidated Financial Statements..........................F-7

    Condensed Consolidated Balance Sheets as of September 30, 1999
    (Unaudited) and December 31, 1998.......................................F-30

    Condensed Consolidated Statement of Operations for the three and nine month periods ended September 30, 1999 and 1998 (Unaudited).............F-31

    Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 1998 (Unaudited)...........................F-32

    Notes to Condensed Consolidated Financial Statements (Unaudited)........F-34


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders CHS Electronics, Inc.

We have audited the accompanying consolidated balance sheets of CHS Electronics, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CHS Electronics, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Miami, Florida
March 19, 1999

                              CHS ELECTRONICS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                                                                DECEMBER 31,
                                                                        --------------------------
                                                                           1998            1997
                                                                        -----------    -----------
                               ASSETS
CURRENT ASSETS:
   Cash                                                                 $   176,991    $    68,806
   Accounts receivable:
Trade, less allowance for doubtful account of $34,486 in 1998
   and $18,347 in 1997                                                    1,342,126        659,757
Affiliates                                                                   35,546         24,604
                                                                        -----------    -----------

                                                                          1,377,672        684,361
   Inventories                                                            1,025,690        693,503
   Prepaid expenses and other current assets                                101,698         65,255
                                                                        -----------    -----------
   TOTAL CURRENT ASSETS                                                   2,682,051      1,511,925
PROPERTY AND EQUIPMENT, NET                                                 120,201         61,468
GOODWILL, NET                                                               737,719        381,830
OTHER ASSETS                                                                 32,172         13,599
                                                                        -----------    -----------
                                                                        $ 3,572,143    $ 1,968,822
                                                                        ===========    ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable                                                        $   677,994    $   309,510
   Accounts payable, trade                                                1,345,059        771,535
   Accrued liabilities                                                      125,076         83,309
   Amounts due to sellers under acquisition agreements                      185,853         54,866
   Income taxes payable                                                      13,997         13,934
                                                                        -----------    -----------
   TOTAL CURRENT LIABILITIES                                              2,347,979      1,233,154
LONG TERM DEBT                                                              375,655         61,556
MINORITY INTEREST                                                            10,466          6,348
SHAREHOLDERS' EQUITY:
   Preferred stock, authorized 5,000,000 shares; 0 shares outstanding           -              -
   Common stock, authorized 100,000,000 shares at $.001 par value;
     outstanding 55,619,475 shares at December 31, 1998 and
     48,910,999 shares at December 31, 1997                                      56             49
   Additional paid-in capital                                               732,035        621,021
   Retained earnings                                                        110,793         65,115
   Accumulated other comprehensive income                                    (4,841)       (18,421)
                                                                        -----------    -----------
TOTAL SHAREHOLDERS' EQUITY                                                  838,043        667,764
                                                                        -----------    -----------
                                                                        $ 3,572,143    $ 1,968,822
                                                                        ===========    ===========

       The accompanying notes are an integral part of these statements.

                              CHS ELECTRONICS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                      YEAR ENDED DECEMBER 31,
                                            -----------------------------------------
                                               1998            1997           1996
                                            -----------    -----------    -----------
Net sales                                   $ 8,545,773    $ 4,756,383    $ 1,855,540
Cost of goods sold                            7,983,736      4,409,714      1,724,432
                                            -----------    -----------    -----------

     Gross profit                               562,037        346,669        131,108
Operating expenses                              433,567        257,508        102,235
                                            -----------    -----------    -----------

     Operating income                           128,470         89,161         28,873
Other (income) expense:
   Interest income                              (16,581)       (11,470)        (3,199)
   Interest expense                              71,373         35,618         11,712
                                            -----------    -----------    -----------

                                                 54,792         24,148          8,513
                                            -----------    -----------    -----------

Earnings before income taxes and minority
   interest in subsidiaries                      73,678         65,013         20,360
Income taxes                                     23,871         13,988          6,086
Minority interest in subsidiaries                 4,129          2,634          2,108
                                            -----------    -----------    -----------

   Net earnings                             $    45,678    $    48,391    $    12,166
                                            ===========    ===========    ===========

Net earnings per common share--basic        $      0.88    $      1.44    $      0.80
                                            ===========    ===========    ===========

Net earnings per common share--diluted      $      0.82    $      1.32    $      0.78
                                            ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                              CHS ELECTRONICS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       THREE YEARS ENDED DECEMBER 31, 1998
                                 (In thousands)

                                                                           ACCUMULATED
                                               ADDITIONAL                     OTHER
                                       COMMON   PAID-IN       RETAINED    COMPREHENSIVE            COMPREHENSIVE
                                       STOCK     CAPITAL      EARNINGS        INCOME      TOTAL        INCOME
                                       ------    ---------   ---------     ------------ ---------  -------------
Balance at January 1, 1996               $ 11    $  24,973   $   4,558       $    350   $  29,892
Common stock or other consideration
   issued in acquisitions                   -       16,982           -              -      16,982
Common stock issued in public offering      7       50,607           -              -      50,614
Stock options exercised                     1          281           -              -         282
Comprehensive income:
   Net earnings                             -            -      12,166              -      12,166       $ 12,166
   Foreign currency translation adjustment                                     (5,403)     (5,403)        (5,403)
                                                                                                        --------
Total comprehensive income                                                                              $  6,763
                                         ----    ---------   ---------       --------   ---------       ========

Balance at December 31, 1996               19       92,843      16,724         (5,053)    104,533
Common stock issued in acquisitions         8       95,720           -              -      95,728
Common stock issued in public offering     21      428,195           -              -     428,216
Stock options exercised                     1        4,263           -              -       4,264
Comprehensive income:
   Net earnings                             -            -      48,391              -      48,391       $ 48,391
   Foreign currency translation adjustment  -            -           -        (13,368)    (13,368)       (13,368)
                                                                                                        --------
Total comprehensive income                  -            -                                              $ 35,023
                                         ----    ---------   ---------       --------   ---------       ========

Balance at December 31, 1997               49      621,021      65,115        (18,421)    667,764
Common stock issued in acquisitions         7      108,153           -              -     108,160
Stock options exercised                     -        3,233           -              -       3,233
Common stock repurchased                    -         (372)          -              -        (372)
Comprehensive income:
   Net earnings                             -            -      45,678              -      45,678       $ 45,678
   Foreign currency translation adjustment  -            -           -         13,580      13,580         13,580
                                                                                                        --------
Total comprehensive income                                                                              $ 59,258
                                         ----    ---------   ---------       --------   ---------       ========

Balance at December 31, 1998             $ 56    $ 732,035   $ 110,793       $ (4,841)  $ 838,043
                                         ====    =========   =========       ========   =========

        The accompanying notes are an integral part of these statements.

                              CHS ELECTRONICS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------
                                                                           1998         1997         1996
                                                                         ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net earnings                                                             $  45,678    $  48,391    $  12,166
Adjustments to reconcile net earnings to net cash
 (used in) operating activities:
  Depreciation and amortization                                             46,611       21,789        6,632
  Minority interest in net earnings                                          4,128        2,634        2,108
  Changes in assets and liabilities excluding effects of acquisitions:
    Accounts receivable-trade, net                                        (427,899)    (121,163)    (118,694)
    Accounts receivable-affiliates, net                                    (41,230)     (21,363)      (2,398)
    Inventories                                                           (141,159)    (139,923)    (129,357)
    Prepaid expenses and other assets                                      (13,744)       5,404      (22,345)
    Accounts payable, trade                                                277,815      (10,773)     173,244
    Accrued liabilities and income taxes                                     9,709      (33,511)     (20,481)
                                                                         ---------    ---------    ---------
  Net cash (used in) operating activities                                 (240,091)    (248,515)     (99,125)
                                                                         ---------    ---------    ---------
Cash flows from investing activities:
  Purchase of fixed assets                                                 (52,490)     (19,511)     (11,624)
  Cash used in acquisitions, net                                          (189,671)    (201,517)     (26,876)
                                                                         ---------    ---------    ---------
  Net cash (used in) investing activities                                 (242,161)    (221,028)     (38,500)
                                                                         ---------    ---------    ---------
Cash flows from financing activities:
  Proceeds from public offering                                                -        428,216       50,614
  Proceeds from issuance of Senior Notes                                   200,000          -            -
  Proceeds from long-term debt                                             138,961          -            -
  Proceeds from stock options exercised                                      3,233        4,263          281
  Net borrowing from banks                                                 246,823       74,699      112,453
  Repurchase of shares                                                        (372)         -            -
                                                                         ---------    ---------    ---------
  Net cash provided by financing activities                                588,645      507,178      163,348

Effect of exchange rate changes on cash                                      1,792       (3,966)      (1,757)
                                                                         ---------    ---------    ---------
INCREASE IN CASH AND CASH EQUIVALENTS                                      108,185       33,669       23,966
Cash at beginning of year                                                   68,806       35,137       11,171
                                                                         ---------    ---------    ---------
Cash at end of year                                                      $ 176,991    $  68,806    $  35,137
                                                                         =========    =========    =========
  Supplemental disclosure of cash flow information:
    Cash paid during the period for:
      Interest                                                           $  62,555    $  30,454    $  10,064
      Income taxes                                                       $  13,900    $  10,585    $   3,892

Non-cash investing and financing activities:

These statements of cash flows do not include non-cash investing and financing transactions associated with the common stock issued for various acquisitions. The components of the transactions in each year are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                           (IN THOUSANDS)
                                                      1998       1997       1996
                                                    --------   --------   --------
Fair value of assets acquired including cash        $655,938   $689,550   $ 14,691
Less:  Common stock or other consideration issued    173,812    232,748      3,278
                                                    --------   --------   --------

Liabilities assumed                                 $482,126   $456,802   $ 11,413
                                                    ========   ========   ========

In 1996, $13.7 million was credited to additional paid-in capital representing additional consideration paid by an affiliated company under acquisition agreements for subsidiaries now held by the Company and accounted for as an exchange between entities under common control. Furthermore, these statements of cash flows exclude the non-cash impact on the net increase of amounts due to sellers under acquisition agreements of $89.6 million in 1998, $5.7 million in 1997 and $49.2 million in 1996.


        The accompanying notes are an integral part of these statements.

                              CHS ELECTRONICS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES

1.     NATURE OF OPERATIONS

The Company is an international distributor of computer equipment, peripherals and software. The products are sold, principally to resellers, in Western Europe, Eastern Europe, Latin America and Asia.

2.     PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, wholly owned and majority owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

3.     FOREIGN CURRENCY TRANSLATION

For purposes of preparation of its financial statements, the Company uses the local currency as the functional currency except in highly inflationary countries. For subsidiaries where the local currency is the functional currency, assets and liabilities are translated into United States dollars at the exchange rate in effect at the end of the year. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the year. The aggregate effect of translating the financial statements of foreign subsidiaries is included in a separate component of shareholders' equity entitled accumulated other comprehensive income. In the normal course of business, the Company advances funds to certain of its foreign subsidiaries, which are not expected to be repaid in the foreseeable future. Translation adjustments resulting from these advances are included in accumulated other comprehensive income. For entities in highly inflationary countries, the U.S. dollar is considered the functional currency and a combination of current and historical rates are used in translating assets, liabilities, revenues and expenses. The related exchange adjustments are included in earnings. The Company's operations in Bulgaria, Mexico, Russia, Turkey and Venezuela are considered to operate in highly inflationary economies.

4.     CASH EQUIVALENTS

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

5.     CONCENTRATION OF CREDIT RISK

The Company's credit risk on trade receivables is diversified over several geographic areas and many customers. The largest customer accounts for less than 1% of sales. The Company performs ongoing credit evaluations of its customers. In South America, the Company obtains personal guarantees from its customers in some cases. The Company uses credit insurance in several locations (covering $694.1 million in receivables at December 31, 1998) and factoring without recourse in other locations to mitigate risk. The Company provides for estimated credit losses at time of sale based upon factors surrounding the credit risk of specific customers, historical trends and other information.

6.     INVENTORIES

Inventories, consisting of finished products, are stated at the lower of cost or market, with cost being determined principally by the first-in first-out method.

7.     PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements and capital leases are amortized over the lives of respective leases or the service lives of the improvements whichever is shorter.

The straight-line and accelerated methods of depreciation are followed for financial reporting purposes. The useful lives are as follows:

                                                       YEARS
                                                       -----
    Buildings....................................      10-50
    Leasehold improvements.......................       3-10
    Computer equipment...........................       2-5
    Office equipment and furniture...............       3-10
    Vehicles.....................................       3-10

Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized at such time.

8.     INCOME TAXES

The Company utilizes the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

The Company intends to invest the undistributed earnings of substantially all of its foreign subsidiaries indefinitely. At December 31, 1998 and 1997, the cumulative amount of undistributed earnings on which the Company has not recognized United States income taxes was approximately $84 million and $53 million, respectively. However, it is anticipated that United States income taxes on such amounts would be partially offset by available foreign income tax credits.

9.     REVENUE RECOGNITION

The Company recognizes sales upon shipment, as there is no significant post-sale obligation and collectibility is reasonably assured. Income from vendor rebates, discounts, and cooperative advertising is recognized when earned, as a reduction of the cost of inventory sold or as a reduction of operating expenses.

10.    GOODWILL, NET

Goodwill is being amortized on a straight-line basis to earnings over periods ranging from 20 to 35 years to reflect the Company's current expectation of future benefit. The Company evaluates the realizability of its goodwill when an event occurs that indicates that impairment may have occurred. The Company determines potential impairment by comparing the carrying value to the undiscounted future cash flows of the related assets. The Company adjusts the value of goodwill related to a subsidiary if an impairment is indicated by the difference between the undiscounted cash flows and the carrying value. The Company considers a history of operating losses to be a primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of cash flows of other groups of assets. Assets are generally grouped at the country level of operations. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. All of the Company's goodwill is identified with the assets acquired. As of December 31, 1998 and 1997, no impairment was indicated. Accumulated amortization was $37.0 million and $10.8 million at December 31, 1998 and 1997, respectively.

11.    EARNINGS PER COMMON SHARE

In calculating earnings per common share, basic earnings per share is computed by dividing net earnings by the weighted averaged number of common shares outstanding. Diluted earnings per share includes the dilution caused by common stock options and warrants and the shares that would be issued in existing earn outs based upon applying the earn out multiple to actual earnings to date and dividing by the market price at period end. In certain earn outs where the Company has the option of settling the earn out in cash or shares, the Company's current presumption is it will use cash and therefore, such shares have not been included in the calculation of diluted earnings per share. The weighted average number of shares for basic earnings per share was 51,616,109, 33,527,256, and 15,243,672 in 1998, 1997, and 1996, respectively. The weighted average number of shares used in the diluted computation was 55,917,007, 36,592,368, and 15,656,178 in 1998, 1997, and 1996, respectively.

The following table presents a reconciliation of the income and weighted average number of shares of the basic and diluted earnings per share computations (amounts in thousands, except per share amounts):

                                                     YEAR ENDED DECEMBER 31, 1998
                                                --------------------------------------
                                                  NET          WEIGHTED      PER SHARE
                                                EARNINGS    AVERAGE SHARES    AMOUNT
                                                --------    --------------   ---------
Net earnings                                    $45,678
                                                -------
Net earnings per share--basic                    45,678         51,616        $0.88
                                                -------        -------        =====
Effect of dilutive shares:
  Stock options and warrants outstanding            -            1,152
  Earnout contingencies                             -            3,149
                                                -------        -------

Net earnings per share--diluted                 $45,678         55,917        $0.82
                                                =======        =======        =====

                                                     YEAR ENDED DECEMBER 31, 1997
                                                --------------------------------------
                                                  NET          WEIGHTED      PER SHARE
                                                EARNINGS    AVERAGE SHARES    AMOUNT
                                                --------    --------------   ---------
Net earnings                                    $48,391
                                                -------
Net earnings per share--basic                    48,391         33,527        $1.44
                                                -------         ------        =====

Effect of dilutive shares:
  Stock options and warrants outstanding              -          1,434
  Earnout contingencies                               -          1,631
                                                -------         ------

Net earnings per share--diluted                 $48,391         36,592        $1.32
                                                =======         ======        =====

                                                     YEAR ENDED DECEMBER 31, 1996
                                                --------------------------------------
                                                  NET          WEIGHTED      PER SHARE
                                                EARNINGS    AVERAGE SHARES    AMOUNT
                                                --------    --------------   ---------
Net earnings                                    $12,166
                                                -------
Net earnings per share--basic                    12,166         15,244        $0.80
                                                -------         ------        =====

Effect of dilutive shares:
  Stock options and warrants outstanding              -            412
                                                -------         ------

Net earnings per share--diluted                 $12,166         15,656        $0.78
                                                =======         ======        =====

Options to purchase approximately 4.0 million shares of common stock at a range from $15.75 to $25.46 were not included in the computation of the diluted earnings per share for the year ended December 31, 1998 since they would have had an anti-dilutive effect.

12.    STOCK OPTIONS

Options granted under the Company's 1994 Stock Incentive Plan, the 1996 and 1997 Chief Executive Officer stock option plans and the Directors and Officers 1997 stock option plan are accounted for under APB Opinion 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES". As to grants requiring shareholder approval, the Company considers the date of grant to be the date of action by the Board of Directors when, on such date, shareholder approval is deemed to be perfunctory.

13.    DERIVATIVE FINANCIAL INSTRUMENTS

The Company operates internationally with distribution facilities in various locations around the world. The Company reduces its exposure to fluctuations in foreign exchange rates by creating offsetting positions through the use of derivative financial instruments, primarily foreign exchange forward contracts. The market risk related to the foreign exchange agreements is offset by changes in the valuation of the underlying items being hedged. The majority of the Company's derivative financial instruments have terms of 90 days or less. Occasionally, the Company may enter into derivative financial instruments for speculative purposes. The Company is not party to leveraged derivatives.

The notional amount of forward exchange contracts and options is the amount of foreign currency bought or sold at maturity. Notional amounts are indicative of the extent of the Company's involvement in the various types and uses of derivative financial instruments and are not a measure of the Company's exposure to credit or market risks through its use of derivatives. The estimated fair value of derivative financial instruments represents the amount required to enter into like off-setting contracts with similar remaining maturities based on the end of year spot rates, which approximate quoted market rates. As of December 31, 1998, the notional amount of foreign exchange forward contracts outstanding against trade payables was $269.3 million, which approximated fair value.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these items. The carrying amounts of debt issued pursuant to bank credit agreements approximate fair value because interest rates on those instruments approximate current market interest rates. The fair value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. Changes in interest rates will affect the market value but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. The estimated fair value of the Company's total long-term debt (including current portion) at December 31, 1998 was $398.4 million. Fair values were determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit risk and the remaining terms to maturity.

14.    NEW ACCOUNTING STANDARDS

In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is currently assessing the effects of adopting SFAS No. 133, and has not yet made a determination of the impact on its financial position or results of operations. SFAS No. 133 will be effective for the Company's first quarter of fiscal year 2000.

15.    USE OF ESTIMATES

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTE B--ACQUISITIONS

On July 1, 1998, the Company acquired a majority of the outstanding shares of Metrologie International SA ("Metrologie"), a distributor of hardware and software to more than 15,000 resellers in France, the United Kingdom and Spain (all outstanding shares of Metrologie were acquired before the end of 1998). The purchase price for the entire equity interests of Metrologie was approximately $93.7 million. Metrologie had sales of $433.4 million for the six months ended June 30, 1998 and $883.2 million for the year ended December 31, 1997. Metrologie is ISO-9001 certified to perform configurations of high-end network solutions and work stations which the Company believes will be strategically important in strengthening the Company's ability to provide high-end platforms in Europe. As a result of this acquisition, the Company has become the largest distributor of microcomputer products in France and Spain.

On March 9, 1998, the Company acquired an 80% interest in the Hong Kong, Malaysia and Singapore subsidiaries of SiS Distribution Ltd. ("SiS"), a Hong Kong based distributor, for $70.4 million, and paid $28.2 million of such amount on such date (representing 40% of the purchase price). Under the terms of the agreement, as modified, the remainder of the purchase price is due in cash in the second quarter of 1999. SiS had sales of $346.8 million during 1997.

During 1998, the Company completed 14 other acquisitions which were considered not to be significant. All acquisitions have been accounted for under the purchase method and accordingly, the results of such acquired entities have been included in the consolidated operating results since their acquisition dates.

In 1997 the Company made 15 acquisitions, of which three were significant. Effective October 1997, the Company completed the acquisition of Santech Micro Group ASA ("Santech"), for approximately $125 million. Santech was the largest distributor of microcomputer products in Scandinavia with operations in Norway, Sweden and Denmark and had revenues of $718 million in 1996. Santech distributes the products of the same vendors as other subsidiaries of the Company. The acquisition of Santech has been accounted for under the purchase method and, accordingly the results of Santech have been included in the consolidated operating results since the date of acquisition. The acquisition of Santech resulted in the recognition of $107.3 million of goodwill.

Santech's operating results during 1997, included in the pro-forma amounts at the end of this note, were adversely impacted as a result of restructuring its operations after a July 1996 merger.

Operating results were also impacted adversely by the implementation of a new computer system in the first six months of 1997. The adverse impact included costs associated with reduction in the number of its product lines and the number of employees from 450 to 320. The Company accrued approximately $2 million for the costs of consolidating former Santech operations. The reserve consists of inventory reserves, severance costs, lease termination costs and other costs. As of December 31, 1998, $1.3 million had been charged against such reserve.

Effective August 1997, the Company completed the acquisition of Karma International S.A. ("Karma"). Karma was a distributor of personal computer components to over 10,000 customers in Europe, the Middle East and Asia. The purchase price for Karma was $160 million and was funded through (i) $74 million in cash and (ii) 4,813,432 shares of unregistered common stock. Karma's product line includes mass storage products, CPUs, memory chips, motherboards, sound, video and other cards and monitors. Karma operated in 18 countries through 28 offices in Europe, the Middle East and Asia. Karma had net sales of approximately $700 million in 1996. The acquisition of Karma has been accounted for under the purchase method and, accordingly the results of Karma have been included in the consolidated operating results since the date of acquisition. The acquisition of Karma resulted in the recognition of $126.4 million of goodwill.

Effective January 1997, the Company completed the acquisition of Frank & Walter Computer GmbH ("Frank & Walter") for 3,300,000 unregistered shares of common stock. Frank & Walter had net sales of approximately $686 million in 1996. The Company believes that Frank & Walter was, at the time of acquisition, the fourth largest computer distributor in Germany with over 10,000 active dealers. The acquisition of Frank & Walter has been accounted for under the purchase method and, accordingly the results of Frank & Walter have been included in the consolidated operating results since the date of acquisition. The amounts allocated to assets acquired and liabilities assumed resulted in a recognition of $26.9 million of goodwill.

The Company completed other acquisitions during 1997 which were considered not to be significant. Such acquisitions have been accounted for under the purchase method and accordingly, the results of such acquired entities have been included in the consolidated operating results since their acquisition dates.

In 1996 the Company acquired 18 companies. The largest acquisition was of seven companies comprising the European and Latin American businesses of a competitor, Merisel, Inc. These seven companies were acquired for cash and debt assumptions. The total consideration paid was approximately $148 million consisting of $30 million of cash and $118 million of debt assumed or refinanced. The Company financed the acquisition primarily through borrowing or factoring at each subsidiary acquired. The acquisition has been accounted for as a purchase, effective as of September 30, 1996. The cost of the acquisition has been allocated to the assets acquired based on their fair values. This initially resulted in approximately $10.5 million of goodwill. In the second and third quarters of 1997, certain reserves initially established were determined not to be required, resulting in a reduction of goodwill to $4.6 million.

The Company originally accrued approximately $12.8 million for the consolidation of former Merisel and CHS operations. The reserve consisted of lease termination--$4.1 million, write-off of leasehold improvements and computer systems--$4.9 million, and accounts receivable and other costs--$3.8 million. Through December 31, 1998, $11.0 million has been charged against this accrual.

In June 1996, the Company acquired 100% of an unaffiliated company in Russia for consideration based on a multiple of that company's net income in 1996. The acquisition was initially recorded at no consideration, which approximated the value of net assets acquired. Subsequently, the agreement was modified to measure the value of the Company based 50% on 1996 results and 50% on 1997 results. The 1996 portion was paid in cash in 1997 and the 1997 portion was paid in 1998 by issuing 1,426,191 shares of common stock. In 1996 and 1997, $20.6 and $25.3 million was recorded as purchase price and goodwill.

In April 1996, the Company acquired 100% of an unaffiliated company in Switzerland for consideration based on a multiple of 1996 net earnings but not less than $1.7 million. The acquisition was initially recorded at $1.7 million resulting in no goodwill. Subsequently, the agreement was modified to base the price on results through September 30, 1996. In the 1996 fourth quarter, 274,855 shares of common stock were issued and goodwill of $870,000 was recorded.

In March 1996, the Company acquired six companies from Comtrad, Inc., an affiliate, for a reduction of indebtedness of $7.8 million. These acquisitions have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad. The companies in Bulgaria, Croatia, Lithuania and Romania were started by Comtrad in 1993 and 1994 for a minimal investment and had insignificant operations. They are treated as if Comtrad acquired them on December 31, 1994. Sixty-five percent of a company in Slovakia was acquired in early 1994 for a minimal investment and 1994 results were insignificant. The remaining 35% was acquired by Comtrad for a contingent payment which was insignificant and was recorded in 1997. Comtrad acquired the Brazil company in November 1994 for Comtrad common shares valued at $762,000. The acquisition was recorded by the Company as of December 31, 1994 at this value, resulting in goodwill of $2.5 million. An additional amount of $240,000 was paid by Comtrad in 1996 to complete its acquisition of this company, which had the effect of increasing goodwill to $2.8 million.

In February 1996, the Company acquired 51% of an unaffiliated company in Hungary for consideration based on 51% of the book value of equity at December 31, 1996 plus a multiple of 51% of 1996 net earnings. Based on 1996 results, the purchase price was fixed at $17.6 million resulting in goodwill of $15.8 million. The sellers elected to receive the proceeds in cash rather than stock. In the second quarter of 1997 the agreement was modified to measure the value of the company based 75% on 1996 results and 25% on 1997 results. The 1996 amount was paid in 1997. As a result, goodwill in 1996 was reduced by $3.8 million. The 1997 amount, estimated at $5.6 million, was recorded in 1997 and paid in 1998 and increased goodwill.

The following represents the unaudited pro forma results of operations assuming all significant 1998 and 1997 acquisitions had taken place on January 1, 1997 (amounts in thousands, except per share amounts):

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                              1998                      1997
                                              ----                      ----
       Net sales                           $9,461,281                $8,247,223
       Net earnings                            19,083                    13,403
       Net earnings per share--basic            $0.37                     $0.40
       Net earnings per share--diluted          $0.34                     $0.37

Pro forma adjustments have been made to add goodwill amortization. The pro forma information is not necessarily indicative of the actual results of operations that would have occurred had the acquisitions taken place on January 1, 1997, or of results which may occur in the future.

NOTE C--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                        YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------
                                                               1998              1997                1996
                                                             --------           --------           --------
                                                                             (IN THOUSANDS)
Allowance for doubtful accounts:
   Beginning balance                                         $ 18,347           $ 14,830            $ 4,388
   Provision for bad debt                                      20,683             11,636              3,412
   Write-offs                                                 (17,324)           (14,162)            (3,775)
   Acquired through acquisition                                12,780              6,043             10,805
                                                             --------           --------           --------
   Ending balance                                            $ 34,486           $ 18,347           $ 14,830
                                                             ========           ========           ========

NOTE D--PROPERTY AND EQUIPMENT

                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                              1998                1997
                                                                            ---------           --------
                                                                                   (IN THOUSANDS)
Land and buildings                                                           $ 41,451           $ 19,358
Office equipment and furniture                                                 44,129             22,047
Leasehold improvements                                                         23,931              7,330
Computer equipment                                                             55,645             43,470
Vehicles and other                                                              6,332              3,497
                                                                          ------------       ------------
                                                                              171,488             95,702
Less accumulated depreciation and amortization                                 51,287             34,234
                                                                            ---------           --------
                                                                            $ 120,201           $ 61,468
                                                                            =========           ========

NOTE E--INCOME TAXES

The components of earnings (loss) before income taxes and minority interest in subsidiaries consist of the following:

                                                         YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------
                                               1998               1997               1996
                                             --------           --------           --------
                                                              (IN THOUSANDS)
Domestic                                     $ (2,364)          $  3,450           $  1,361
Foreign                                        76,041             61,563             18,999
                                             --------           --------           --------
Total                                        $ 73,677           $ 65,013           $ 20,360
                                             ========           ========           ========

The provision for income taxes consists of the following:

                        YEAR ENDED DECEMBER 31,
                  --------------------------------
                    1998        1997        1996
                  --------    --------    --------
                           (IN THOUSANDS)
Current:
   U.S. Federal   $  1,444    $  2,243    $  1,721
   U.S. State          167         329         228
   Foreign          16,878       8,493       4,520
                  --------    --------    --------
                    18,489      11,065       6,469
                  --------    --------    --------
Deferred:
   U.S. Federal       (111)       (569)       (258)
   U.S. State          (18)        (92)        (47)
   Foreign           5,511       3,584         (78)
                  --------    --------    --------
                     5,382       2,923        (383)
                  --------    --------    --------
Total             $ 23,871    $ 13,988    $  6,086
                  ========    ========    ========

Deferred tax assets (liabilities) are comprised of the following:

                                                    DECEMBER 31,
                                               --------------------
                                                 1998        1997
                                               --------    --------
                                                  (IN THOUSANDS)
Deferred tax assets:
Net operating losses of foreign subsidiaries   $ 47,587    $ 16,839
Accruals not currently deductible                 2,820       1,896
Allowances for bad debts                          2,061       1,115
Other                                               -            27
                                               --------    --------
Total deferred tax assets                        52,468      19,877
                                               --------    --------
Deferred tax liabilities:
Inventory differences                            (7,861)     (7,424)
Other                                              (461)        -
                                               --------    --------
Total deferred tax liabilities                   (8,322)     (7,424)
                                               --------    --------
                                                 44,146      12,453
Valuation allowance                             (41,884)    (13,676)
                                               --------    --------
Total                                          $  2,262    $ (1,223)
                                               ========    ========

The net deferred tax asset (liability) is reflected in the accompanying consolidated balance sheets in other assets as of December 31, 1998 and in income taxes payable as of December 31, 1997.

The major elements contributing to the difference between taxes at the U.S. federal statutory tax rate and the effective tax rate are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                  --------------------------------
                                                                    1998        1997        1996
                                                                  --------    --------    --------
                                                                           (IN THOUSANDS)
Income taxes at the United States statutory rate                  $ 25,050    $ 22,104    $  6,922
Foreign income subject to tax at other than U.S. statutory rate    (11,630)    (15,690)     (1,356)
Losses without tax benefit                                           4,693       5,127       1,329
Non deductible goodwill amortization                                 8,563       2,834         255
Utilizations of net operating losses of foreign subsidiaries        (2,181)       (759)     (1,196)
Other                                                                 (624)        372         132
                                                                  --------    --------    --------
Income taxes at the effective tax rate                            $ 23,871    $ 13,988    $  6,086
                                                                  ========    ========    ========

At December 31, 1998, the Company has net operating loss carry forwards in certain foreign jurisdictions that expire as follows (in thousands):

1999                                    $  15,248
2000                                        2,003
2001                                        1,013
2002                                       12,557
2003                                        1,705
2004 - 2008                                13,634
No expiration                              82,832
                                        ---------
Total                                   $ 128,992
                                        =========

In assessing the realization of net operating loss carry forwards, management considers whether it is more likely than not that some portion or all of these net operating loss carry forwards will not be realized. The ultimate realization of these net operating loss carry forwards and other deferred tax assets are dependent upon the generation of future taxable income during the periods prior to the expiration of the operating loss carry forwards. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the operating loss carry forward periods, management believes it is more likely than not the Company will not realize the benefits of all of these net operating loss carry forwards and other deferred tax assets. Accordingly, a valuation allowance has been established since the full realization of such benefits is not likely. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1998 will be allocated to income from continuing operations or reduce goodwill. In the event that the tax benefits relating to net operating losses are realized, $24.0 million of such benefits would reduce future provision for income taxes and $23.6 million would reduce goodwill.

NOTE F--NOTES PAYABLE AND LONG TERM DEBT

Several of the Company's subsidiaries have short-term credit lines with local banks. As of December 31, 1998, of the $882.5 million aggregate amount available under these agreements, $648.3 million was outstanding. Generally, borrowings under such lines are collateralized by receivables or inventory. The lines are principally of one year duration and are renewable by the banks. Some of these lines contain restrictions on dividends to the parent company. In 1998, the maximum and average amounts outstanding were $777.0 million and $614.5 million, respectively. The weighted average interest rate at December 31, 1998 was 6.5%.

The Company's long-term debt consists of the following:

                                                           DECEMBER 31,
                                                      --------------------
                                                        1998         1997
                                                      --------     -------
                                                         (IN THOUSANDS)
Senior Notes ("Senior Notes") due 2005. The Notes
bear interest of 9.875% per annumn and interest is
payable semi-annually on April 15 and October 15
beginning October 15, 1998. The Senior Notes are
redeemable at the option of the Company, in whole
or in part, at any time on or after April 15,
2002, initially at 104.938% of their principal
amount, plus accrued and unpaid interest, on or
after April 15, 2004. Certain of the Company's
direct and indirect wholly-owned subsidiaries
fully and unconditionally jointly and severally
guaranteed the Senior Notes on an unsecured
basis.                                                $200,000     $     -

Three subsidiaries in Germany share a revolving
credit agreement of DM 325 million ($195 million
at December 31, 1998) with a financial
institution. The agreement, which expires December
2001, provides for advances based upon eligible
accounts receivable and inventories. Interest is
at a variable market rate based on a German base
rate (5.2% at December 31, 1998). The debt is
secured by the borrowers' receivables, inventories
and intangible assets amounting to $376.5 million
at December 31, 1998. The agreement contains
certain restrictive covenants, including the
ability by the borrowers to incur additional
indebtedness.                                          138,961           -

Two subsidiaries serving Latin America share a $60
million revolving credit agreement with a
financial institution. The agreement, which
expires in October 1999, provides for advances and
letters of credit based upon eligible accounts
receivable and inventories. Interest is at a
variable market rate based on the prime rate of
the lender or LIBOR, at the borrowers' option
(9.5% at December 31, 1998). All of the borrowers'
assets, including accounts receivable and
inventories totaling $83.3 million at December 31,
1998, are pledged as collateral. The agreement
contains certain restrictive covenants, including
limitations on transactions with affiliated
companies and employee loans. The agreement also
limits the ability of these companies to pay
dividends to the Company to 50% of the borrowers'
net income.                                             21,019     $46,286

Mortgages on buildings, interest ranging
from 3.9% to 11.0% with maturities
through 2009, collateralized by
buildings, accounts receivables and
inventories with net book value at
December 31, 1998 of $91.7 million.                     15,262      11,318

Capitalized leases, collateralized by
computer equipment, bearing interest
ranging from 4% to 22% with maturities
through September 2002.                                 13,655      10,983

Industrial bonds, unsecured, bearing
interest rate of 2%, due August 2000                     9,462           -

Other debt                                               6,996         484
                                                      --------     -------
  Total                                                405,355      69,071
Less current portion of long-term debt,
included in notes payable                               29,700       7,515
                                                      --------     -------
Total long-term debt                                  $375,655     $61,556
                                                      ========     =======

Scheduled maturities of long-term debt are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
           1999                                            $29,700
           2000                                             23,657
           2001                                            143,709
           2002                                              1,524
           2003                                                693
           Thereafter                                      206,072

In April 1998, the Company issued the Senior Notes. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not guarantors. The guarantor subsidiaries are principally non-operating subsidiaries in the United States. The Senior Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make distributions in respect to their capital stock; enter into certain transactions with shareholders and affiliates; make certain investments and other restricted payments; create liens; enter into certain sale and leaseback transactions and sell assets. The covenants are, however, subject to a number of exceptions and qualifications.

The following condensed consolidated financial information presents the results of operations, financial position and cash flows of the Company (on a stand alone basis), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results for the Company. The results of operations and cash flows are presented below as if the guarantor subsidiaries were in place for all periods presented. The Company and subsidiary guarantors have accounted for investments in their respective subsidiaries on an unconsolidated basis using the equity method of accounting.

                                                                      AS OF DECEMBER 31, 1998
                                        ----------------------------------------------------------------------------------
                                              CHS                               NON-
                                        ELECTRONICS, INC.    GUARANTORS      GUARANTORS      ELIMINATIONS     CONSOLIDATED
                                        -----------------   -----------      -----------     ------------     ------------
Cash                                       $     2,063      $    (1,245)     $   176,173      $       -        $   176,991
Accounts receivable                                199          131,392        1,246,081              -          1,377,672
Intercompany receivables                       179,574           34,295          262,332         (476,201)             -
Inventories                                        -              5,598        1,020,092              -          1,025,690
Other current assets                               814            2,038           98,846              -            101,698
                                           -----------      -----------      -----------      -----------      -----------
Total current assets                           182,650          172,078        2,803,524         (476,201)       2,682,051

Property and equipment, net                      1,538            7,015          111,648              -            120,201
Cost in excess of assets acquired, net             -                -            737,719              -            737,719
Investments in affiliated companies          1,037,660        1,364,888              -         (2,402,548)             -
Other assets                                    10,873              771           20,528              -             32,172
                                           -----------      -----------      -----------      -----------      -----------
Total assets                               $ 1,232,721      $ 1,544,752      $ 3,673,419      $(2,878,749)     $ 3,572,143
                                           ===========      ===========      ===========      ===========      ===========
Notes payable                              $       -        $     8,782      $   669,212      $       -        $   677,994
Intercompany payables                            2,343          291,179          182,679         (476,201)             -
Accounts payable                                 5,092           14,736        1,325,231              -          1,345,059
Accrued expenses                                 4,663              893          119,520              -            125,076
Amounts due to sellers                         185,853              -                -                -            185,853
Income taxes payable and other
   current liabilities                          (3,273)            (150)          17,420              -             13,997
                                           -----------      -----------      -----------      -----------      -----------
Total current liabilities                      194,678          315,440        2,314,062         (476,201)       2,347,979
Long term debt                                 200,000            4,904          170,751              -            375,655
Minority interests                                 -                -                -             10,466           10,466

Shareholders' equity                           838,043        1,224,408        1,188,606       (2,413,014)         838,043
                                           -----------      -----------      -----------      -----------      -----------
                                           $ 1,232,721      $ 1,544,752      $ 3,673,419      $(2,878,749)     $ 3,572,143
                                           ===========      ===========      ===========      ===========      ===========

                                                                      AS OF DECEMBER 31, 1997
                                        ----------------------------------------------------------------------------------
                                              CHS                               NON-
                                        ELECTRONICS, INC.    GUARANTORS      GUARANTORS      ELIMINATIONS     CONSOLIDATED
                                        -----------------   -----------      -----------     ------------     ------------
Cash                                       $     2,367      $        83      $    66,356      $       -        $    68,806
Accounts receivable                             17,356                1          667,004              -            684,361
Intercompany receivables                       191,627              -            251,010         (442,637)             -
Inventories                                        -                -            693,503              -            693,503
Other current assets                             1,454              316           69,806           (6,321)          65,255
                                           -----------      -----------      -----------      -----------      -----------
Total current assets                           212,804              400        1,747,679         (448,958)       1,511,925

Property and equipment, net                      2,247               24           59,197              -             61,468
Cost in excess of assets acquired, net             -                -            381,830              -            381,830
Investments in affiliated companies            517,774          289,244              -           (807,018)             -
Other assets                                       -                -             13,599              -             13,599
                                           -----------      -----------      -----------      -----------      -----------
Total assets                               $   732,825      $   289,668      $ 2,202,305      $(1,255,976)     $ 1,968,822
                                           ===========      ===========      ===========      ===========      ===========

Notes payable                              $       -        $       -        $   309,510      $       -        $   309,510
Intercompany payables                            1,835          145,217          295,199         (442,251)             -
Accounts payable                                 1,207              -            770,328              -            771,535
Accrued expenses                                 7,153               44           76,112              -             83,309
Amounts due to sellers                          54,866              -                -                -             54,866
Income taxes payable and other
   current liabilities                             -                -             14,607             (673)          13,934
                                           -----------      -----------      -----------      -----------      -----------
Total current liabilities                       65,061          145,261        1,465,756         (442,924)       1,233,154
Long term debt                                     -                -             70,134           (8,578)          61,556
Minority interests                                 -                -                -              6,348            6,348

Shareholders' equity                           667,764          144,407          666,415         (810,822)         667,764
                                           -----------      -----------      -----------      -----------      -----------
                                           $   732,825      $   289,668      $ 2,202,305      $(1,255,976)     $ 1,968,822
                                           ===========      ===========      ===========      ===========      ===========

                                                                          1998
                                        -------------------------------------------------------------------------
                                           CHS                             NON-
                                     ELECTRONICS, INC.  GUARANTORS      GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                     -----------------  ----------      ----------    ------------   ------------
Net sales                               $      -        $  105,827      $8,439,946     $      -        $8,545,773
Cost of goods sold                             -            98,275       7,885,461            -         7,983,736
                                        ----------      ----------      ----------     ----------      ----------
   Gross profit                                -             7,552         554,485            -           562,037
Operating expenses                           4,812           5,266         423,489            -           433,567
                                        ----------      ----------      ----------     ----------      ----------
   Operating income                         (4,812)          2,286         130,996            -           128,470
Other (income) expense, net                 10,435             884          43,473            -            54,792
                                        ----------      ----------      ----------     ----------      ----------
   Earnings before income taxes and
minority interest in subsidiaries          (15,247)          1,402          87,523            -            73,678
Provision for income taxes                  (2,627)          1,671          24,827            -            23,871
Equity in (earnings) of affiliated
   companies, net of tax                   (58,298)        (62,282)            -          120,580             -
Minority interest                              -               -               -            4,129           4,129
                                        ----------      ----------      ----------     ----------      ----------
Net earnings                            $   45,678      $   62,013      $   62,696     $ (124,709)     $   45,678
                                        ==========      ==========      ==========     ==========      ==========

                                                                          1997
                                        -------------------------------------------------------------------------
                                           CHS                             NON-
                                     ELECTRONICS, INC.  GUARANTORS      GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                     -----------------  ----------      ----------    ------------   ------------
Net sales                               $      -        $      -        $5,026,155     $ (269,772)     $4,756,383
Cost of goods sold                             -               -         4,684,548       (274,834)      4,409,714
                                        ----------      ----------      ----------     ----------      ----------
   Gross profit                                -               -           341,607          5,062         346,669
Operating expenses                           1,375             181         255,952            -           257,508
                                        ----------      ----------      ----------     ----------      ----------
   Operating income                         (1,375)           (181)         85,655          5,062          89,161
Other (income) expense, net                 (2,771)            892          25,647            380          24,148
                                        ----------      ----------      ----------     ----------      ----------
   Earnings before income taxes and
minority interest in subsidiaries            1,396          (1,073)         60,008          4,682          65,013
Provision for income taxes                     308            (313)         12,623          1,370          13,988
Equity in (earnings) of affiliated             -
   companies, net of tax                   (47,303)        (47,351)            -           94,654             -
Minority interest                              -               -               -            2,634           2,634
                                        ----------      ----------      ----------     ----------      ----------
Net earnings                            $   48,391      $   46,591      $   47,385     $  (93,976)     $   48,391
                                        ==========      ==========      ==========     ==========      ==========

                                                                          1996
                                        -------------------------------------------------------------------------
                                           CHS                             NON-
                                     ELECTRONICS, INC.  GUARANTORS      GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                     -----------------  ----------      ----------    ------------   ------------
Net sales                               $      -        $      -        $1,879,707     $  (24,167)     $1,855,540
Cost of goods sold                             -               -         1,748,599        (24,167)      1,724,432
                                        ----------      ----------      ----------     ----------      ----------
   Gross profit                                -               -           131,108            -           131,108
Operating expenses                           1,408               1         103,027         (2,201)        102,235
                                        ----------      ----------      ----------     ----------      ----------
   Operating income                         (1,408)             (1)         28,081          2,201          28,873
Other (income) expense, net                  1,197             -             7,316            -             8,513
                                        ----------      ----------      ----------     ----------      ----------
   Earnings before income taxes and
minority interest in subsidiaries           (2,605)             (1)         20,765          2,201          20,360
Provision for income taxes                     560             -             5,526            -             6,086
Equity in (earnings) of affiliated             -
   companies, net of tax                   (15,331)        (15,246)            -           30,577             -
Minority interest                              -               -               -            2,108           2,108
                                        ----------      ----------      ----------     ----------      ----------
Net earnings                            $   12,166      $   15,245      $   15,239     $  (30,484)     $   12,166
                                        ==========      ==========      ==========     ==========      ==========

                                                                          1998
                               --------------------------------------------------------------------------------
                                     CHS                                  NON-
                               ELECTRONICS, INC.     GUARANTORS        GUARANTORS   ELIMINATIONS   CONSOLIDATED
                               -----------------     ----------        ----------   ------------   ------------
Net cash provided (used) in
  operating activities             $     -           $     -           $(240,091)        $ -        $(240,091)
Net cash provided (used) in
  investing activitie              $(203,165)        $  (1,245)        $ (37,751)        $ -        $(242,161)
Net cash provided (used) in
  financing activities             $ 202,861         $     -           $ 385,784         $ -        $ 588,645
Effect of exchange rate            $     -           $     -           $   1,792         $ -        $   1,792
Cash at beginning                  $   2,367         $     -           $  66,439         $ -        $  68,806
Cash at end                        $   2,063         $  (1,245)        $ 176,173         $ -        $ 176,991
                                                                          1997
                               --------------------------------------------------------------------------------
                                     CHS                                  NON-
                               ELECTRONICS, INC.     GUARANTORS        GUARANTORS   ELIMINATIONS   CONSOLIDATED
                               -----------------     ----------        ----------   ------------   ------------
Net cash provided (used) in
  operating activities             $     -           $     -           $(248,515)        $ -        $(248,515)
Net cash provided (used) in
  investing activitie              $(201,517)        $     -           $ (19,511)        $ -        $(221,028)
Net cash provided (used) in
  financing activities             $ 203,308         $     -           $ 303,870         $ -        $ 507,178
Effect of exchange rate            $     -           $     -           $  (3,966)        $ -        $  (3,966)
Cash at beginning                  $     576         $     -           $  34,561         $ -        $  35,137
Cash at end                        $   2,367         $     -           $  66,439         $ -        $  68,806
                                                                          1996
                               --------------------------------------------------------------------------------
                                     CHS                                  NON-
                               ELECTRONICS, INC.     GUARANTORS        GUARANTORS   ELIMINATIONS   CONSOLIDATED
                               -----------------     ----------        ----------   ------------   ------------
Net cash provided (used) in
  operating activities             $     -           $     -           $ (99,125)        $ -        $ (99,125)
Net cash provided (used) in
  investing activities             $ (26,876)        $     -           $ (11,624)        $ -        $ (38,500)
Net cash provided (used) in
  financing activities             $  27,367         $     -           $ 135,981         $ -        $ 163,348
Effect of exchange rate            $     -           $     -           $  (1,757)        $ -        $  (1,757)
Cash at beginning                  $      85         $     -           $  11,086         $ -        $  11,171
Cash at end                        $     576         $     -           $  34,561         $ -        $  35,137

As discussed above, borrowings of certain of the Company's subsidiaries contain restrictions on dividends to the Company. For the year ended December 31, 1998, earnings before interest expense, income taxes and depreciation and amortization ("EBITDA") of such subsidiaries represented 7.6% of the Company's consolidated EBITDA. The Company has not presented separate financial statements and other disclosures concerning the guarantors and non-guarantor subsidiaries because it has determined they would not be material to investors.

At December 31, 1998, the Company was not in compliance with a minimum tangible net worth covenant contained in a short term credit facility. The Company obtained a waiver from the lender.

NOTE G--COMPREHENSIVE INCOME

In 1998 the Company adopted Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE Income". SFAS No. 130 establishes standards for reporting and displaying of comprehensive income and its components in the Company's consolidated financial statements. Comprehensive income is defined in SFAS No. 130 as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The primary difference from net income as reported is the change in cumulative foreign currency translation adjustment.

NOTE H--CONCENTRATIONS

Substantially all of the Company's operations are outside the United States with most of the Company's sales made in local currencies other than the U.S. dollar. In 1998, the largest amount of sales occurred in Germany (in German marks), which comprised 19% of total sales. The Company also had sales of approximately 11% in France (in French francs) and 9% in England (in British pounds). While these countries are considered politically stable, there is risk that economic difficulties in any of these countries could adversely affect the Company's business. The Company also has operations in less politically stable countries.

In some countries, certain purchases and the resulting payables are in currencies (principally the U.S. dollar) different than the functional currency. Further, certain subsidiaries have loans receivable or payable denominated in currencies other than their functional currency. Transaction gains and losses on these receivables and liabilities are included in the determination of earnings for the relevant periods. In 1998, 1997 and 1996 foreign currency gains were $5,232,000, $1,219,000, and $1,559,000, respectively, which are included in operating expenses in the accompanying consolidated statements of earnings.

At December 31, 1998, the face value of foreign exchange forward contracts against trade payables was $269.3 million, which approximated the fair market value of the contracts. At December 31, 1998, approximately $436.6 million of accounts payable were attributable to foreign currency liabilities denominated in currencies other than the subsidiaries' functional currencies (principally $357.8 million in U.S. dollars and $50.8 million in German marks). The largest unhedged amounts of trade payables were in subsidiaries in Czech Republic, Hong Kong, Poland, Argentina and Mexico.

In some countries there are risks of continuing periodic devaluations or of large devaluations. In these countries, no hedging mechanism exists. The Company has risks in these countries that such devaluations could cause economic loss and negatively impact future sales since its product cost would increase in local terms after such devaluations. The Company attempts to limit its economic loss through structural mechanisms of limiting its holdings of local currency and receivables to the amount of its local currency payables.

Products of Hewlett-Packard (HP), accounted for 16%, 19%, and 34% of the Company's sales for 1998, 1997 and 1996, respectively. Sales of products supplied by Microsoft accounted for 10%, 10% and 12% during 1998, 1997 and 1996, respectively. The third largest supplier in 1998 was IBM with 10% of the Company's net sales. HP has the right to terminate its distribution agreement with any Company subsidiary if the subsidiary is unable to cure, within a reasonable period of time, any violation of the agreement after having received notice from HP of the violation. Each Company subsidiary has the right to terminate the HP agreement on 90 days notice. Each Company subsidiary believes that its relationship with HP is good, and has no reason to believe that its distribution arrangement will not be a long-term relationship. No assurance can be given, however, that HP will renew each Company subsidiary's agreement at the time of its annual review or in subsequent years. Management has not formulated alternative plans of action in the event the HP contracts are terminated.

NOTE I--LEASE OBLIGATIONS AND OTHER CONTINGENCIES

The Company leases equipment and office and warehouse space under non-cancelable operating leases. The following is a schedule by year of the minimum rental commitments remaining on leased property and equipment (in thousands) with terms greater than one year:

YEAR ENDING DECEMBER 31,                                    TOTAL
------------------------                                    -----
           1999                                            $19,617
           2000                                             17,382
           2001                                             15,474
           2002                                             12,415
           2003                                             10,658
           Subsequent years                                 16,957

Total rental expense was $25,281,000, $14,542,000 and $6,715,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

In March 1999, DARBY V. CHS ELECTRONICS, INC. ET AL., case No. 99-8186, was filed in the United States District Court, Southern District of Florida. The complaint, which purports to be a class action complaint, alleges that the Company and two of its officers violated federal securities laws in connection with financial reporting and disclosure during the period February 27, 1997 through March 10, 1999. The suit purports to be on behalf of those who purchased CHS Electronics common stock during that time frame. The Company, in connection with its legal counsel, is in the process of carefully reviewing the allegations of the complaint. However, the Company believes that the claims are without merit and intends to vigorously defend the suit. The Company is aware that certain other purported class actions have been filed. However, the Company has not received service of any such other suits.

On October 12, 1998 Metro AG of Germany announced that its planned sale of the Vobis Group to the Company would not be concluded. Metro has attempted to draw under a DM 20 million (approximately $12 million) letter of credit provided to Metro by the Company in connection with the transaction. The Company believes that the conditions permitting Metro to draw on the letter of credit were not met. Metro has also announced that it may seek damages for an unspecified amount against the Company as a result of the transaction not being consummated. The purchase agreement calls for disputes to be settled by arbitration in Germany. The purchase agreement does not provide for a break-up fee. Although no prediction as to the outcome of either the attempted draw on the letter of credit or any actions which may be commenced in connection with the purchase agreement can be made at this time, the Company believes that it has defenses to any potential claims of Metro and intends to assert them vigorously. As of the date of this filing, no arbitration proceedings had been commenced by Metro.

The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

NOTE J--RELATED PARTY TRANSACTIONS

A member of the Board of Directors, who is a more than 5% shareholder and officer of the Company has ownership interests and control over other companies that do business with the Company. The accompanying financial statements include the following transactions and balances which relate to this individual or his related entities (amounts in thousands):

                                                            1998          1997
                                                            ----          ----
              Sales to such related parties               $57,034       $102,724
              Purchases from such related parties           5,004         57,376
              Commissions paid to such related parties      2,054         10,116
              Rebates received from such related parties    4,000         11,163
              Due from the individual above                 2,178              -
              Net amount due the Company                    8,088         12,193

The rebates received pertain to vendor rebates passed from such related parties to the Company.

In an agreement dated December 1998 and subsequently amended in March 1999, CHS acquired certain of these companies for the net of 1.7 million shares of common stock and $4.0 million in cash. In connection with the acquisitions, the Company recorded goodwill of $32.7 million. In January 1999, the Company acquired for $5.4 million the remaining entity which had transactions with the Company. The Company expects a significant reduction in such transactions in the future.

During 1998, the Company sold two companies and rights to entities in which the above individual has a minority ownership interest. The companies and rights sold were ancillary operations acquired as part of the acquisition of Frank & Walter in January 1997. The companies were sold for cash of $6.7 million, all of which was collected during 1999. The gain of $6.9 million was included in operating expenses in the accompanying consolidated statement of earnings. The after tax profit on the sales was $3.8 million.

At December 31, 1998 and 1997, the Company carried a receivable from Comtrad and Comtrad

Holdings, Inc. (CHI) in an amount of $20.7 million and $17.4 million, respectively. CHI, and its wholly owned subsidiary, Comtrad, are controlled by the Chief Executive Officer of the Company and a member of the Board of Directors has a minority interest. This receivable is in the form of a promissory note which Comtrad and CHI have collateralized with all of their net assets. The principal asset of CHI and Comtrad is shares of CHS common stock. Interest is charged on the promissory note at prime rate. The amount is due on demand. Interest charged to Comtrad was $1,393,000, $684,000, and $86,000 in 1998, 1997 and 1996, respectively. At December 31, 1998, the collateral was sufficient to liquidate the indebtedness due the Company. On March 19, 1999, the market value of the CHS shares was computed to be insufficient and in the event market conditions do not improve, the Company will have to arrange for additional collateral or establish a valuation reserve up to the full amount of the receivable.

In 1996, the Company purchased a company in Romania from Comtrad for $375,000. Subsequently, the Company loaned $800,000 to the subsidiary to enable it to purchase an office building. In December 1996, the Company sold this subsidiary back to Comtrad for the original purchase price plus an amount equal to the losses from April to date of sale ($200,000). No gain was recognized on the sale, which had the impact of increasing the amount due from Comtrad by $1.4 million.

A director of the Company served the Company as a management consultant under a consulting agreement specifying payments of $4,000 per month. The agreement was terminated at the end of 1996. In 1996, $48,000 was paid under this agreement.

NOTE K--SHAREHOLDERS' EQUITY AND STOCK OPTION PLANS

In September 1997, the Board approved a 3 for 2 stock split. In March 1996, the shareholders approved a reincorporation as a Florida company, a reverse 1 for 2 stock split and the authorization of 5,000,000 shares of preferred stock in such class or series and with such rights as approved by the Board of Directors. All share information has been restated to reflect all stock splits. Under Florida law, a majority vote by the holders of the preferred stock as well as the holders of common stock is necessary to vote affirmatively on matters of mergers, sales of substantially all the Company's assets, exchanges of stock or changes in the articles of incorporation.

In August 1997, the Company completed a public offering of common shares in which the Company sold 21,208,134 shares and selling shareholders sold 1,216,866 shares. The Company's shares were sold at $21.17 per share which raised $428.2 million for the Company net of expenses and commissions.

In June 1996, the Company completed a public offering of common shares in which the Company sold 6,887,308 shares and selling shareholders sold 2,600,191 shares. The Company shares were sold at $8 per share which raised $50.6 million for the Company net of expenses and commissions. As part of the offering the underwriter received warrants entitling the purchase of 450,000 shares of stock in a 4 year period beginning in June 1997 at a price starting at $8.80 and increasing each year.

In August 1994, the Board of Directors, and subsequently the shareholders, approved the 1994 Stock Incentive Plan. The maximum number of shares issuable under the Plan has been amended several times and is 4,620,500 at December 31, 1998. Certain of the grants (363,787 at December 31, 1998) are intended to qualify as incentive stock options and the remaining are non-qualified options. All options were issued with an exercise price equal to the market price and have a life of 10 years. Vesting periods are generally 25% a year for four years.

In 1997 the Board of Directors, and subsequently the shareholders, approved the Directors and Officers 1997 Stock Option Plan. The Plan, as amended, authorizes options covering up to 2,150,000 shares of CHS Stock to be granted to executive officers and Directors. The options are to be granted at fair market value and generally vest over 3 years. In 1998 and 1997, 255,000 and 1,275,000 options, respectively, were granted under this Plan.

In 1997 the Board of Directors, and subsequently the shareholders, approved the 1997 Chief Executive Officer Stock Option Plan. The Plan, as amended, authorizes options covering up to 1,250,000 shares of CHS Stock to be issued to the CEO upon approval by the Board of a business acquisition. The options are granted at market value and vest based on the earnings of the acquired company. In 1998 and 1997, 500,000 and 750,000 options, respectively, were granted.

In June 1996, the Board of Directors, and subsequently the shareholders, approved the 1996 Chief Executive Officer Stock Option Plan. The Plan provides for options covering up to 750,000 shares of CHS stock to be issued to the CEO upon the approval by the Board of Directors of a qualifying acquisition, as defined or of any acquisition if recommended by the Compensation Committee and approved by the Board. A qualifying acquisition is one where greater than 50% of the purchase price is comprised of common stock calculated by an earn out formula. The options are granted at market value and vest based on the earnings of the acquired company. In 1997 and 1996, all the options authorized by this plan were granted.

The Company accounts for its stock options under APB 25. No compensation cost has been recognized as the exercise price of each option is not less than the fair value of the underlying stock at the date of grant. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", the Company's net earnings per share would have been reduced to the pro forma amounts indicated below (amounts in thousands, except per share date).

                                                       1998      1997      1996
                                                       ----      ----      ----
Net earnings                         As reported     $45,678   $48,391   $12,166
                                     Pro forma        39,820    44,362    11,777

Net earnings per share--basic        As reported       $0.88     $1.44     $0.80
                                     Pro forma          0.77      1.32      0.77

Net earnings per share--diluted      As reported       $0.82     $1.32     $0.78
                                     Pro forma          0.71      1.21      0.75

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively; dividend yield of 0% for each year; expected volatility of 67% in 1998 and 67.9% in 1997; risk-free interest rates ranging from 4.49% to 5.67% in 1998 and ranging from 5.68% to 6.47% in 1997; and expected lives of 4.5 years for each year.

A summary of the status of the Company's stock option plans as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below.

                                                 1998                         1997                        1996
                                         -----------------------      ---------------------        --------------------
                                                        WEIGHTED                   WEIGHTED                    WEIGHTED
                                                        AVERAGE                    AVERAGE                     AVERAGE
                                                        EXERCISE                   EXERCISE                    EXERCISE
                                           SHARES        PRICE         SHARES        PRICE         SHARES        PRICE
                                         ---------     ---------      ---------   ---------      ---------    ---------
Outstanding at beginning of year         4,617,813     $   15.17      2,314,299   $    8.01        846,132    $    4.60
Granted                                  1,570,480         20.73      3,191,381       18.09      1,583,720         9.75
Exercised                                 (200,592)         6.80       (705,469)      10.40        (61,611)        4.57
Cancelled                                 (397,430)        12.01       (182,398)       8.36        (53,942)       10.28
                                         ---------     ---------      ---------   ---------      ---------    ---------
Outstanding at end of year               5,590,271     $   16.86      4,617,813   $   15.17      2,314,299    $    8.01
                                         =========     =========      =========   =========      =========    =========
Options exercisable at year end          2,502,712     $   13.35      1,095,037   $    4.58        773,442    $    5.89
Weighted-average fair value of
 options granted during the year                         $ 11.64                     $10.61                   $    5.89

The following information applies to options outstanding at December 31, 1998:

           Number outstanding                               $4.00-$6.00  $6.67-$8.42  $10.50-$12.41  $15.75-$19.75  $21.69-$25.46
           Range of exercise prices                             187,992      316,280      1,523,184      1,490,597      2,072,219
           Weighted-average exercise price                  $      4.92  $      7.55  $       11.42  $       17.52  $       22.90
           Currently exercisable                                161,283      173,324        679,331        815,335        673,439
           Weighted average remaining contractual life        6.3 years    7.5 years      8.1 years      8.6 years      9.2 years

In January 1998, the Company implemented a Preferred Stock Purchase Rights Plan and distributed one right (a "Right") for each share of the Company's Common Stock outstanding. Each Right has an initial exercise price of $100 for one-one thousandth of a share of the Company's Series A junior participating preferred stock. The Rights are not exercisable or transferable apart from the Company's Common Stock, until after a person or group acquires, or has the right to acquire, beneficial ownership of 15% or more of the Company's Common Stock (which threshold may, under certain circumstances, be reduced to 10%) or announces a tender or exchange offer to acquire such percentage of the Company's Common Stock. Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company, or the particular acquiring person or group under certain circumstances and conditions, the number of shares of the Company's, or such person's or group's, Common Stock having a market value equal to twice the exercise price of the Right. The Rights are redeemable by the Company's Board of Directors under certain circumstances.

NOTE L--SEGMENT INFORMATION

In June 1997, the FASB issued Statement of Financial Accounting Standard 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" ("SFAS 131"), which establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS 131 requires that the definition of operating segments align with the measurements used internally to assess performance. These financial statements reflect the adoption of SFAS 131.

The Company's business activities involve the operating segments of distribution of microcomputer equipment and software products. The operating segments are the distribution to resellers and the distribution to assemblers. The former involves both universal products (products that represent the basic components of a personal computer without regard to the specific local language, regulatory and technical factors of individual markets) and localized products while the latter is principally universal products. In addition, another operating segment is the Company's central treasury functions. The accounting policies of the segments are the same as those described in the Summary of Accounting Policies (Note A). The segments are managed separately since each requires different business and marketing strategies. The geographic areas in which the localized product segments operate are Western Europe, Eastern Europe, Latin America and Asia/Middle East. Net sales, gross profit, operating income (before interest and income taxes) and total assets by segment were as follows (in thousands):

                                    DISTRIBUTION TO RESELLERS
                     -------------------------------------------------------
                                                                    ASIA/       DISTRIBUTION
                      WESTERN        EASTERN         LATIN          MIDDLE           TO                           TOTAL
                       EUROPE         EUROPE         AMERICA         EAST        ASSEMBLERS       TREASURY       SEGMENTS
                     ----------     ----------     ----------     ----------     ----------       --------      ----------
  1998
  Net sales          $4,572,505     $  730,205     $1,516,528     $  365,507     $1,361,028       $    -        $8,545,773
  Gross profit          301,764         62,653        105,982         19,300         72,338            -        $  562,037
  Operating income       79,272         23,370         30,669          4,721         22,619            711      $  161,362
  Total assets        1,900,257        232,651        527,018        129,941        449,561        238,317      $3,477,745

  1997
  Net sales          $2,676,905     $  389,553     $1,118,504     $      -       $  571,421       $    -        $4,756,383
  Gross profit          197,400         36,329         82,393            -           30,547            -        $  346,669
  Operating income       42,867         18,871         17,891            -           14,501          3,185      $   97,315
  Total assets          768,087        125,447        349,159            -          372,713        147,150      $1,762,556

  1996
  Net sales          $1,063,997     $  215,518     $  576,025     $      -       $      -         $    -        $1,855,540
  Gross profit           69,088         22,522         39,498            -              -              -        $  131,108
  Operating income        9,559         11,440         10,663            -              -            1,539      $   33,201
  Total assets          727,406         70,405        216,031            -              -           81,659      $1,095,501

                                                      1998              1997              1996
                                                   -----------      -----------      -----------
Operating income:
Total operating income for reportable segments     $   161,362      $    97,315      $    33,201
Corporate expenses                                      (7,173)             710           (3,364)
Unallocated goodwill amortization                      (25,719)          (8,864)            (964)
                                                   -----------      -----------      -----------
Earnings before income taxes and minority
   interest in subsidiaries                        $   128,470      $    89,161      $    28,873
                                                   ===========      ===========      ===========
Assets:
Total assets for reportable segments               $ 3,477,745      $ 1,762,556      $ 1,095,501
Elimination of intercompany receivables               (759,636)        (442,637)        (369,798)
Goodwill not allocated                                 737,719          381,830           78,780
Other assets                                           116,315          267,073           57,466
                                                   -----------      -----------      -----------
Total consolidated assets                          $ 3,572,143      $ 1,968,822      $   861,949
                                                   ===========      ===========      ===========

GEOGRAPHIC INFORMATION:                         1998          1997        1996
Net sales:
Western Europe                              $5,534,829     $3,051,641   $1,063,997
Eastern Europe                                 984,265        524,273      215,518
Latin America                                1,516,528      1,118,504      576,025
Asia and Middle East                           510,151         61,965          -
                                            ----------     ----------   ----------
   Consolidated Total                       $8,545,773     $4,756,383   $1,855,540
                                            ==========     ==========   ==========

The Company's product mix by category was:

                                                    YEAR ENDED DECEMBER 31,
                                          ------------------------------------------
                                          1998               1997               1996
                                          ----               ----               ----
Mass storage                               25%                21%                10%
Personal computers                         20%                17%                22%
Printers                                   12%                15%                28%
Software                                   11%                10%                18%
Components                                  8%                10%                 4%
Networking and multimedia                   8%                10%                 8%
Peripherals                                 7%                 9%                 0%
Other                                       9%                 8%                10%
                                          ---                ---                ---
Total                                     100%               100%               100%
                                          ===                ===                ===

The Company's customers typically rely on distributors as their principal source of microcomputer products and financing. The Company's backlog of orders is not considered material to an understanding of its business. No single customer accounted for more than one percent of the Company's net sales in the years ended December 31, 1998, 1997 and 1996.

NOTE M--SUMMARIZED QUARTERLY FINANCIAL DATA FOR 1998 AND 1997 (UNAUDITED)

The Company recently announced the discovery of discrepancies related to the amount of vendor incentives recorded in the fourth quarter of 1998. In coordination with the Company's independent auditors and an investigation by outside attorneys, the Company found that vendor rebates were overstated in the second, third and fourth quarters of 1998. Some of the fourth quarter rebates were supported with invalid documentation and all of the overstated rebates have been reversed. As a result of the discovery, the consolidated financial statements for the second and third quarters of 1998 were restated. The senior executive officer responsible for the European office has resigned from the Company.

                                    FIRST QUARTER   SECOND QUARTER  THIRD QUARTER  FOURTH QUARTER      YEAR
                                    -------------   --------------  -------------  --------------      ----
                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
1998
   Net sales                          $1,751,338      $1,769,494     $2,166,943      $2,857,998     $8,545,773
   Gross profit                          122,594         113,924        141,337         184,182        562,037
   Net earnings                           20,567           5,508          6,643          12,960         45,678
   Earnings per share--basic                0.42            0.11           0.13            0.24           0.88
   Earnings per share--diluted              0.38            0.10           0.12            0.23           0.82

1997
   Net sales                           $ 877,103       $ 946,955     $1,097,567      $1,834,758     $4,756,383
   Gross profit                           62,463          70,173         84,944         129,089        346,669
   Net earnings                            6,710           6,401         11,436          23,844         48,391
   Earnings per share--basic                0.30            0.29           0.28            0.49           1.44
   Earnings per share--diluted              0.29            0.28           0.26            0.45           1.32


                             CHS ELECTRONICS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)


                                                                        SEPTEMBER 30,    DECEMBER 31,
                                                                           1999              1998
                                                                        ------------     ------------
                                                                        (Unaudited)
                                 ASSETS
CURRENT ASSETS:
   Cash (including restricted cash of  $79,727 in 1999)                 $   163,475       $   176,991
   Accounts receivable:
      Trade, less allowance for doubtful accounts
         of $61,791 in 1999 and $34,486 in 1998                           1,020,225         1,342,126
      Affiliates                                                              4,617            35,546
                                                                        -----------       -----------
                                                                          1,024,842         1,377,672

   Inventories                                                              487,306         1,025,690
   Prepaid expenses and other current assets                                 81,331           101,698
                                                                        -----------       -----------
                          TOTAL CURRENT ASSETS                            1,756,954         2,682,051

PROPERTY AND EQUIPMENT, NET                                                 119,084           120,201
COST IN EXCESS OF ASSETS ACQUIRED, NET                                      677,345           737,719
OTHER ASSETS                                                                 67,198            32,172
                                                                        -----------       -----------
                                                                        $ 2,620,581       $ 3,572,143
                                                                        ===========       ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable                                                        $   586,244       $   620,067
   Accounts payable, trade                                                  811,462         1,345,059
   Accrued liabilities                                                      106,619           125,076
   Amounts due to sellers under acquisition agreements                      275,267           185,853
   Income taxes payable                                                      16,477            13,997
                                                                        -----------       -----------
                       TOTAL CURRENT LIABILITIES                          1,796,069         2,290,052
LONG TERM DEBT                                                              280,670           433,582
MINORITY INTEREST                                                             8,507            10,466

SHAREHOLDERS' EQUITY
   Preferred stock, authorized 5,000,000 shares; 0 shares outstanding          --                --
   Common stock, authorized 100,000,000 shares at $.001 par value;
      64,815,416 and 55,619,475 shares outstanding at September
      30, 1999 and December 31, 1998, respectively                               64                56
   Additional paid-in capital                                               768,227           732,035
   Retained earnings (losses)                                              (203,410)          110,793
   Cumulative foreign currency translation adjustment                       (29,546)           (4,841)
                                                                        -----------       -----------
                       TOTAL SHAREHOLDERS' EQUITY                           535,335           838,043
                                                                        -----------       -----------
                                                                        $ 2,620,581       $ 3,572,143
                                                                        ===========       ===========

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                             CHS ELECTRONICS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                    THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                       SEPTEMBER 30,                       SEPTEMBER 30,
                                                        (Unaudited)                        (Unaudited)
                                                   1999             1998                1999             1998
                                               -----------      -----------         -----------      -----------
Net sales                                      $ 2,066,026      $ 2,166,943         $ 6,879,372      $ 5,687,775

Cost of goods sold                               1,956,766        2,025,607           6,499,702        5,309,921
                                               -----------      -----------         -----------      -----------

   Gross profit                                    109,260          141,336             379,670          377,854

Operating expenses:
    Selling, general & administrative              153,437          113,976             461,553          294,619
    Restructuring & asset impairment               170,410             --               184,372             --
                                               -----------      -----------         -----------      -----------

                                                   323,847          113,976             645,925          294,619
                                               -----------      -----------         -----------      -----------

Operating income (loss)                           (214,587)          27,360            (266,255)          83,235

Other (income) expense:
   Interest income                                  (4,972)          (3,966)            (15,565)         (10,964)
   Interest expense                                 24,075           20,346              75,995           47,813
   Gain on sale of Sun Microsystems
     distribution business                         (32,658)            --               (32,658)            --
   Foreign currency (gain) loss                     (2,958)          (1,846)             (1,178)          (6,943)
                                               -----------      -----------         -----------      -----------

                                                   (16,513)          14,534              26,594           29,906
                                               -----------      -----------         -----------      -----------
   Earnings (loss) before income taxes and
      minority interest in subsidiaries           (198,074)          12,826            (292,849)          53,329

Income taxes                                        27,232            5,357              21,237           17,968
Minority interest in subsidiaries                      (24)             826                 117            2,643
                                               -----------      -----------         -----------      -----------

   Net earnings (loss)                         $  (225,282)     $     6,643         $  (314,203)     $    32,718
                                               ===========      ===========         ===========      ===========

Net earnings (loss) per common share:
      Basic                                    $     (3.71)     $      0.13         $     (5.40)     $      0.64
                                               ===========      ===========         ===========      ===========

      Diluted                                  $     (3.71)     $      0.12         $     (5.40)     $      0.61
                                               ===========      ===========         ===========      ===========

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                             CHS ELECTRONICS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                     (in thousands, except per share data)

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                       (UNAUDITED)
                                                                                   1999           1998
                                                                                 ---------      ---------
Increase (decrease) in cash and cash equivalents:

Cash flows from operating activities:
   Net earnings (loss)                                                           $(314,203)     $  32,718
   Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
        Goodwill write-off                                                         169,392           --
        Gain on sale of Sun Microsystems distribution business                     (32,658)          --
        Depreciation and amortization                                               45,123         29,150
        Minority interest in net earnings                                              117          2,643
        Changes in assets and liabilities excluding effects of acquisitions:
          Accounts receivable-trade, net                                           314,744        (22,884)
          Accounts receivable-affiliates, net                                       30,598        (22,203)
          Inventories                                                              525,785         50,412
          Prepaids and other assets                                                 (7,397)       (16,561)
          Accounts payable                                                        (556,882)       (50,036)
          Accrued liabilities and income taxes                                     (11,550)        (8,920)
                                                                                 ---------      ---------

          Net cash provided by (used in) operating activities                      163,069         (5,681)
                                                                                 ---------      ---------
Cash flows from investing activities:
   Purchase of fixed assets                                                        (26,914)       (33,045)
   Net proceeds from dispositions                                                   29,803           --
   Acquisitions, net of cash received                                               (6,707)      (177,931)
                                                                                 ---------      ---------

         Net cash used in investing activities                                      (3,818)      (210,976)
                                                                                 ---------      ---------
Cash flows from financing activities:
   Proceeds from issuance of Convertible Debentures                                 50,000           --
   Proceeds from the issuance of Senior Notes                                         --          200,000
   Net borrowings from (repayments to) banks                                      (212,895)       129,665
   Proceeds from exercising stock options                                              617          1,171
   Repurchase of shares                                                               --             (371)
                                                                                 ---------      ---------

         Net cash provided by (used in) financing activities                      (162,278)       330,465

Effect of exchange rate changes on cash                                            (10,489)         1,613
                                                                                 ---------      ---------

         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (13,516)       115,421

Cash and cash equivalents at beginning of period                                   176,991         68,806
                                                                                 ---------      ---------

Cash and cash equivalents at end of period                                       $ 163,475      $ 184,227
                                                                                 =========      =========

                            CHS ELECTRONICS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                     (in thousands, except per share data)
                                  (continued)

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                       (UNAUDITED)
                                                                                   1999           1998
                                                                                 ---------      ---------
Supplemental disclosure of cash flow information:
Cash paid during the period for:
   Interest                                                                       $ 50,839       $ 35,109
   Income taxes                                                                   $  7,626       $ 10,454

Non cash investing and financing activities:

These statements of cash flows do not include non-cash investing and financing transactions associated with the common stock issued for various acquisitions.

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                              CHS ELECTRONICS, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 1998 included in the Company's Annual Report on Form 10-K.

The condensed consolidated financial statements were prepared from the books and records of the Company without audit or verification. In the opinion of management, all adjustments, which are of a normal recurring nature, and necessary to present fairly the financial position, results of operations and cash flows for all the periods presented have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the operating results for the full fiscal year. Sales in Europe in the first and fourth quarters of each year are typically higher than sales in the second and third quarters. In South America sales in the third and fourth quarters are typically higher than sales in the first and second quarters. Due to assets sales in the third quarter of 1999, and divestiture activities and subsidiaries being placed in receiverships and voluntary creditor protection in the fourth quarter of 1999, the results of the fourth quarter of 1999 are expected to differ significantly from those in prior years.

2.    RESTRUCTURING AND ASSET IMPAIRMENT COSTS

On May 1, 1999 the Company implemented a restructuring plan with the goal of reducing future operating costs. The restructuring has and will continue to result in the writing-off of certain assets, a planned 10% reduction in the number of employees and the closure of redundant warehouses. The restructuring plan will be implemented throughout 1999. As of September 30, 1999, approximately $8.0 million is accrued for restructuring costs and this amount is included in accrued liabilities.

Additionally, prior to the issuance of this report, there have been dispositions and closings of certain subsidiaries and certain other subsidiaries have been placed in receivership or voluntary creditor protection in the fourth quarter of 1999. As a result, the Company has determined that goodwill, to the extent of losses to be incurred with respect to these subsidiaries, is impaired and, accordingly, has written off such amounts as of September 30, 1999. See Notes 4 and 6 for further discussion.

The components of the restructuring and asset impairment costs for the three and nine months ended September 30, 1999 are as follows (in thousands):

                                                 3 MONTHS    9 MONTHS
                                                 --------    --------
Goodwill write-off                               $169,392    $169,392
Write-off of leasehold improvements and other
   property and equipment                             489       6,402
Lease payments in excess of sublease income           177       6,196
Employee severance costs                              187       1,768
Other                                                 165         614
                                                 --------    --------
   Total                                         $170,410    $184,372
                                                 ========    ========

3.    ACQUISITIONS

In the nine month period ended September 30, 1999, the Company made four insignificant acquisitions. During 1998, in addition to SiS Distribution Ltd., the Company completed 14 other acquisitions, which were considered not to be significant. All acquisitions have been accounted for under the purchase method and accordingly, the results of such acquired entities have been included in the consolidated operating results since their acquisition dates.

Presented below is pro forma operating data showing selected operating results for the Company as if the companies acquired in 1998 were acquired on January 1, 1998. The pro forma effect of the 1999 acquisitions is immaterial. Pro forma adjustments were made to include goodwill amortization in the nine month period ended September 30, 1998 based on 1998 actual results. Pro forma net earnings per share is based on the net earnings (loss) divided by the weighted average number of shares plus contingent shares actually issued.

                         Nine Months Ended September 30,
                      (in thousands, except per share data)

                                               1999              1998
                                           -----------        -----------
Net sales                                  $6,879,372         $6,494,821
Net earnings (loss)                        $ (314,203)        $   15,737

Net earnings (loss) per share - basic      $    (5.40)        $     0.31
Net earnings (loss) per share - diluted    $    (5.40)        $     0.29

The amounts above are not necessarily indicative of results of operations that would have occurred, had the transactions been effected as of January 1, 1998 or of future results of the combined companies.

4.    DISPOSITIONS

In September 1999, the Company completed the sale of a non-core business that distributes Sun Microsystems products in Germany, Austria, Denmark, and Sweden to UBS Capital, the private equity division of UBS AG. Under the terms of the agreement, the business was sold for approximately $49.0 million. The Company owned approximately 75% of this business and received approximately $36.7 million from the sale. The Company realized a pre-tax gain of approximately $32.7 million from the sale. Proceeds from the sale were placed in escrow, and classified as restricted cash as of September 30, 1999. The proceeds were released in early October 1999 and were used for debt repayment and working capital purposes. The business generated sales of approximately $81.7 million and net losses of $1.1 million for 1999 through the date of sale.

As of September 30, 1999, the Company owed approximately $275.3 million to the sellers of certain businesses that the Company had purchased. The Company has commenced a program designed to eliminate such amounts owed by disposing of all or a portion of the Company's interests in those operations.

In October 1999, the Company agreed to submit to arbitration the issue of the portion of Memory Set that the Company will retain as a result of the cancellation of the Company's purchase agreement for Memory Set. Memory Set is a subsidiary of the Company operating in Spain. The Company originally agreed to purchase Memory Set in July 1998. The Company was in default under the purchase agreement because the Company had not paid the balance of the purchase price of approximately $74.4 million. The Company believes the unpaid balance of the purchase price represents approximately 91.5% of Memory Set and the amounts already paid represent approximately 8.5%. The Company may cure its default by paying the balance of the purchase price at any point prior to the completion of the arbitration. The Company does not expect to cure the default. During the nine months ended September 30, 1999, this subsidiary contributed $139.4 million in revenues. The estimated loss on the disposition is $19.9 million. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $74.4 million against its investment in the former subsidiary that includes $49.5 million of goodwill. The Company will treat the ongoing interest in this subsidiary under the cost method of accounting.

On October 4, 1999, the Company conveyed 80% of the shares of Arena Bilgisayar Sanayi Ve Ticaret A.S. and Armada Bilgisayar A.S., the Company's subsidiaries operating in Turkey, to the original owners of those companies in exchange for a release of the Company's obligation to pay them the balance of the purchase price for those subsidiaries of approximately $46.0 million. The sellers granted back to the Company an option to reacquire those interests at any time prior to the earlier of October 4, 2000 or a 60-day period beginning after the Company receives new cash investments of $200 million or more. During the nine months ended September 30, 1999, these subsidiaries contributed $115.3 million in revenues. The estimated loss on the disposition is $21.1 million which includes approximately $2.2 million of amounts due from the former subsidiary to the Company that will not be realized. The Company recognized a goodwill impairment loss of $18.9 million on this transaction as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $46.0 million against its investment in the former subsidiaries that includes an additional $31.5 million of goodwill.

The Company also conveyed all of the Company's interest in ARC Espana Cartera, S.A., another of the Company's subsidiaries operating in Spain, to the original owners in exchange for a release of the Company's obligation to pay them the balance of the purchase price of approximately $29.3 million. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary was approximately $67.2 million. The Company will realize a loss on the sale of this subsidiary of $7.0 million, which includes a fee of approximately $3.9 million to be paid to the original owners of the subsidiary. The Company recognized a goodwill impairment loss of $3.1 million as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $29.3 million against its investment in the former subsidiary that includes an additional $21.8 million of goodwill.

On October 20, 1999, the Company amended the terms of its purchase agreements for International Corporation Services, Ltd. and related companies, subsidiaries operating in seven locations in Latin America. Under the amendment, the Company conveyed an aggregate 77.83% interest in these companies to the original owners in exchange for a release of the Company's obligation to pay them the balance of the purchase price of approximately $49.8 million. In addition, the original owners granted the Company an option to repurchase the 77.83% interest for a total purchase price of $55.0 million any time before the earlier of (1) October 20, 2000 or (2) 60 days after the Company receives new cash investments of $200 million or more. The Company also granted the original owners an option to purchase the 22.17% interest that the Company retained in these companies for a total purchase price of $15.6 million at any time that the Company's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to these subsidiaries totaled approximately $180.4 million. The estimated loss on the transfer is $8.6 million. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $49.8 million against its investment in the former subsidiary that includes an additional $41.4 million of goodwill. The Company will treat the ongoing interest in these companies under the equity method of accounting.

On October 20, 1999, the Company also amended the terms of its purchase agreement for Cornejo Informatica, S.A. ("Cornejo"), another subsidiary operating in Latin America. Under the amendment, the Company conveyed 86.55% interest in Cornejo to the original owners in exchange for a release of its obligation to pay them the balance of the purchase price of approximately $13.0 million. In addition, the original owners granted the Company an option to repurchase the 86.55% interest for a total purchase price of approximately $13.0 million any time before the earlier of (1) October 20, 2000 or (2) 60 days after the Company receives a new cash investment of $200 million or more. The Company also granted the original owners the option to purchase the 13.45% interest that was retained in Cornejo by the Company for a total purchase price of approximately $2.0 million at any time that the Company's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to Cornejo totaled approximately $33.0 million. The estimated loss on the transfer is estimated to be $1.9 million. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $13.0 million against its investment in the former subsidiary that includes an additional $11.1 million of goodwill. The Company will treat the ongoing interest in Cornejo under the cost method of accounting.

On October 27, 1999, the Company also conveyed its interest in Brightstar Corp., a subsidiary based in the United States, to the original owners in exchange for a release of its obligation to pay the balance of the purchase price of approximately $1.3 million. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $94.1 million. The Company will realize a loss of $3.2 on the sale of this subsidiary. The Company wrote-off its goodwill of $25 thousand related to Brightstar as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable. In the fourth quarter of 1999, the Company will be offsetting the unpaid purchase price of $1.3 million against its investment in the former subsidiary and recognizing the remainder of the loss.

On October 31, 1999, the Company rescinded the purchase agreement with MicroInformatica Corp. The Company had previously paid cash of $3.2 million and issued shares with a value of $20.3 million in settlement of the acquisition of MicroInformatica Corp. The rescission agreement provides for the return of the cash and shares in exchange for the Company returning ownership of MicroInformatica Corp. to its original owners. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were $111.7 million. The Company will realize a loss of $21.8 million on the transaction. The Company recognized the loss as impairment to goodwill as of September 30, 1999 as such amount is no longer deemed to be realizable.

The Company is currently in similar negotiations with the original owners of seven other subsidiaries to reduce earn-out obligations by an additional $58 million. These subsidiaries include SiS Distribution Limited for which the Company owes $42.4 million and is in default under the purchase agreement. If the negotiations are successful, the amount due to sellers would be essentially eliminated. For the nine months ended September 30, 1999, the seven subsidiaries generated combined sales of approximately $556.6 million. The Company acquired the companies in separate transactions during 1998. Four of the operations in negotiation are located in Latin America, two in Asia and the Middle East and one in Europe.

The Company has also closed a subsidiary located in Miami, Florida that serves the Latin America market and that contributed revenues of $22.6 million during the nine months ended September 30, 1999. Goodwill of approximately $6.3 million was written of as of September 30, 1999 related to this subsidiary.

On November 10, 1999, the Company completed the sale of a 60% interest in its subsidiary in Poland for $2 million. The Company retains a 40% interest in the former subsidiary. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary was $89.6 million. The Company will treat its ongoing interest in this subsidiary under the equity method of accounting.
No gain or loss is expected on the transaction.

On November 12, 1999, the Company executed an agreement with a group of its senior managers in Latin America for the Company to sell for $13 million in cash, a 51% interest in certain of its operations in Latin America. Under the terms of the agreement, the Company would retain a 49% interest in the operations. As part of the agreement, the e-commerce component of the Latin American operations would be transferred to a newly formed entity to be jointly owned by the Company (51%) and the management group (49%). The transaction is expected to be finalized prior to December 31, 1999

The following Pro Forma Condensed Consolidated Balance Sheet is presented to reflect the effect of the seven transactions described above for the subsidiaries disposed of in October 1999, in order to reduce the Company's liability for amounts due to sellers under acquisition agreements, as if they had occurred on September 30, 1999.

CHS ELECTRONICS, INC.
PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

                                                                               SEPTEMBER 30, 1999
                                                                               ------------------
                                                                            Subsidiaries      Pro Forma        Pro Forma
                                                           Consolidated       Disposed       Adjustments     Consolidated
                                                           ------------       --------       -----------     ------------
                                                           (Unaudited)       (Unaudited)     (Unaudited)      (Unaudited)
             ASSETS
CURRENT ASSETS:
   Cash                                                    $   163,475      $    (8,019)     $        --      $   155,456
   Accounts receivable:
   Trade, less allowance for doubtful accounts
     of $61,791                                              1,020,225         (135,874)           1,098 (a)      885,449
   Affiliates                                                    4,617             (622)              --            3,995
                                                           -----------      -----------      -----------      -----------
                                                             1,024,842         (136,496)           1,098          889,444

   Inventories                                                 487,306          (62,399)              --          424,907
   Prepaid expenses and other current assets                    81,331          (34,428)          22,765 (a)       69,668
                                                           -----------      -----------      -----------      -----------

TOTAL CURRENT ASSETS                                         1,756,954         (241,342)          23,863        1,539,475

PROPERTY AND EQUIPMENT, NET                                    119,084          (12,379)              --          106,705
COST IN EXCESS OF ASSETS ACQUIRED, NET                         677,345               --         (155,265)(b)      522,080
OTHER ASSETS                                                    67,198           (4,679)          18,946 (c)       81,465
                                                           -----------      -----------      -----------      -----------
                                                           $ 2,620,581      $  (258,400)     $  (112,456)     $ 2,249,725
                                                           ===========      ===========      ===========      ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable                                           $   586,244      $   (44,723)     $        --      $   541,521
   Accounts payable, trade                                     811,462         (103,031)          20,235 (a)      728,666
   Accrued liabilities                                         106,619           (4,424)           6,066          108,261
   Amounts due to sellers under acquisition agreements         275,267               --         (213,878)(d)       61,389
   Income taxes payable                                         16,477          (10,337)              --            6,140
                                                           -----------      -----------      -----------      -----------

TOTAL CURRENT LIABILITIES                                    1,796,069         (162,515)        (187,577)       1,445,977

LONG TERM DEBT                                                 280,670           (5,995)              --          274,675
MINORITY INTEREST                                                8,507               --               --            8,507

SHAREHOLDERS' EQUITY:
   Preferred stock, authorized 5,000,000 shares;                    --               --               --               --
     0 shares outstanding
   Common stock, authorized 100,000,000 shares at
    $.001 par value; 64,815,416 shares outstanding
    at September 30, 1999                                           64           (5,729)           5,723 (e)           58
   Additional paid-in capital                                  768,227          (38,293)          32,773 (e)      762,707
   Retained earnings                                          (203,410)         (47,568)          38,325 (f)     (212,653)
   Accumulated other comprehensive income                      (29,546)           1,700           (1,700)(g)      (29,546)
                                                           -----------      -----------      -----------      -----------

TOTAL SHAREHOLDERS' EQUITY                                     535,335          (89,890)          75,121          520,566
                                                           -----------      -----------      -----------      -----------

                                                           $ 2,620,581      $  (258,400)     $  (112,456)     $ 2,249,725
                                                           ===========      ===========      ===========      ===========

PRO FORMA ADJUSTMENTS
(a) To reclassify the net intercompany receivable/payable to accounts receivables.
(b) To record the write-off of the goodwill related to the entities disposed of.
(c) To record the minority interest investment retained.
(d) To reduce the amounts due to sellers.
(e) To restore common stock and additional paid-in capital removed and the effect of taking back and retiring 6,314,899 shares valued at $5.5 million related to the MicroInformatica Corp. transaction.
(f) To restore retained earnings removed of $47.6 million and reflect losses on the transactions of $9.2 million
(g) To restore cumulative foreign currency translation adjustment removed.

5.    PER SHARE DATA

The Company adopted Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. In accordance with this statement, basic earnings per share is computed by dividing net earnings or loss by the weighted average number of common shares outstanding. Diluted earnings per share includes the dilution caused by common stock options and warrants. The weighted average number of shares for basic earnings per share was 60,779,730 and 52,439,025 for the three month periods ended September 30, 1999 and 1998, respectively, and 58,154,044 and 51,134,884 for the nine month periods ended September 30, 1999 and 1998, respectively. The weighted average number of shares used in the diluted computation was 60,779,730 and 55,848,719 for the three month periods ended September 30, 1999 and 1998, respectively, and 58,154,044 and 53,933,927, for the nine month periods ended September 30, 1999 and 1998, respectively.

Since the Company had a loss for the three and nine months ended September 30, 1999, all potentially dilutive securities were excluded from diluted earnings per share during such period since the effect would be anti-dilutive. Such potentially dilutive securities consist of the following: (i) unexercised stock options and warrants to purchase 4,454,573 million shares of the Company's common stock; and (ii) the floating rate convertible debentures due May 31, 2003, which is convertible into 9,090,909 shares of the Company's common stock. The floating rate convertible debentures would require the issuance of additional shares upon conversion if the average closing price of the Company's common stock for the twenty trading days prior to the date of conversion is less than $5.50 and under certain other conditions.

The following table illustrates, for periods with income, the reconciliation of the income and weighted average number of shares of the basic and diluted earnings per share computations (amounts in thousands, except per share amounts):

                                                THREE MONTHS ENDED SEPTEMBER 30, 1998
                                               ----------------------------------------
                                                  NET          WEIGHTED       PER SHARE
                                               EARNINGS     AVERAGE SHARES     AMOUNT
                                               --------     --------------    ---------
Net earnings                                    $6,643
                                                ------

Net earnings per share - basic                   6,643          52,439          $0.13
                                                                                =====
Effect of dilutive shares:
   Stock options and warrants outstanding         --             1,007
   Earn out contingencies                         --             2,403
                                                ------          ------
   Net earnings per share - diluted             $6,643          55,849           0.12
                                                ======          ======          =====

                                                 NINE MONTHS ENDED SEPTEMBER 30, 1998
                                               ----------------------------------------
                                                  NET          WEIGHTED       PER SHARE
                                               EARNINGS     AVERAGE SHARES     AMOUNT
                                               --------     --------------    ---------

Net earnings                                   $32,718
                                               -------
Net earnings per share - basic                  32,718          51,135          $ 0.64
                                                                                ======
Effect of dilutive shares:
   Stock options and warrants outstanding         --             1,330
   Earn out contingencies                         --             1,469
                                              --------          ------
   Net earnings per share - diluted           $ 32,718          53,934          $ 0.61
                                              ========          ======          ======

6.    NOTES PAYABLE AND LONG TERM DEBT

The Company has been in violation of a covenant in a certain short term credit facility since the first quarter of 1999. The amount outstanding on this facility was approximately $19.8 million as of September 30, 1999. As a result of the default, on October 22, 1999, CHS Electronics Plc, a subsidiary operating in the United Kingdom, was placed in receivership by the lender. The loan was secured by approximately $33.5 million of receivables as of September 30, 1999. The receiver has subsequently closed CHS Electronics Plc and is liquidating its net assets. The Company has additionally sold certain assets of Metrologie Ltd. and Karma UK Ltd., other United Kingdom based subsidiaries. In the first nine months of 1999 these companies generated sales of $612.4 million and had a net loss of $17.0 million. The Company is presently unable to determine if proceeds of the assets of such companies will be sufficient to pay all liabilities. To the extent that there is a shortfall and the liabilities are guaranteed by the Company, there may be additional charges incurred.

The Company is in violation of various requirements of a different short-term credit facility at September 30, 1999. The Company has closed the subsidiary that is the primary obligor under the loan and has arranged with the lender to repay the credit facility through collections of receivables of the subsidiary. The total amount outstanding at September 30, 1999 under such facility was $9.7 million. This subsidiary contributed revenues of $95.4 million for the nine months ended September 30, 1999. The Company wrote-off goodwill of $26.5 million as of September 30, 1999 related to this subsidiary. The Company is a guarantor of this credit facility.

A Swiss subsidiary of the Company has two separate credit facilities providing for advances for working capital needs based upon eligible inventory. The credit facilities are secured by a lien on certain assets of the subsidiary and contain covenants requiring certain levels of net worth and profitability. The subsidiary was not in compliance with certain of the covenants as of September 30, 1999 and was consequently in default of the credit facilities. One of the lenders has taken steps to seize the receivables, inventory and cash of the subsidiary. At September 30, 1999 the amounts outstanding under the facilities were $22.4 million. The Company is a guarantor of these credit facilities.

On December 30, 1998, CHS Frank & Walter, CHS Germany and CHS Austria (collectively, the "Borrowers") entered into a three year DM 325 million (approximately $180 million) Facility Agreement with a bank. Advances under the agreement may be used for working capital needs of the Borrowers and are based upon a borrowing base equal to the aggregate of 85% of eligible accounts receivable, 50% of eligible inventory and 100% of inventory of a specific vendor. The debt is secured by a lien on the receivables, inventories and intangible assets of the Borrowers and two Austrian subsidiaries of the Company, and a lien on the receivables of a Swiss subsidiary of the Company (collectively, the "Pledgors"), and a pledge of the shares of the Borrowers and the Pledgors. The indebtedness has been guaranteed by the Company, the Pledgors, and certain other subsidiaries of the Company. Interest is at a variable rate based on Euro LIBOR. At September 30, 1999, the interest rate on this credit facility was 6.02%. The loan agreement was amended on August 31, 1999 which changed the maturity date to November 30, 1999. In addition to limitations on the ability of the Borrowers to incur additional indebtedness, the amendment reduced the amount available under the loan to DM 310 million (approximately $170 million), which amount will be further reduced upon certain events and requiring the lender's consent for the Company to make future acquisitions or to transfer funds from the Borrowers to other companies in the organization. The Borrowers were in default of certain of the financial covenants in the loan agreement as of September 30, 1999 and the Company is currently in default under certain provisions of its guarantee.

On October 26, 1999, CHS Frank & Walter, CHS Germany and CHS Austria voluntarily filed for creditor protection under German and Austrian law. The filing was necessitated by continuing losses in the operations due to competitive industry conditions in the region, restricted credit from the subsidiaries' vendors, a reduced bank line and the inability to remedy the events of default in the Facility Agreement. Insolvency administrators have been appointed by the court to oversee each operation. Under German and Austrian insolvency laws, each of the subsidiaries are required to prepare a recovery plan to be evaluated by the insolvency administrator. The administrator will make a determination within thirty days of the filing of whether to sell or close the businesses or return them to their owner. During the thirty day period, the subsidiaries will be under creditor protection. In the first nine months of 1999, CHS Frank & Walter, CHS Germany and CHS Austria generated sales of $1,033.1 million and had a net loss of $31.6 million. Although the subsidiaries have tangible book value, the Company is presently unable to determine the ultimate results of the filing, and if the businesses are closed, whether the proceeds of the assets of such companies will be sufficient to pay all liabilities. To the extent that there is a shortfall and the liabilities are guaranteed by the parent, there may be additional charges incurred. At September 30, 1999, the total amount outstanding under this credit facility was $99.9 million. The Company wrote-off goodwill of $62.4 million as of September 30, 1999 related to these subsidiaries.

The Company's subsidiaries typically enter into short-term credit agreements with financial institutions in their countries of operations. At September 30, 1999, of the $507.1 million aggregate amount available under these agreements, $432.3 million was outstanding. Such agreements are usually for a term of one year and are secured by the receivables of the borrower and, in certain instances, inventories of the borrower. The weighted average interest rate at September 30, 1999 was 6.1%. Certain of these agreements contain financial covenants requiring, among other things, the maintenance of certain net worth and loan-to-collateral value terms. The Company typically guarantees these loans. The Company has also guaranteed the obligations of certain of its subsidiaries to certain vendors. The Company has received demands on payments under guarantees from many of its vendors, creditors and lenders.

The Company's long-term debt at September 30, 1999, consists principally of $50 million of floating rate convertible debentures ("Debentures") due May 31, 2003 and $200 million of Senior Notes ("Notes") due 2005.

In June, 1999 the Company issued the Debentures to Computer Associates International, Inc. ("CA"). The interest rate on the debentures is the six month LIBOR rate plus 2%, (7.17% for the initial interest period), adjusted semiannually. The Company is using the proceeds for working capital purposes.

The Debentures are convertible into the Company's common stock at any time at a conversion price of $5.50 per share. The conversion price is subject to adjustment under certain conditions, including upon the average closing price of the Company's common stock falling below $5.50 during the twenty days preceding any conversion date or upon new issuance of shares at a price lower than $5.50. In connection with the financing, the Company issued to CA a warrant expiring May 31, 2004 for two million shares of common stock at an exercise price of $5.50 per share. The exercise price of the warrant is reduced if new shares are issued at a lower price. The warrant has been recorded at a fair value of $3 million as a discount to the Debentures and this amount is being amortized over the life of the Debentures. The Company is currently not in compliance with certain covenants of the Debentures and is exploring all available options to remedy the situation.

The Company issued the Notes on April 10, 1998. The Notes bear interest at 9.875% per annum and interest is payable semi-annually on April 15 and October
15. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002, initially at 104.938% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest, on or after April 15, 2004.

Certain of the Company's direct and indirect subsidiaries fully and unconditionally jointly and severally guarantee the Notes on an unsecured basis. The guarantor subsidiaries are principally non-operating holding companies. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not guarantors. The Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make other distributions in respect to their capital stock; enter into certain transactions with shareholders and affiliates; make certain investments and other restricted payments; create liens; enter into certain sale and leaseback transactions and sell assets. The covenants are, however, subject to a number of exceptions and qualifications. In November 1999, the Company received notification from one of the holders of the Notes informing it that they believe that the Company is not in compliance with certain covenants of the Note indenture. The Company is currently reviewing the claim made in the notification.

The following condensed financial information presents the results of operations, financial position and cash flows of the Company (on a stand alone basis), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results for the Company. The results of operations and cash flow presented below assume that the guarantor subsidiaries were in place for all periods presented. The Company and guarantor subsidiaries have accounted for investments in their respective subsidiaries on an unconsolidated basis using the equity method of accounting. The Company has not presented separate financial statements and other disclosures concerning the guarantors and non-guarantor subsidiaries because it has determined they would not be material to investors (amounts in thousands).

                                                                      AS OF SEPTEMBER 30, 1999
                                          -------------------------------------------------------------------------------------
                                                CHS                                NON-
                                          ELECTRONICS, INC.    GUARANTORS       GUARANTORS        ELIMINATIONS     CONSOLIDATED
                                          -----------------   -----------       -----------       ------------     ------------
Cash                                        $     1,512       $       (64)      $   162,027       $      --         $   163,475
Accounts receivable                                   2            18,779         1,006,061              --           1,024,842
Intercompany receivables                        157,526            19,934           210,381          (387,841)             --
Inventories                                        --              11,634           475,672              --             487,306
Other current assets                              1,332             3,470            76,529              --              81,331
                                            -----------       -----------       -----------       -----------       -----------
   Total current assets                         160,372            53,753         1,930,670          (387,841)        1,756,954

Property and equipment, net                       1,501             8,284           109,299              --             119,084
Cost in excess of assets acquired, net             --                --             677,345              --             677,345
Investments in affiliated companies             903,891         1,438,559              --          (2,342,450)             --
Other assets                                      7,977            13,114            46,107              --              67,198
                                            -----------       -----------       -----------       -----------       -----------
   Total assets                             $ 1,073,741       $ 1,513,710       $ 2,763,421       $(2,730,291)      $ 2,620,581
                                            ===========       ===========       ===========       ===========       ===========

Notes payable                               $      --         $    10,647       $   575,597       $      --         $   586,244
Intercompany payables                             8,576           168,812           210,453          (387,841)             --
Accounts payables                                13,553            30,725           767,184              --             811,462
Accrued expenses                                  4,813             1,076           100,730              --             106,619
Amounts due to sellers                          275,267              --                --                --             275,267
Income taxes payable and other                  (11,053)            1,148            26,382              --              16,477
                                            -----------       -----------       -----------       -----------       -----------
   Total current liabilities                    291,156           212,408         1,680,346          (387,841)        1,796,069
Long term debt                                  247,250             4,291            29,129              --             280,670
Minority interests                                 --                --              (2,100)           10,607             8,507

Shareholders' equity                            535,335         1,297,011         1,056,046        (2,353,057)          535,335
                                            -----------       -----------       -----------       -----------       -----------

                                            $ 1,073,741       $ 1,513,710       $ 2,763,421       $(2,730,291)      $ 2,620,581
                                            ===========       ===========       ===========       ===========       ===========


                                                                      AS OF SEPTEMBER 30, 1998
                                          -------------------------------------------------------------------------------------
                                                CHS                                NON-
                                          ELECTRONICS, INC.    GUARANTORS       GUARANTORS        ELIMINATIONS     CONSOLIDATED
                                          -----------------   -----------       -----------       ------------     ------------
Cash                                        $     2,882       $        39       $   181,306       $      --         $   184,227
Accounts receivable                              20,206               521           964,814              --             985,541
Intercompany receivables                        333,838             1,133              --            (334,971)             --
Inventories                                        --                --             830,263              --             830,263
Other current assets                              2,338               711            86,986              --              90,035
                                            -----------       -----------       -----------       -----------       -----------
   Total current assets                         359,264             2,404         2,063,369          (334,971)        2,090,066

Property and equipment, net                       3,030             2,094           100,532              --             105,656
Cost in excess of assets acquired, net             --                --             620,452              --             620,452
Investments in affiliated companies             782,738         1,416,287              --          (2,199,025)             --
Other assets                                     16,663              --              23,750              --              40,413
                                            -----------       -----------       -----------       -----------       -----------
   Total assets                             $ 1,161,695       $ 1,420,785       $ 2,808,103       $(2,533,996)      $ 2,856,587
                                            ===========       ===========       ===========       ===========       ===========

Notes payable                               $      --         $       479       $   519,408       $      --         $   519,887
Intercompany payables                             3,275           149,017           182,679          (334,971)             --
Accounts payables                                10,731                78         1,013,979              --           1,024,788
Accrued expenses                                 13,837               143            86,611              --             100,591
Amounts due to sellers                          141,215              --                --                --             141,215
Income taxes payable and other                      553            (1,427)           19,687              --              18,813
                                            -----------       -----------       -----------       -----------       -----------
   Total current liabilities                    169,611           148,290         1,822,364          (334,971)        1,805,294
Long term debt                                  200,000             1,551            70,282              --             271,833
Minority interests                                 --                --                --               8,991             8,991

Shareholders' equity                            792,084         1,270,944           915,457        (2,208,016)          770,469
                                            -----------       -----------       -----------       -----------       -----------

                                            $ 1,161,695       $ 1,420,785       $ 2,808,103       $(2,533,996)      $ 2,856,587
                                            ===========       ===========       ===========       ===========       ===========

                                                                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                             --------------------------------------------------------------------------------------
                                                                          AS OF SEPTEMBER 30, 1999
                                             --------------------------------------------------------------------------------------
                                                    CHS                                NON-
                                              ELECTRONICS, INC.    GUARANTORS       GUARANTORS        ELIMINATIONS     CONSOLIDATED
                                              -----------------   -----------       -----------       ------------     ------------
Net sales                                       $      --         $   181,967       $ 6,697,405       $      --         $ 6,879,372
Cost of goods sold                                     --             165,228         6,334,474              --           6,499,702
                                                -----------       -----------       -----------       -----------       -----------
   Gross profit                                        --              16,739           362,931              --             379,670
Operating expenses                                   21,696            22,023           602,206              --             645,925
                                                -----------       -----------       -----------       -----------       -----------
   Operating loss                                   (21,696)           (5,284)         (239,275)             --            (266,255)
Other (income) expense, net                          18,174               888             7,532              --              26,594
                                                -----------       -----------       -----------       -----------       -----------
   Loss before income taxes and
     minority interest in subsidiaries              (39,870)           (6,172)         (246,807)             --            (292,849)
Provision for income taxes                           (7,225)            2,624            25,838              --              21,237
Equity in loss of affiliated
   companies, net of tax                            281,558           108,737              --            (390,295)             --
Minority interest                                      --                --                --                 117               117
                                                -----------       -----------       -----------       -----------       -----------
Net loss                                        $  (314,203)      $  (117,533)      $  (272,645)      $   390,178       $  (314,203)
                                                ===========       ===========       ===========       ===========       ===========


                                                                       NINE MONTHS ENDED SEPTEMBER 30, 1998
                                              --------------------------------------------------------------------------------------
                                                     CHS                               NON-
                                              ELECTRONICS, INC.    GUARANTORS       GUARANTORS        ELIMINATIONS     CONSOLIDATED
                                              -----------------   -----------       -----------       ------------     ------------
Net sales                                       $      --         $        31       $ 5,687,744       $      --         $ 5,687,775
Cost of goods sold                                     --                (352)        5,310,273              --           5,309,921
                                                -----------       -----------       -----------       -----------       -----------
   Gross profit                                        --                 383           377,471              --             377,854
Operating expenses                                    3,182               652           290,785              --             294,619
                                                -----------       -----------       -----------       -----------       -----------
   Operating income (loss)                           (3,182)             (269)           86,686              --              83,235
Other (income) expense, net                           5,854               254            23,798              --              29,906
                                                -----------       -----------       -----------       -----------       -----------
   Earnings (loss) before income taxes and
     minority interest in subsidiaries               (9,036)             (523)           62,888              --              53,329
Provision for income taxes                             (109)             (201)           18,278              --              17,968
Equity in (earnings) of affiliated
   companies, net of tax                            (72,962)          (73,474)             --             146,436              --
Minority interest                                      --                --                --               2,643             2,643
                                                -----------       -----------       -----------       -----------       -----------
Net earnings                                    $    64,035       $    73,152       $    44,610       $  (149,079)      $    32,718
                                                ===========       ===========       ===========       ===========       ===========

                                                                      THREE MONTHS ENDED SEPTEMBER 30, 1999
                                              -------------------------------------------------------------------------------------
                                                     CHS                               NON-
                                              ELECTRONICS, INC.    GUARANTORS       GUARANTORS        ELIMINATIONS     CONSOLIDATED
                                              -----------------   -----------       -----------       ------------     ------------
Net sales                                       $      --         $    65,460       $ 2,000,566       $      --         $ 2,066,026
Cost of goods sold                                     --              58,348         1,898,418              --           1,956,766
                                                -----------       -----------       -----------       -----------       -----------
   Gross profit                                        --               7,112           102,148              --             109,260
Operating expenses                                      366            13,726           309,755              --             323,847
                                                -----------       -----------       -----------       -----------       -----------
   Operating income (loss)                             (366)           (6,614)         (207,607)             --            (214,587)
Other (income) expense, net                           6,814               388           (23,715)             --             (16,513)
                                                -----------       -----------       -----------       -----------       -----------
   Loss before income taxes and
     minority interest in subsidiaries               (7,180)           (7,002)         (183,892)             --            (198,074)
Provision for income taxes                           (2,822)            1,435            28,619              --              27,232
Equity in loss of affiliated
   companies, net of tax                            220,924            62,129              --            (283,053)             --
Minority interest                                      --                --                --                 (24)              (24)
                                                -----------       -----------       -----------       -----------       -----------
Net loss                                        $  (225,282)      $   (70,566)      $  (212,511)      $   283,077       $  (225,282)
                                                ===========       ===========       ===========       ===========       ===========

                                                                THREE MONTHS ENDED SEPTEMBER 30, 1998
                                           ------------------------------------------------------------------------------
                                                     CHS                           NON-
                                           ELECTRONICS, INC.   GUARANTORS       GUARANTORS   ELIMINATIONS    CONSOLIDATED
                                           ----------------    -----------     -----------   ------------    ------------
Net sales                                      $     --        $     --        $2,166,943     $     --        $2,166,943
Cost of goods sold                                   --              --         2,025,607           --         2,025,607
                                               ---------       ----------      ----------     ----------      ----------
   Gross profit                                      --              --           141,336           --           141,336
Operating expenses                                 2,851              279         110,846           --           113,976
                                               ---------       ----------      -----------    ----------      ----------
   Operating income (loss)                        (2,851)            (279)         30,490           --            27,360
Other (income) expense, net                        4,004               54          10,476           --            14,534
                                               ---------       ----------      ----------     ----------      ----------
   Earnings (loss) before income taxes and
     minority interest in subsidiaries            (6,855)            (333)         20,014           --            12,826
Provision for income taxes                          (490)            (128)          5,975           --             5,357
Equity in (earnings) of affiliated
   companies, net of tax                         (29,535)         (28,199)           --           57,734            --
Minority interest                                   --               --              --              826             826
                                               ---------       ----------      ----------     ----------      ----------
Net earnings                                   $  23,170       $   27,994      $   14,039     $  (58,560)     $    6,643
                                               =========       ==========      ==========     ==========      ==========


                                                                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                  ------------------------------------------------------------------------------
                                                     CHS                                NON-
                                                  ELECTRONICS, INC.  GUARANTORS      GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                  ----------------   -----------     -----------   ------------    ------------
Net cash provided (used) in operating activities      $    --         $    --         $ 163,069       $--          $ 163,069
Net cash provided (used) in investing activities        (50,551)          1,181          45,552        --             (3,818)
Net cash provided (used) in financing activities         50,000            --          (212,278)       --           (162,278)
Effect of exchange rate                                    --              --           (10,489)       --            (10,489)
Cash at beginning                                         2,063          (1,245)        176,173        --            176,991
Cash at end                                           $   1,512       $     (64)      $ 162,027       $--          $ 163,475


                                                                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                  ------------------------------------------------------------------------------
                                                     CHS                                NON-
                                                  ELECTRONICS, INC.  GUARANTORS      GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                  ----------------   -----------     -----------   ------------    ------------
Net cash provided (used) in operating activities      $    --         $    --         $  (5,681)      $--          $  (5,681)
Net cash provided (used) in investing activties        (200,286)           (127)        (10,563)       --           (210,976)
Net cash provided (used) in financing activities        200,801             166         129,498        --            330,465
Effect of exchange rate                                    --              --             1,613        --              1,613
Cash at beginning                                         2,367            --            66,439        --             68,806
Cash at end                                           $   2,882       $      39       $ 181,306       $--          $ 184,227

7.    COMPREHENSIVE INCOME

In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying of comprehensive income and its components in the Company's consolidated financial statements. Comprehensive income (loss) is defined in SFAS 130 as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) was $(338.9)million and $41.4 million for the nine months ended September 30, 1999 and 1998, respectively, and $(206.5) million and $22.1 million for the three months ended September 30, 1999 and 1998 respectively. The primary difference from net income (loss) as reported is the change in cumulative foreign currency translation adjustment.

8.    CONTINGENCIES

The Company is party to a case entitled DARBY V. CHS ELECTRONICS, INC. ET. AL. pending in the United States District Court for the Southern District of Florida. This complaint and others were purportedly filed on behalf of those security holders of the Company who purchased such securities during specified time frames. The complaints, which purports to be class action complaints, generally allege that the Company and certain of its officers violated federal securities laws (including Rule 10b-5 promulgated pursuant to the Securities Exchange Act of 1934) in connection with financial reporting and disclosure. Among other things, the plaintiffs allege that the Company and certain of its officers and directors materially overstated financial disclosures. The plaintiffs seek, among other relief, to be declared a class and to be awarded compensatory damages and attorney's fees and costs. By order dated June 23, 1999, the Court consolidated the above-referenced cases and appointed lead plaintiffs and approved the selection of lead counsel for the lead plaintiffs. Pursuant to the direction of the Court, the parties have submitted a proposed pre-trial schedule which is pending consideration with the Court.

On October 12, 1998 Metro AG of Germany ("Metro") announced that its planned sale of the Vobis Group to the Company would not be concluded. Metro commenced suits against a Bank which had issued a DM 20 million letter of credit (approximately $11 million) provided by the Company as part of the transaction in an attempt to force payment on the letter of credit. The Company believes that the conditions permitting Metro to draw on the letter of credit were not met and intervened in the litigation. In both cases Metro's claims were dismissed, however, appeals have subsequently been filed. The Vobis Group purchase agreement called for disputes to be settled by arbitration in Germany and an arbitration proceeding has been initiated by Metro. The arbitration proceeding is in an early stage and no prediction can be made as to its outcome. The purchase agreement did not provide for a break-up fee.

The Department of Commerce has commenced an investigation of the export activities of one of the Company's subsidiaries and its management in relation to alleged violations of certain Federal exportation laws and other related violations including money laundering. Although the ultimate exposure could be much higher if the Company were ultimately found to have violated these laws, the Department of Commerce has offered to settle for a fine of $25 million and a guilty plea to a representative sample of the charges. Most of the transactions under review by the Department of Commerce occurred prior to the date that the Company acquired the subsidiary. The Company intends to vigorously defend itself against these claims.

DHL Airways, Inc. and DHL International, B.V. (collectively "DHL") has made a claim against the Company for indemnification for assessments of approximately $3.1 million made by the Dutch Government against DHL. The assessments are for certain shipments made through DHL by certain of the Company's European subsidiaries that have been alleged by the Dutch government to have understated the declared values in order to reduce payments for value added tax and custom fees. The Company intends to vigorously defend itself against this claim.

The Company is involved in other litigation relating to claims arising in the normal course of its business. None of these legal proceedings are expected, individually or in the aggregate, to have a material adverse effect on the Company.

9.    RELATED PARTY TRANSACTIONS

A member of the Board of Directors, who is a more than 5% shareholder and officer of the Company, had ownership interests and control over other companies that did business with the Company. The accompanying financial statements include the following transactions and balances which relate to this individual or his related entities during the nine months ended September 30, 1999 and 1998 (amounts in thousands):

                                           1999         1998
                                         -------      -------
Sales to such related parties            $    56      $53,600
Purchases from such related parties          163        4,300
Net amount due the Company                 1,782       25,400

By agreement dated December 1998 and subsequently amended in March 1999, CHS acquired certain of these companies for a net amount of 1.7 million shares of common stock and $4.0 million in cash. In January 1999, the Company acquired, for $5.4 million in cash, the remaining entity which had transactions with the Company. In connection with the acquisitions, the Company recorded goodwill of $38.5 million. As a result of these acquisitions, the Company expects no significant transactions in the future.

During 1998, the Company sold two companies and rights to entities in which the above individual has a minority ownership interest. The companies and rights sold were ancillary operations acquired as part of the acquisition of Frank & Walter in January 1997. The companies were sold for cash of $6.7 million, all of which was collected during 1999.

The Company has a receivable from Comtrad Holdings, Inc. ("CHI") and its wholly owned subsidiary, Comtrad, Inc. ("Comtrad"), of $20.7 million at September 30, 1999 and $19.2 million at September 30, 1998. CHI is controlled by the Chief Executive Officer of the Company and an additional member of the Board of Directors also has a minority interest in CHI. This receivable is in the form of a promissory note which Comtrad and CHI have collateralized with all of their net assets. The principal asset of CHI and Comtrad is shares of the Company's common stock which is pledged on a loan. The principal liabilities of these companies is an amount due of approximately $10 million to a financial institution and the amount due to the Company. Interest accrues on the promissory note at prime rate and is due together with the principal amount outstanding 180 days after demand. Interest charged to Comtrad and CHI during the nine months ended September 30, 1999 and 1998 was $0.7 million and $1.0 million, respectively. The market value of the Company's shares currently and at June 30, 1999 would have been insufficient to liquidate the indebtedness. Therefore management established a valuation reserve of $20.7 million as of June 30, 1999 by a charge to operating expenses and discontinued accrual of interest as of that date.

10.   SEGMENT INFORMATION

In June 1997, the FASB issued Statement of Financial Accounting Standard 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" ("SFAS 131"), which establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS 131 requires that the definition of operating segments align with the measurements used internally to assess performance.

The Company's business activities involve the operating segments of distribution of microcomputer equipment and software products. The operating segments are the distribution to resellers and the distribution to assemblers. The former involves both universal products (products that represent the basic components of a personal computer without regard to the specific local language, regulatory and technical factors of individual markets) and localized products while the latter is principally universal products. In addition, another operating segment is the Company's central treasury function. The accounting policies of the segments are the same as those described in the Summary of Accounting Policies to the Company's audited consolidated financial statements for the year ended December 31, 1998 (Note A). The segments are managed separately since each requires different business and marketing strategies. The geographic areas in which the distribution to resellers segment operates are Western Europe, Eastern Europe, Latin America and Asia/Middle East. Net sales, gross profit, operating income
(loss) (before interest and income taxes) and total assets by segment were as follows (in thousands):


                                          DISTRIBUTION TO RESELLERS
                            ------------------------------------------------------

                                                                           ASIA/       DISTRIBUTION
   NINE MONTHS ENDED         WESTERN       EASTERN          LATIN          MIDDLE           TO                            TOTAL
     SEPTEMBER 30,           EUROPE        EUROPE          AMERICA          EAST        ASSEMBLERS       TREASURY        SEGMENTS
-----------------------    ----------    ----------      ----------     ----------     -------------    ----------      ----------
1999
  Net sales                $3,880,313    $  636,641      $1,121,278     $  413,592      $  827,548      $     --        $6,879,372
  Gross profit                195,455        42,055          82,606         22,540          37,014            --        $  379,670
  Operating income (loss)     (20,457)        7,651         (26,944)         1,793         (23,212)         (3,887)     $  (65,056)
  Total assets              1,334,304       180,449         588,459        139,606         277,810         162,046      $2,682,674

1998
  Net sales                $3,019,038    $  402,400      $1,095,016     $  238,562      $  932,759      $     --        $5,687,775
  Gross profit                203,096        33,756          72,464         15,338          53,200            --        $  377,854
  Operating income (loss)      58,283        13,441          21,326          4,331          13,382            (842)     $  109,921
  Total assets              1,318,977       159,643         531,196        119,773         471,218         208,111      $2,808,918

Reconciliation of total segments to consolidated total:



                                                            NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                       ----------------------------
                                                           1999             1998
                                                       -----------      -----------
    OPERATING INCOME:
    Total operating income for reportable segments     $   (65,147)     $   109,921
    Corporate (expenses) income                             (6,154)          (9,671)
    Goodwill write-off not allocated                      (169,392)            --
    Goodwill amortization not allocated                    (25,562)         (17,015)
                                                       -----------      -----------
    Total operating income (loss)                      $  (266,255)     $    83,235
                                                       -----------      -----------


                                                            AS OF SEPTEMBER 30,
                                                       -----------------------------
    ASSETS:                                               1999             1998
                                                       -----------      -----------
    Total segments                                     $ 2,682,674      $ 2,808,918
    Elimination of intercompany receivables               (620,402)        (521,980)
    Goodwill not allocated                                 677,345          620,452
    Other assets, including reclassifications             (119,036)         (50,803)
                                                       -----------      -----------
    Total consolidated assets                          $ 2,620,581      $ 2,856,587
                                                       -----------      -----------

                                              NINE MONTHS ENDED
                                               SEPTEMBER 30,
                                         --------------------------
     GEOGRAPHIC INFORMATION:                 1999           1998
                                         ----------     ----------
     Net sales:
        Western Europe                   $4,456,260     $3,681,743
        Eastern Europe                      767,611        575,170
        Latin America                     1,121,278      1,081,086
        Asia, Africa and Middle East        534,223        349,776
                                         ----------     ----------
            Consolidated Total           $6,879,372     $5,687,775
                                         ==========     ==========


The Company's product mix by category was:

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,
                                         ------------------
                                          1999        1998
                                         ------      ------
        Personal computers                23.5%       17.3%
        Mass storage                      19.7%       26.7%
        Printers                          11.5%       11.8%
        Software                          10.7%       10.6%
        Components                         6.8%        8.7%
        Networking and multimedia          9.0%        8.6%
        Peripherals                        7.4%        7.8%
        Other                             11.4%        8.5%
                                         ------      ------
        Total                              100%        100%
                                         ======      ======

The Company's customers typically rely on distributors as their principal source of microcomputer products and financing. The Company's backlog of orders is not considered material to an understanding of its business. No single customer accounted for more than one percent of the Company's net sales in the nine months ended September 30, 1999 and 1998.

                                    ANNEX A

                               EXCHANGE AGREEMENT

         EXCHANGE AGREEMENT, dated as of December 14, 1999 between JOURNEY HOLDINGS, LTD., a company formed under the laws of the British Virgin Islands (the "Buyer"), and CHS ELECTRONICS, INC., a Florida corporation having its principal address at 2000 NW 84th Avenue, Miami, Florida (the "Seller").

                                    RECITALS

         A. Seller, directly or indirectly through its subsidiaries, owns the issued and outstanding shares of capital stock of those companies listed on
Schedule 1 (the "Companies") in the amounts indicated therein, and is the beneficiary of options to acquire stock of certain companies as described in
Schedule 1;

         B. Mark Keough, an authorized officer and a shareholder of Buyer, is also the Chief Operating Officer of Seller and is currently responsible for, among other things, the day to day management of Seller's European subsidiaries, including the Companies and their subsidiaries, and has been actively involved in the affairs of Seller since July 15, 1999;

         C. Seller has issued $200,000,000 aggregate principal amount of nine and seven-eighths percent Senior Notes due 2005 (the "Fixed Rate Notes") pursuant to an Indenture dated as of April 9, 1998 among Seller, CHS Electronics, Inc. (Nevada), CHS Delaware Inc., CHS Delaware L.L.C., CHS Americas, Inc. and The Chase Manhattan Bank, as trustee (the "Indenture");

         D. Seller has issued $50,000,000 aggregate principal amount of floating rate convertible debentures due 2003 (the "Floating Rate Notes") pursuant to a Debenture Purchase Agreement dated May 26, 1999 between Seller and Computer Associates International, Inc., as amended pursuant to a letter agreement dated June 15, 1999 (the "Computer Associates Debenture Agreement");

         E. The following subsidiaries of Seller are the subject of a receivership in the United Kingdom (the "UK Receivership"): Metrologie Ltd., CHS UK Holdings, Ltd., CHS Electronics PLC and Karma (UK) Ltd.;

         F. CHS Frank & Walter, CHS Electronic Deutschland GmbH and CHS Electronics Austria GesmbH have voluntarily filed for creditor protection under German and Austrian law (the "German/Austrian Bankruptcy");

         G. Pursuant to the UK Receivership and the German/Austrian Bankruptcy, creditors of the parties to those proceedings have asserted claims against Seller under purported corporate guarantees issued by Seller (the "Guarantees");

         H. Buyer will form NewCo (as defined below) and cause NewCo to conduct an exchange offer for the Fixed Rate Notes and the Floating Rate Notes and to obtain a release of the Guarantees as set forth herein; and

         I. Seller desires to exchange the options and the outstanding capital stock of the Companies identified in Schedule 1 for the Fixed Rate Notes and the Floating Rate Notes and for the cash consideration and other consideration as set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 CERTAIN DEFINITIONS. As used herein the following terms have the following meanings:

         AFFILIATE: With respect to any Person, any other Person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly through or with one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "controlled by" and "under common control with" shall have correlative meanings.

         AGREEMENT: This Exchange Agreement and the Schedules attached hereto.

         BUSINESS DAY: Any day that is not a Saturday or a Sunday and on which banks are open for the conduct of normal banking business in Miami, Florida.

         BUYER: As defined in the preamble to this Agreement.

         CASH CONSIDERATION: As defined in Section 2.2.

         CLOSING DATE: That date on which the exchange of the Shares and assignment of the options, and other actions described in Article II, shall be consummated, which shall be no later than five (5) days following the satisfaction of the conditions described in Articles VII and VIII (or the waiver thereof by the party entitled to the condition).

         CODE: The Internal Revenue Code of 1986, as amended.

         CONTRACT: Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or written agreement and any oral obligation, right or agreement.

         EXCHANGE OFFER: As defined in Section 3.1.

         GOVERNMENTAL AUTHORITY: Any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         INDEMNIFIED PARTY: As defined in Section 6.3.

         INDEMNIFYING PARTY: As defined in Section 6.3.

         JUDGMENT: Any judgment, writ, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any other Governmental Authority.

         LAW: The common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, applied or followed by any Governmental Authority (including any court).

         LIEN: Any security agreement, financing statement (whether or not filed), conditional sale or other title retention agreement, any lease, consignment or bailment given for security purposes, any lien, charge, limitation, restrictive agreement, mortgage, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and licenses) of any kind, which (i) creates or confers or purports to create or confer an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves or purports to retain or reserve such an interest for such purpose; (ii) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of, or otherwise results or may result in any person acquiring, any property or interest therein; (iii) restricts or may restrict the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest or a purported interest in or claim or purported claim against property, whether arising pursuant to any Law, Contract, Title Document or Judgment.

         MATERIAL ADVERSE EFFECT: As to any Person, any effect which is or could reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of any such Person.

         PARTIES: Seller and Buyer.

         PERSON: Any natural person, corporation, general or limited partnership, joint venture, trust, association, unincorporated entity of any kind or Governmental Authority.

         PLAN: Any pension, profit sharing, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability or other insurance or benefit plan, deferred compensation, stock ownership, stock purchase, stock option, performance share, bonus, fringe benefit, savings or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding.

         SELLER: As defined in the preamble to this Agreement.

         SHARES: As defined in Section 2.1.

         TITLE DOCUMENT: Any deed, grant or easement, certificate of title or other document which confirms and vests title or ownership of any property or any interest in property, real, personal or intangible, in the Companies.

         Section 1.2 TERMS GENERALLY. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein", "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                   ARTICLE II
                                    EXCHANGE

         Section 2.1 EXCHANGE OF SHARES. At the Closing, Seller shall cause a wholly-owned foreign entity to entities to convey, transfer, assign and deliver the options and the issued and outstanding shares of the capital stock of the Companies (collectively, the "Shares") described in Schedule 1 to a legal entity to be formed and capitalized by Buyer ("NewCo"). At the Closing, Seller shall also assign to NewCo any of the options to acquire capital stock that are described in Schedule 1, to the extent such options have not expired. Such conveyance, transfer and assignment shall be effected by delivery to NewCo at the Closing of such documents or instruments which may be necessary, or which NewCo may have reasonably requested, in order to effectively vest in NewCo good and marketable title to the Shares, free and clear of all Liens. If Seller is unable to deliver good and marketable title to any of the Shares at the Closing, the Parties agree to mutually negotiate an equitable reduction to the consideration described in this Article II and to exclude such Shares from the exchange with NewCo.

         Section 2.2 CASH CONSIDERATION. At the Closing, Buyer shall cause NewCo to deliver to Seller U.S.$11,000,000 (the "Cash Consideration") in immediately available funds to an account designated by Seller. Subject to the prior written consent of Seller, which may be refused in the sole discretion of Seller, Buyer may deliver to Seller at the Closing, instead of the cash payment described in the preceding sentence, releases of existing indebtedness of Seller in the aggregate amount of at least U.S.$11,000,000. Such releases shall relate to indebtedness of Seller specifically identified by Seller, and shall be indebtedness other than that indebtedness described in Sections 2.3 and 2.4 hereof. Such releases shall be in a form satisfactory to Seller.

         Section 2.3 NOTES AND DEBENTURES. At the Closing, Buyer shall cause NewCo to convey, transfer, assign and deliver to Seller all of the Fixed Rate Notes and Floating Rate Notes that have been procured by NewCo pursuant to the Exchange Offer.

         Section 2.4 GUARANTEES. At the Closing, Buyer shall cause NewCo to deliver to Seller releases from the beneficiaries of the Guarantees related to the entirety of the Guarantees that have been released pursuant to the Exchange Offer. Such releases shall be in a form satisfactory to Seller, as notified in writing to Buyer prior to the Exchange Offer.

         Section 2.5 NEWCO STOCK. At the Closing, NewCo shall issue and deliver to Seller shares (or limited partnership interests, if applicable) of NewCo equal to 10% of the outstanding capital stock (or limited partnership interests, if applicable) on a fully diluted basis, subject to the Warrants, as defined below. At Seller's discretion, it may contribute a portion of the Shares to NewCo in exchange for such capital stock. In such case, Seller and Buyer shall cooperate to minimize adverse tax consequences to Seller associated with such contribution.

         Section 2.6 INTERCOMPANY DEBTS, MANAGEMENT FEES. Buyer acknowledges that, as of the date of this Agreement, the Companies and their subsidiaries have outstanding intercompany debts and management fees owed to Seller of U.S.$4,800,000. Beginning in the week in which this Agreement is executed, Buyer agrees that all Available Cash of the Companies and their subsidiaries shall be used to repay that indebtedness over a 14 week period in equal installments of U.S.$342,857. Calculation by Buyer of Available Cash shall be performed by Buyer reasonably and in good faith as of Thursday of each week and a report detailing such calculation shall be delivered to Seller. "Available Cash" shall equal the excess of cash balances and available borrowings over projected cash needs for the next 10 days. Projected cash needs means cash required to meet operating expenses and accounts payable on normal terms. If Available Cash is greater than U.S.$2,000,000 as of the date of any payment under this section, such payment shall equal U.S.$750,000.

                                   ARTICLE III
                              PRECLOSING COVENANTS

         Section 3.1 EXCHANGE OFFER. As soon as reasonably practicable following the execution of this Agreement, Buyer agrees to constitute NewCo and to cause NewCo to conduct an exchange offer (the "Exchange Offer"). Such obligation shall be conditioned on the delivery by Seller of a list of the Guarantees, including the total claim amount under each Guarantee that will be entitled to participate in the Exchange Offer. The terms and conditions of the Exchange Offer shall be as described in this Agreement. Neither Buyer nor NewCo shall modify the terms of the Exchange Offer without the prior written consent of Seller, which shall not be unreasonably held to the extent that terms or conditions of the Exchange Offer are not described herein, Seller shall have the right to prior approval of such terms and conditions not to be unreasonably withheld.

         Section 3.2 TERMS OF EXCHANGE OFFER. The Exchange Offer shall be conditioned on acceptance by the holders of at least 95% of the outstanding principal amount of the Fixed Rate Notes and 95% of the claims under the Guarantees, (as identified in writing by Seller prior to the Exchange Offer). Under the Exchange Offer, NewCo will offer to all of the holders of the Fixed Rate Notes and the Floating Rate Notes and to holders of the Guarantees identified in writing by Seller representing a maximum amount of U.S.$47,000,000 (the Fixed Rate Notes, the Floating Rate Notes and up to U.S.$47,000,000 of guaranteed indebtedness are referred to in this Agreement collectively as the "Seller Obligations") the opportunity to exchange Seller Obligations for the following consideration: (i) U.S.$19,000,000 in cash; (ii) U.S.$75,000,000 aggregate principal amount of senior notes of NewCo (the "NewCo Notes"); (iii) Series A Warrants for 10% of NewCo's equity exercisable when the Equity Value of NewCo exceeds U.S.$200,000,000 (the "Series A Warrants"); and (iv) Series B Warrants for 10% of NewCo's equity exercisable when the Equity Value of NewCo exceeds U.S.$350,000,000 (the "Series B Warrants" and, together with the Series A Warrants, the "Warrants"). The "Equity Value" of NewCo shall be determined annually within 120 days of the close of the fiscal year, based upon NewCo's audited consolidated financial statements for the year then ended, and shall equal six times the consolidated net earnings before interest, taxes, depreciation and amortization of NewCo, less indebtedness for borrowed money of NewCo determined in accordance with generally accepted accounting principles, as reflected on such consolidated financial statements. The Exchange Offer will be consummated and consideration exchanged thereunder on the Closing Date of this Agreement. The terms of the Warrants shall provide that they will be cancelled if the NewCo Notes are repaid prior to the fourth anniversary of the issue date of the NewCo Notes.

         Section 3.3 PARTICIPATION IN THE CASH PORTION OF THE EXCHANGE OFFER. Under the Exchange Offer, NewCo will offer to purchase for cash 100% of the amounts outstanding under the Fixed Rate Notes, the Floating Rate Notes, and up to U.S.$47,000,000 of Guarantees (as identified by Seller pursuant to Section 3.1) at a purchase price of 12.5% of the total claim amount. The total claim amount in the case of the Fixed Rate Notes and the Floating Rate Notes shall be the outstanding principal amount of such notes. No more than U.S.$152,000,000 of claims will be permitted to participate in the cash portion of the Exchange Offer. If more than U.S.$152,000,000 of claims elect to receive cash, only the first U.S.$152,000,000 to tender will be permitted to participate.

         Section 3.4 THE NEWCO NOTES AND THE WARRANTS. The NewCo Notes shall be repayable 6 years from issuance, shall bear interest at 10% per annum, with semi-annual payments of interest payable in cash or payment in kind, and may be repaid any time at par without penalty. The NewCo Notes shall be allocated among the holders of the Fixed Rate Notes, the Floating Rate Notes and the holders of up to U.S.$47,000,000 of Guarantees on a pro rata basis, after taking into account the total claims to be purchased under the cash portion of the Exchange Offer. The Series A Warrants and the Series B Warrants shall be issued to the holders of the NewCo Notes on a pro rata basis, based on their respective shares of the face amount of the NewCo Notes. If Computer Associates International, Inc. does not elect to participate in the Exchange Offer, then Seller shall have the right to receive the amount of cash, NewCo Notes and Warrants that Computer Associates International, Inc. would have received had it participated. If Computer Associates International, Inc. elects to participate in the Exchange Offer, it may not tender less than the full amount of the Variable Rate Notes.

         Section 3.5 EXCHANGE OFFER INDEMNIFICATION. From and after the Closing, Seller covenants and agrees to indemnify, defend and hold harmless Buyer and its shareholders, employees, officers, directors and agents (collectively, the "Exchange Offer Indemnified Parties") from and against all losses, damages, liabilities, deficiencies, obligations, costs and expenses, including reasonable legal fees and expenses (collectively, "Losses") to which any of the Exchange Offer Indemnified Parties may become subject under the Securities Exchange Act of 1934, as amended, or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the disclosure documents delivered to the participants in the Exchange Offer, provided that such misstatement or omission was based on or omitted from information provided by Seller in writing to Buyer for inclusion in the Exchange Offer disclosure documents. The defense of any action under this
Section 3.5 shall be conducted in accordance with the provisions of Section 6.3 hereof. Notwithstanding anything to the contrary in this Agreement, the cumulative indemnity obligations of Seller under this Section 3.5 shall not exceed the Cash Consideration.

         Section 3.6 DUE DILIGENCE. Buyer shall conduct a due diligence review of the Companies within 60 days following the execution of this Agreement, which must be completed within 10 Business Days, and which review shall be limited to tax matters, litigation and intercompany transactions only.

         Section 3.7 MANAGEMENT AGREEMENT. Simultaneously with this Agreement, Seller and Buyer have entered into a Management Agreement providing for the management of the Companies prior to the Closing. As an inducement to Seller to enter into this Agreement, Mark Keough hereby agrees to the immediate termination of his employment agreement with Seller (including the cancellation of all outstanding options issued to Keough by the Seller) and agrees to provide Seller with a release of all liabilities of Seller under such employment agreement and any outstanding option agreements (other than salary under the employment agreement accrued through the date hereof), such release to be in a form reasonably satisfactory to Seller.

         Section 3.8 SHAREHOLDERS AGREEMENT. Promptly following the execution of this Agreement, the Parties shall negotiate a form of agreement among the shareholders of NewCo to be signed at the Closing, which shall include, among other things, anti-dilution protections, preemptive rights, rights of first refusal, drag-along/tag-along rights, and a covenant by Seller not to sell its shares of NewCo to a competitor of NewCo. In addition, Buyer agrees that Seller shall be entitled to appoint at least one of the members of the board of directors of NewCo, or other body performing similar functions, and shall so agree in the agreement among shareholders.

         Section 3.9 ADVANCE FOR LEGAL EXPENSES. Seller shall immediately advance to Buyer 68,000 British Pounds to be used by Buyer to pay legal expenses incurred in connection with this Agreement, such amount to be refunded to Seller at the earlier of the termination of this Agreement or the Closing. Buyer, acting under the Management Agreement referred to in Section 3.7, may take up to U.S.$75,000 per month of additional advances for legal expenses related to this transaction from the Available Cash of the Companies, to the extent not needed to make payments to Seller pursuant to Section 2.6, such additional advances to be refunded to Seller on the Closing Date.

         Section 3.10 SERVICE AGREEMENT. As soon as reasonably practicable after the date hereof, Buyer and Seller shall enter into a Service Agreement, pursuant to which Seller, at its actual cost, will provide Buyer with telecommunications and financial and accounting information services and other similar services mutually agreed to by the Parties.

         Section 3.11 OWNERS OF BUYER. Within 10 days after the date of this Agreement, Buyer shall provide Seller for its approval (which shall not be unreasonably withheld) with the names of all of the potential beneficial owners of NewCo's capital stock.

         Section 3.12 CUSTOMER LISTS. Buyer agrees to make available to Seller, at all times up to the Closing Date and for a period of 30 days following the Closing Date, updated copies of all of the customer lists of the Companies and their subsidiaries.

         Section 3.13 OTHER INTERESTS. The following companies are the subjects of disputes between Seller and third parties regarding amounts to be paid by the Seller to the sellers of those companies: Merisel Russia, CHS Slovenia, Memory Set and Raphael Informatica. As to each of those companies for which NewCo is able to negotiate a complete release of the Seller by all of the parties to the dispute, in a form satisfactory to Seller, Seller agrees to assign to NewCo at the Closing all of its interest in such company; provided, however, that, in the case of Raphael Informatica, such assignment shall be subject to the receipt by the Seller of an additional U.S.$2,000,000 in immediately available funds, as well as a release from all of the parties to the Raphael Informatica dispute.

         Section 3.14 SOFTWARE LICENSES. To the extent permitted by the terms of agreements with the licensors of software currently used by the Companies, Seller will provide all reasonable cooperation with the Buyer to vest in the Companies the right to continue to use such software on the same terms and conditions.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement, Seller-hereby represents and warrants to Buyer as follows:

         Section 4.1 ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to conduct its business as it is now being conducted.

         Section 4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Other than the shareholder approval of a disposition of substantially all of the assets of the corporation, Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         Section 4.3 TITLE, EFFECT OF TRANSFER OF SHARES. Seller or a subsidiary of Seller has good and valid title to the Shares, and, to the knowledge of Seller, the Shares are free and clear of any Liens. On the Closing Date, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than those (i) arising from acts of Buyer or its affiliates or (ii) known to Buyer or its affiliates.

         Section 4.4 BROKERS AND FINDERS. Neither Seller, nor any of its affiliates or any of their respective officers, directors or employees have entered into any Contract, arrangement or understanding with any Person which will result in the obligation of Buyer to pay any finder's fees, brokerage or agents commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 4.5 MEETING OF THE SHAREHOLDERS OF SELLER. Seller will take all action necessary in accordance with the Florida Business Corporation Act ("FBCA") and Seller's Articles of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions described herein, to the extent such approval is required by the FBCA and the Articles of Incorporation and Bylaws of Seller.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         Section 5.1 ORGANIZATION AND AUTHORITY. Buyer is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to carry on its businesses as now being conducted.

         Section 5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         Section 5.3 INVESTMENT INTENT. Buyer or its advisors have such knowledge and experience in financial and business matters to be capable of evaluating the merits of the purchase of the Shares. Buyer is indirectly acquiring the Shares through NewCo for investment, for its own account, and not with a view to the distribution, transfer or resale thereof in violation of the Securities Act of 1933, as amended, or any applicable state securities law and Buyer does not have any contract, understanding, agreement or arrangement to dispose of the Shares.

         Section 5.4 ACCESS TO INFORMATION. Buyer has been furnished with or given access to all information that it has requested regarding Seller's current operations and business plans, in addition to the information contained herein. Buyer has received or been afforded the opportunity to review prior to the date hereof all written materials, if any, which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof, or which Buyer requested the opportunity to review.

         Section 5.5 NO KNOWLEDGE OF MISREPRESENTATIONS OR OMISSIONS. Buyer has no knowledge that any of the representations and warranties of Seller made in this Agreement are not true and correct and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

         Section 5.6 NO ADDITIONAL REPRESENTATIONS. Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies and other properties and assets of Seller which they and their representatives have desired or requested to see and/or review, and that they and their representatives have had a full opportunity to meet with the officers, employees and agents of Seller and to discuss the businesses and assets of the Companies. Buyer acknowledges that none of Seller, the Companies, their respective affiliates or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies furnished or made available to Buyer or its affiliates or representatives, except as set forth in this Agreement or the Schedules hereto, and none of Seller or its affiliates or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer or its affiliates or representatives, or their use of, any such information.

         Section 5.7 FINDERS AND BROKERS. Neither Buyer, nor any of its affiliates or any of their respective officers, directors or employees as such have entered into any Contract, arrangement or understanding with any Person which will result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.8 DEFINITION OF BUYER'S KNOWLEDGE. Any reference in this Agreement to "Buyer's knowledge" or any similar term relating to the knowledge of Buyer, shall mean the knowledge of Mark Keough and any of the officers or directors of Buyer.

                                   ARTICLE VI
                     INDEMNIFICATION AND SURVIVAL; COVENANTS

         Section 6.1 INDEMNIFICATION BY SELLER. From and after the Closing, Seller covenants and agrees to indemnify, defend and hold harmless Buyer, including Buyer's affiliates, directors, officers, employees, agents, successors and assigns (each, a "Buyer Indemnified Party") from and against all losses, damages, liabilities, deficiencies, obligations, costs and expenses (including reasonable legal fees and expenses) to the extent resulting from or arising out of (i) any breach of a representation or warranty of Seller contained in this Agreement or (ii) the nonperformance or breach of any covenant or agreement of Seller contained in this Agreement requiring performance after the Closing. Notwithstanding anything to the contrary contained herein, (A) Seller shall not have any liability under this section for any breach if Buyer had actual knowledge of such breach at the Closing Date; (B) Seller's total liability under this section shall in no event exceed the Cash Consideration; and (C) Seller shall not have any liability under this section to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Buyer.

         Buyer further acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this section. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 6.1).

         Section 6.2 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer covenants and agrees to indemnify, defend and hold harmless Seller, its affiliates and each of their respective officers, directors, employees, members, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, obligations, costs and expenses (including reasonable legal fees and expenses) to the extent resulting from or arising out of (i) any breach of a representation or warranty of Buyer contained in this Agreement, or
(ii) any nonperformance or breach of any covenant or agreement of Buyer contained in this Agreement requiring performance after the Closing. Notwithstanding anything to the contrary contained herein, (A) Buyer shall not have any liability under this section for any breach if Seller had actual knowledge of such breach at the Closing Date; and (B) Buyer shall not have any liability under this section to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Seller or any of its affiliates.

         Seller further acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this section. In furtherance of the foregoing, Seller hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its affiliates may have against Buyer and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this section).

         Section 6.3 DEFENSE OF ACTION. Any Person seeking indemnification under the preceding sections hereof and Section 3.5 hereof will give the party from whom such indemnification is sought prompt notice of any third-party claim, investigation, action, suit or proceeding with respect to which such indemnification is sought. In the case of any such third-party claim, such Person (the "Indemnified Party") shall be entitled, at the sole expense and liability of the party from whom indemnification is sought (the "Indemnifying Party"), to exercise full control of the defense, compromise or settlement of any third-party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of such notice by the Indemnified Party shall: (a) deliver a written confirmation to such Indemnified Party that the indemnification provisions of this Agreement are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of this Agreement, (b) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (c) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall (i) have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (y) which does not include as an unconditional term thereof the giving by the claimant, Person conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

         Section 6.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Buyer or Seller in or pursuant to this Agreement shall survive for a period of 18 months from the Closing Date. All covenants and agreements of Buyer and Seller contained in or made pursuant to this Agreement shall survive the Closing indefinitely and without limitation (except as may otherwise be expressly provided for by their terms). Any representation, warranty, covenant or agreement which is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable above-stated periods shall survive with respect to such claim or dispute until the final resolution thereof.

         Section 6.5 EXPENSES. Except as set forth in Section 3.9 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

         Section 6.6 FURTHER ASSURANCES. From time to time after the Closing Date, without further consideration, each of the Parties will, at its own expense, execute and deliver or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery as any other Party may reasonably request to effect the purposes of this Agreement.

         Section 6.7 PUBLIC ANNOUNCEMENTS. Seller and Buyer agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing Date or the waiver in writing of such conditions by Seller at or before the Closing Date.

         Section 7.1 SHAREHOLDER APPROVAL. Seller shall have received the approval of its shareholders of this Agreement and the transactions described herein.

         Section 7.2 EXCHANGE OFFER. Buyer shall have successfully completed the Exchange Offer in accordance with terms set forth in this Agreement.

         Section 7.3 FAIRNESS OPINION. Prior to submitting this Agreement and the transactions described herein to the shareholders of Seller for approval, Seller shall have received an opinion from an investment banking firm of its choice that this Agreement and the transactions described herein are fair to the shareholders of Seller from a financial point of view.

         Section 7.4 REGULATORY APPROVALS. Seller shall have received all applicable approvals of Governmental Authorities required for the consummation of this transaction, including review of the transaction by U.S. or European competition authorities.

         Section 7.5 THIRD PARTY CONSENTS. All material approvals and consents of third parties including approvals of Governmental Authorities required for the consummation of this transaction shall have been obtained, including, without limitation, consents under the Indenture and the Computer Associates Debenture Agreement, and consents required to be received from the vendors and lenders of Seller and the Companies.

         Section 7.6 KEOUGH EMPLOYMENT AGREEMENT. Keough's employment agreement with Seller shall have been terminated with no liability to Seller, and Keough shall have provided Seller with a release from any obligation thereunder.

         Section 7.7 SHAREHOLDERS AGREEMENT. The Parties shall have entered into a shareholders agreement, as described in Section 3.8.

         Section 7.8 INTERCOMPANY DEBTS, MANAGEMENT FEES. The U.S.$4,800,000 of payments described in Section 2.6 shall have been made.

         Section 7.9 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement are true in all material respects when made and at and as of the Closing Date as if made at and as of such time.

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing or the waiver in writing of such conditions by Buyer at or before the Closing.

         Section 8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement are true in all material respects when made and at and as of the Closing Date as if made at and as of such time.

         Section 8.2 EXCHANGE OFFER. Buyer shall have completed the Exchange Offer in accordance with terms set forth in this Agreement.

                                   ARTICLE IX
                                   TERMINATION

         Section 9.1 FIDUCIARY DUTY TERMINATION. Notwithstanding any provision contained herein to the contrary, from the date of this Agreement through the Closing, Seller shall remain free to participate in any discussions or negotiations with, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any unsolicited proposal by any person or entity to do or seek a transaction involving the capital stock or assets of Seller, if (a) counsel to the Board of Directors of Seller advises the Board of Directors that the failure to participate in such discussions or negotiations or provide any information could involve the members of the Board of Directors in a breach of their fiduciary duties to the stockholders of Seller, or (b) the Board of Directors determines at its discretion, after consultation with its financial advisors, that any such proposal is more favorable to the stockholders of Seller from a financial point of view than the transactions contemplated in this Agreement.

         Section 9.2 DUE DILIGENCE TERMINATION. In the event that Buyer's due diligence review of the Companies described in Section 3.6 hereof reveals a Material Adverse Effect to the Companies as to which Buyer and its owners, directors and Affiliates had no actual knowledge, Buyer may terminate this Agreement, which right to terminate shall expire five (5) Business Days after the timely completion of such review under Section 3.6. This termination right shall only apply if the Material Adverse Effect relates to the subject of the due diligence defined in Section 3.6.

         Section 9.3 OTHER TERMINATION RIGHTS. This Agreement may be terminated at any time prior to the Closing Date:

                  (i) by mutual written agreement of the Parties;

                  (ii) by either Party in the event of a material breach by the other Party of the representations and warranties or any covenant under this Agreement which is not cured within thirty
                  (30) days after written notice of such breach;

                  (iii) by any Party on written notice to the other, if a Governmental Authority (including any court) issues an order that disapproves the exchange of the stock of the Companies with NewCo;

                  (iv) by any Party if the Closing has not taken place on or before June 30, 2000; or

                  (v) by any Party on written notice to the other party, if there is in effect any stay or injunction prohibiting the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE X
                                   BANKRUPTCY

         Section 10.1 BANKRUPTCY PETITIONS. If (a) Buyer and Seller determine the Exchange Offer has failed, (b) Seller fails to obtain timely shareholder approval of this Agreement or (c) a petition under Title 11, U.S.C. ("Bankruptcy Code") is filed by or against Seller, or the United States subsidiaries of Seller that directly own any of the Companies (the "Subsidiaries"), then Seller shall file a voluntary petition under Chapter 11 of the Bankruptcy Code and cause the Subsidiaries to file a voluntary petition under Chapter 11 of the Bankruptcy Code. If involuntary Chapter 7 petitions have been filed against Seller or Subsidiaries, then Seller shall cause the debtor in these cases to convert the cases to Chapter 11.

         Section 10.2 REORGANIZATION PLAN TREATMENT OF CREDITORS. Seller shall file a reorganization plan and cause the Subsidiaries to file reorganization plans (collectively, the "Reorganization Plans") that provide for classification and treatment of creditors' claims consistent with the terms of this Agreement.

         Section 10.3 REORGANIZATION PLAN FUNDING. The Reorganization Plans shall be funded on the effective date of the plans, by NewCo transferring to Seller the NewCo stock described in Section 2.5 hereof and the consideration described in Articles II and III hereof and in exchange, Seller and the Subsidiaries shall transfer their interest in the Companies to NewCo.

         Section 10.4 SUBSTANTIVE CONSOLIDATION. Seller reserves the right to seek an order from the Bankruptcy Court substantively consolidating the estates of Seller and the Subsidiaries.

         Section 10.5 CREDITOR SOLICITATION. Seller agrees to prepare the Reorganization Plans immediately after execution of this Agreement and begin solicitation of creditor acceptances consistent with 11 U.S.C. /section/ 1126(b) and Bankruptcy Rule 3018(b).

         Section 10.6 SECURITIES LAWS. Seller reserves the right to provide in the Reorganization Plans for the modification of the transactions described in this Agreement if it is necessary to do so to obtain the "safe harbor" protection of 11 U.S.C. /sections/l125(e) and 1145.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or telecopier, as follows:

                           (a)      if to Seller:

                           CHS Electronics, Inc.

                           2000 N.W. 84TH Avenue
                           Miami, Florida 33122
                           Attention: Chief Executive Officer

                           (b)      if to Buyer:

                           Journey Holdings, Ltd.
                           c/o Mark Keough
                           CHS Electronics, Inc.
                           2000 N.W. 84th Avenue
                           Miami, Florida  33122

or to such other Person or address as any Party shall specify by notice in writing to each of the other Parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given and received on the date of delivery (or the date delivery is refused by the addressee upon presentation) or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

         Section 11.2 ACCESS TO BOOKS, RECORDS, ETC. From the date hereof until the earlier to occur of (i) the termination of this Agreement in accordance with its terms and (ii) five years from the Closing Date, Buyer shall, at the sole cost and expense of the Companies, provide, and cause its agents (including counsel and accountants) to provide, to the officers and agents of Seller (including without limitation Seller's auditors) and any requesting Governmental Authority full and complete access to and the right to inspect and copy all or any portion of books and records of each Company for all periods prior and through the Closing Date, and shall, at the sole cost and expense of the Companies, furnish and cause to be furnished to Buyer all material information concerning each of the Companies and the business of each of the Companies and such additional financial, operating and other data and information regarding each of the Companies and the business of each of the Companies (in accordance with generally accepted accounting principles in the United States when requested) as Seller may from time to time reasonably request, without regard to where such information may be located, in each case for all periods prior and through and including the Closing Date, in order that Seller may incorporate such information in management and financial reports, including without limitation audited reports and reports made available to the public or filed with any governmental agency and in order that Seller may comply with the requests of any governmental authority. In addition, each party shall cooperate with, and shall permit and use its best efforts to cause its respective former and present directors, officers and employees to cooperate with, the other party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement and pertaining to periods prior to the Closing Date.

         Section 11.3 CERTAIN TAXES. Buyer shall pay all documentary, sales, use, stamp, registration, value added, business, goods and services, transfer, recording, conveyancing, transmittal, and other such taxes and fees (including any penalties, interest and additions to tax with respect thereto) incurred in connection with this Agreement, and Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and if required by applicable law, each seller of Shares shall, and shall cause its Affiliates to, join in the execution of any such tax returns and other documentation.

         Section 11.4 ALLOCATION OF THE PURCHASE PRICE; REDUCTION IN PRINCIPAL AMOUNT. The consideration received by Seller pursuant to this Agreement for the Shares (the "Purchase Price") shall be allocated among the Shares as set forth on the Purchase Price Allocation Schedule. Seller shall deliver the Purchase Price Allocation Schedule to Buyer not less than 30 days prior to the Closing Date. It is understood that the Purchase Price on such schedule shall include an amount of the Fixed Rate Notes and Floating Rate Notes equal to the fair market value of the Shares, as reasonably determined by Seller. If requested by Seller, on or before the Closing Date, Buyer shall agree to reduce the principal amount of the Fixed Rate Notes and Floating Rate Notes that have been procured by NewCo pursuant to the Exchange Offer to an amount equal to the fair market value of Shares referenced in the preceding sentence. The allocation of the Purchase Price among the Shares shall be used by the Parties in preparing all tax returns of Buyer and Seller. The Parties agree that all allocations made pursuant to this Section 11.4 are binding upon them and upon each of their successors and assigns, and that they will report the transaction herein in accordance with such allocations.

         Section 11.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         Section 11.6 BINDING EFFECT, BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.7 AMENDMENT AND MODIFICATION. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Subject to the foregoing and to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

         Section 11.8 FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations and except as otherwise provided herein, it will use its diligent efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do. all things reasonably necessary to consummate the transactions contemplated hereby and to otherwise cooperate with each other to facilitate a tax efficient transaction.

         Section 11.9 JOINT PARTICIPATION IN DRAFTING THIS AGREEMENT. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel's advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

         Section 11.10 CONSTRUCTION. The Article and Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         Section 11.11 COUNTERPARTS. This Agreement maybe executed in counterparts, each of which shall be deemed to be an original, and all of which, together shall be deemed to be one and the same instrument.

         Section 11.12 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws rules thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                    CHS ELECTRONICS, INC.

                                                    By: ________________________

                                                    JOURNEY HOLDINGS, LTD.

                                                    By: ________________________

By signing below, MARK KEOUGH joins in this Agreement in his individual capacity solely for the purposes of Section 3.7.

__________________________
MARK KEOUGH

                                   SCHEDULE 1

1.       FULLY OWNED SUBSIDIARIES

W.  EUROPE
CHS Benelux                                            CHS Portugal (Next)
CHS Denmark (Denmark Subs)                             CHS Romak
CHS Finland                                            Santech-Norway
CHS France                                             Santech-Sweden
Metrologie France                                      CHS Sweden
Metrologie Spain                                       Metrologie Gmbh
                                                       Metrologie OH
E.  EUROPE
Access & Agora Czechia                                 CHS Estonia
CHS Baltic (Lithuania & Riga)                          CHS Russia
CHS Bulgaria                                           CHS Trading
CHS Croatia                                            TH Systems Czechia
CHS & DNS Czechia (Czech Subs)

KARMA
Karma Austria                                          Karma Portugal
Karma Belgium                                          Karma ROW
Karma Benelux                                          Karma Russia
Karma Czech                                            Karma Singapore
Karma Dubai                                            Karma Slovakia
Karma Finland                                          Karma Spain
Karma France                                           Karma Switzerland
Karma Germany                                          Karma Turkey
Karma Greece                                           Karma Viewpoint
Karma Hong Kong                                        KIAG
Karma Italy                                            Karma Udas
Karma Norway                                           Karma International S.A.
Karma Poland

2.       MINORITY INTERESTS AND OPTIONS

ABC & DNS Poland (40% plus option)                     Arena (20% plus option)
CHS Hungary/Kventa (49% plus option)                   Armada (20% plus option)

                                     ANNEX B

                         FAIRNESS OPINION OF CAPITALINK

                                                           As of January 6, 2000

Board of Directors
CHS Electronics, Inc.
2000 Northwest 84th Avenue
Miami, Florida  33122

Members of the Board:

We understand that there is an Exchange Agreement, dated as of December 14, 1999 (the "Exchange Agreement"), between Journey Holdings, Ltd. ("Journey") and CHS Electronics, Inc. ("CHS" or the "Company"), whereby CHS will transfer substantially all of its European subsidiaries ( for purposes of this opinion, companies in Schedule I of the Exchange Agreement are referred to collectively as "EuroCos") to a to-be-formed subsidiary of Journey ("NewCo") in exchange for the consideration set forth below:

         (i) $11 million in cash to the Company, or in the alternative, release of existing indebtedness in the amount of $11 million;

         (ii) Forgiveness of $200 million aggregate principal amount 9 7/8% Senior Notes due 2005 (the "Fixed Rate Notes");

         (iii) Forgiveness of floating rate convertible debentures due May 31, 2003 (the "Floating Rate Notes"), which, as of the date hereof, are $40.5 million principal amount;

         (iv) Release of claims in the aggregate of $47 million that have been made against the Company by creditors based upon purported corporate guarantees (the "Guarantees"); and

         (v) The issuance by NewCo of shares equal to 10% of its outstanding capital stock, on a fully diluted basis.

The transaction described above is referred to as the "Proposed Transaction," and items (i) through (v) are referred to, collectively, as the "Purchase Consideration."

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the Purchase Consideration. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction.

In arriving at our opinion, we, among other things: (i) reviewed the Exchange Agreement; (ii) reviewed the Management Agreement dated as of December 14, 1999, between Journey and CHS; (iii) reviewed publicly available financial information and other data with respect to CHS, including the Form 10-K for the fiscal year ended December 31, 1998, the Form 10-Q for the quarterly period ended September 30, 1999, the Current Reports on Form 8-K, dated October 19, 1999, June 17, 1999, and March 29, 1999, and certain other relevant financial and operating data relating to CHS made available from published sources and from the internal records of CHS; (iv) considered the historical financial results and present financial condition of CHS and EuroCos with those of other companies that we deemed relevant; (v) reviewed and analyzed the financial terms of certain transactions that we deemed comparable to the Proposed Transaction; (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of CHS; (vii) reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, companies that we believed to be comparable to EuroCos;
(viii) reviewed and discussed with representatives of the managements of CHS and EuroCos certain financial and operating information furnished to us; (ix) inquired about and discussed the Proposed Transaction with CHS management; and
(x) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of CHS' and EuroCos' management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. In arriving at our opinion, we did not make a physical inspection of the properties and facilities of EuroCos and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of EuroCos. We assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we assumed that the Proposed Transaction will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions under which the Proposed Transaction is governed. Our opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 6, 2000. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

We have also assumed, with your consent, that the Proposed Transaction will be consummated in accordance with the terms described in the Exchange Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations thereunder.

In connection with our services, we have previously received a retainer and will receive the balance of our fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote, if required to, with respect to the Proposed Transaction.

Our opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in any proxy statement relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission and distributes to holders of the Company's common stock in connection with the Proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Consideration is fair, from a financial point of view, to the shareholders of CHS.

Very truly yours,

CAPITALINK, L.C.

                                     ANNEX C

                              MANAGEMENT AGREEMENT

         This MANAGEMENT AGREEMENT (this "Agreement"), dated as of this 14th day of December 1999, is between CHS Electronics, Inc., a Florida corporation having its offices at 2000 N.W. 84th Avenue, Miami, Florida 33122 ("CHS") and Journey Holdings, Ltd., a Gibraltar company ("Journey").

                                    RECITALS

         A. CHS desires to retain Journey to perform supervisory and managerial services relating to all aspects of the business and affairs of the European operating subsidiaries of CHS set forth on Schedule 1 attached hereto and incorporated herein (the "European Subsidiaries").

         B. Journey is willing to be retained to provide such supervisory and managerial services in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and consideration herein described, the parties hereto agree as follows:

         1.       RETENTION OF JOURNEY.

         CHS hereby retains Journey on the terms and conditions set forth herein, to render and perform all of the services described herein, and Journey hereby agrees to render and perform all of such services. Journey shall retain the services of Mark Keough, on a full-time basis, to manage the business affairs of Journey.

         2.       SUPERVISORY AND MANAGERIAL SERVICES.

                  (a) Subject to the terms hereof, Journey shall exercise complete and exclusive management and control of the affairs and business of the European Subsidiaries and shall possess all powers necessary, convenient or appropriate thereto. Without limitation of any power that may be conferred upon it hereunder, Journey shall have the power to:

                           (i) make and enter into such contracts as Journey deems reasonably necessary for the efficient conduct and operation of the business of the European Subsidiaries;

                           (ii) appoint and remove the managing directors, directors and principal executive officers of each of the European Subsidiaries and make such other decisions with respect to employees and senior management of each of the European Subsidiaries as Journey may deem appropriate or advisable; provided that to the extent practicable, managing directors, directors and persons holding comparable positions in the European Subsidiaries shall be personnel of a European corporate trust company(s) selected by the parties which personnel are bound to perform their duties in accordance with the terms of this Management Agreement, and provided further that CHS shall consent to the chief financial officer of the European Subsidiaries, which consent will not be unreasonably withheld (Mr. Ross Mullins shall be deemed acceptable to CHS);

                           (iii) manage all receipts and monies arising from the operations of each of the European Subsidiaries and make disbursements on account of each of the European Subsidiaries in such amounts and at such times as required;

                           (iv) execute on behalf of each of the European Subsidiaries any documents or instruments of any kind that Journey may deem appropriate or advisable in connection with the business of each of the European Subsidiaries;

                           (v) prepare, execute and file all tax returns and pay any taxes on behalf of the European Subsidiaries;

                           (vi) engage such independent attorneys, investment bankers, accountants (which accountants shall be reasonably acceptable to CHS), appraisers or such other experts and advisers for the account of each of the European Subsidiaries as Journey may deem necessary or advisable;

                           (vii) commence or defend litigation that pertains to any of the European Subsidiaries or any assets of the European Subsidiaries, and assist in the settlement of any pending or threatened litigation, by or against the European Subsidiaries, through compromise, arbitration or otherwise; and

                           (viii) to engage in all other activities as may be necessary or advisable to provide management services to the European Subsidiaries.

         3.       SIGNIFICANT DECISIONS.

         Notwithstanding any provision hereof to the contrary, Journey shall not be permitted to undertake any of the following activities on behalf of any of the European Subsidiaries without the express prior consent of CHS:

                  (a) enter into any new business, partnership or other venture;

                  (b) approve any consolidation, merger or amalgamation with, or the acquisition of any interest in, any third party or its assets, other than acquisitions of goods and services in the ordinary course of business;

                  (c) issue (whether by way of dividends, distribution or otherwise), sell or grant to any third party, commit or otherwise undertake to issue, sell or grant to any third party (i) any shares, interests, derivatives, participations or other equivalents (however designated) of capital stock of any of the European Subsidiaries and any warrants, options or other rights to purchase any of the foregoing ("Equity Interest") or (ii) any securities convertible into or exchangeable for or carrying any rights to acquire any Equity Interest;

                  (d) enter into any purchase or sale agreement relating to any property, real or personal, that requires payments to or from any European Subsidiary or permit any European Subsidiary to issue any contractual commitment of more than four (4) months in duration;

                  (e) except in the ordinary course of business, (i) cancel or compromise any debts owed to, or claims held by, any of the European Subsidiaries, (ii) make any capital expenditure, or (iii) waive or release any rights of any European Subsidiary;

                  (f) initiate any proceedings with respect to the filing of a petition of bankruptcy under applicable bankruptcy laws relating to any European Subsidiary, unless required by applicable law and so long as at least 10 days prior written notice of such action is provided by Journey to CHS;

                  (g) admit any judgment against any European Subsidiary;

                  (h) make any substantive modification of this Agreement; or

                  (i) agree or otherwise commit to do any of the foregoing.

         4.       COMPENSATION.

         From and after the date hereof, there shall be payable by CHS to Journey as cash compensation for services rendered hereunder a fee in an amount equal to U.S.$100.00 per annum. Journey shall be responsible to cover all of its expenses associated with providing the management services hereunder to CHS.

         5.       TERM.

                  (a) The Term of this Agreement shall commence as of the date hereof and shall expire on June 30, 2000 (the "Term"), unless terminated pursuant to the terms hereof or extended or renewed by mutual agreement of the parties hereto.

                  (b) CHS may terminate this Agreement upon 30 days prior written notice to Journey upon any change in the control of CHS. For purposes of this Section 5(b), a change in control of CHS shall be deemed to have occurred if securities of CHS representing more than 50% of CHS's securities having the right to vote on the election of directors is acquired by any third party or group (as defined in Section 13(d)(3) of the

         Securities Exchange Act of 1934) who do not presently own in excess of 5% of CHS's outstanding voting securities.

                  (c) If an involuntary or voluntary case or proceeding is commenced against or by CHS under the United States Bankruptcy Reform Act of 1978, as amended, or any similar federal or state statute, either CHS or Journey may terminate this Agreement upon 30 days prior written notice.

                  (d) CHS shall have the right immediately to terminate this Agreement in the event of (i) the negligence or willful misconduct of Journey relating to its performance of services hereunder, (ii) the conviction of Journey of any material criminal offense involving dishonesty or moral depravity, and (iii) any material breach by Journey of any agreement or covenant set forth in this Agreement or any material breach by Journey of that certain Exchange Agreement, dated as of the date hereof, among CHS and Journey if such breach has not been cured for a period of 30 days following Journey's receipt of written notice thereof from CHS.

                  (e) This Agreement shall automatically terminate on the "Closing Date," as such term is defined in that certain Exchange Agreement, dated as of the date hereof, among CHS and Journey.

                  (f) If this Agreement is terminated pursuant to this Section 5, Journey shall promptly return to CHS all files, information and materials belonging to the European Subsidiaries in its possession and control and take such other actions as may be reasonably requested by CHS to vest control of the European Subsidiaries in CHS; provided, however, that a1l such files, information and materials shall be made available to CHS for inspection and photocopying during normal business hours; and provided further that at CHS's sole cost and expense, Journey will make available to CHS Journey's employees, at cost, to facilitate an orderly transfer of such files, information and materials and to take such other actions as may be reasonably requested.

         6.       NO JOINT VENTURE OR PARTNERSHIP.

         Nothing expressed or implied in this Agreement is intended or shall be construed (i) to create or establish a joint venture or a partnership between the parties hereto or (ii) to give rise to a fiduciary, trustee or similar obligation to CHS on the part of Journey.

         7.       CONFIDENTIAL INFORMATION.

                  (a) Journey acknowledges that during the term of this Agreement, it will be furnished with or have access to proprietary or confidential information regarding the European Subsidiaries, including without limitation, intellectual property, financial plans or projections and other confidential and proprietary technical, financial or business information (collectively, "Confidential Information"). Journey acknowledges that all

         Confidential Information, whether in oral, written, encoded, graphic or other tangible or intangible form, is subject to the terms of this Agreement.

                  (b) Notwithstanding the foregoing, the following shall not be considered Confidential Information subject to this Agreement:

                           (i) information that is or becomes generally available to and known by the public other than as a result of an authorized disclosure by Journey or any of its affiliates; or

                           (ii) information which is received by a party hereto on a non-confidential basis from a third person who is not under any obligation to maintain the confidentiality thereof.

                  (c) For as long as this Agreement is in effect and for a period of eighteen (18) months thereafter, Journey agrees to hold all Confidential Information in confidence and protected from disclosure with a reasonable degree of care and in any event with at least the same degree of care by which Journey protects its own proprietary or confidential information, provided however that Journey may disclose Confidential Information relating to the European Subsidiaries to prospective financial partners and other sources of financing provided each such party first executes and delivers to CHS and Journey a confidentiality agreement in form and substance reasonably satisfactory to CHS and Journey.

         8.       NO WAIVER.

         No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         9.       CAPTIONS.

         The captions or headings in this Agreement are for convenience and reference only, and in no way define, describe, extend, or limit the scope or intent of this Agreement.

         10.      SEVERABILITY.

         If any term or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         11.      NOTICES.

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of (a) receipt, if made by personal service, (b) two days after delivery, if made by reputable overnight international courier service, (c) upon the delivering party's receipt of written confirmation of a transmission made by cable, by telecopy, by telegram or by telex, or (d) three days after being mailed by registered or certified international or air mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section
12):

                           (a)   if to CHS:       CHS Electronics, Inc.
                                                  2000 N.W. 84th Avenue
                                                  Miami, Florida  33122
                                                  Attn: Chief Executive Officer

                           (b)   if to Journey:   Journey Holdings Ltd.
                                                  c/o CHS Electronics, Inc.
                                                  2000 N.W. 84th Avenue
                                                  Miami, Florida  33122
                                                  Attn:  Mr. Mark Keough

         12.      GOVERNING LAW AND VENUE.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its principles regarding conflicts of law).

         13.      CHOICE OF FORUM.

         All actions and proceedings initiated by either party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in the United States District Court for the Southern District of Florida or, if such court cannot or will not exercise jurisdiction, in the Florida State Circuit Court sitting in Miami-Dade County, Florida. Each of the parties hereto expressly submits to the exclusive jurisdiction of the above-referenced courts.

         14.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         15.      ATTORNEYS' FEES.

         If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or other misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

         16.      ASSIGNMENT.

         Neither party hereto may assign, pledge, encumber or hypothecate its interest in this Agreement without the express prior written consent of the other party.

         17.      SUCCESSORS AND ASSIGNS.

         All of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of CHS and Journey to the same extent as if each such permitted successor and assign were in each case named as a party to this Agreement.

         18.      MODIFICATION AND AMENDMENT.

         This Agreement may not be changed, modified, discharged or amended except by an instrument signed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                               CHS ELECTRONICS, INC.

                                               By: ___________________________

                                               JOURNEY HOLDINGS, LTD.

                                               By: ___________________________

                                   SCHEDULE 1

W.  EUROPE
CHS Benelux                                           CHS Portugal (Next)
CHS Denmark (Denmark Subs)                            CHS Romak
CHS Finland                                           Santech-Norway
CHS France                                            Santech-Sweden
Metrologie France                                     CHS Sweden
Metrologie Spain                                      Metrologie Gmbh
                                                      Metrologie OH
E.  EUROPE
Access & Agora Czechia                                CHS Estonia
CHS Baltic (Lithuania & Riga)                         CHS Russia
CHS Bulgaria                                          CHS Trading
CHS Croatia                                           TH Systems Czechia
CHS & DNS Czechia (Czech Subs)

KARMA
Karma Austria                                         Karma Portugal
Karma Belgium                                         Karma ROW
Karma Benelux                                         Karma Russia
Karma Czech                                           Karma Singapore
Karma Dubai                                           Karma Slovakia
Karma Finland                                         Karma Spain
Karma France                                          Karma Switzerland
Karma Germany                                         Karma Turkey
Karma Greece                                          Karma Viewpoint
Karma Hong Kong                                       KIAG
Karma Italy                                           Karma Udas
Karma Norway                                          Karma International S.A.
Karma Poland

Merisel Russia
CHS Slovenia
Memory Set
Raphael Informatica

                               FORM OF PROXY CARD

                                   [CHS LOGO]

                         SPECIAL MEETING OF SHAREHOLDERS
                                 MARCH 22, 2000

         THIS PROXY CARD MUST BE RECEIVED PRIOR TO 10:00 A.M. (LOCAL TIME) ON MARCH 22, 2000.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CHS ELECTRONICS, INC., A FLORIDA CORPORATION, FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 22, 2000 AT 10:00 A.M. (LOCAL TIME).

         The undersigned, being a holder of shares of common stock, par value $.001 per share (the "Common Stock"), of CHS Electronics, Inc. ("CHS"), hereby appoints Claudio Osorio and Burton Emmer, or if only one is present, then that individual, and each such person with full power of substitution and resubstitution, as his, her or its proxy at the Special Meeting to be held on March __, 2000 (and any adjournment or postponement thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The Special Meeting has been convened to consider a proposal to approve the Exchange Agreement, dated as of December 14, 1999, between Journey Holdings, Ltd. ("Journey") and CHS, and the transactions contemplated thereby, which, among other matters, provides for the transfer by CHS of substantially all of its European subsidiaries to Journey in exchange for cash, stock and forgiveness of debt. In his/her discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any previously dated forms of proxy with respect to the Special Meeting.

         THE CHS BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL. IF THIS CARD IS RETURNED SIGNED BUT NOT MARKED WITH ANY INDICATION AS TO HOW TO VOTE, THE UNDERSIGNED WILL BE DEEMED TO HAVE DIRECTED THE PROXY TO VOTE FOR THE PROPOSAL.

         PLEASE INDICATE ON THE REVERSE OF THIS CARD HOW YOUR SHARES ARE TO BE VOTED. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                      PLEASE SIGN AND DATE ON REVERSE SIDE.

                             *FOLD AND DETACH HERE*

                                                  Please mark your votes as
                                                  indicated in this example. [X]

                                    PROPOSALS

         THE BOARD OF DIRECTORS OF CHS ELECTRONICS, INC. UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING PROPOSALS OF CHS ELECTRONICS, INC.:

1.  To approve the Exchange Agreement, dated as of          FOR AGAINST ABSTAIN
     December 14,1999, by and between Journey               [ ]   [ ]     [ ]
     and CHS and the transactions contemplated thereby, which, among other matters, provides for the transfer by CHS of substantially all of its European subsidiaries to a subsidiary of Journey in exchange for cash, stock and forgiveness of debt.


Signature(s)(and Title(s), if any)_________________    Date: _____________, 2000

         Please sign your name above exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized director or other officer, indicating title, or execute under the corporation's common seal. In the case of joint holders, any one may sign but the first-named in the share register may exclude the voting rights of the other joint holder(s) by voting in person or by proxy.

                             *FOLD AND DETACH HERE*